Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217074

Dear Fellow Shareholder:

On January 30, 2017, the board of directors of Premier Bancshares, Inc. (“Premier Bancshares”) unanimously approved a merger agreement between Premier Bancshares and First Guaranty Bancshares, Inc. (“First Guaranty”). Premier Bancshares is holding a special meeting of its shareholders to vote on the proposal necessary to complete the merger between Premier Bancshares and First Guaranty. If the merger agreement is approved and the merger is subsequently completed, Premier Bancshares will merge with and into First Guaranty. Premier Bancshares’s separate corporate existence will cease and First Guaranty will continue as the surviving corporation.

If the merger is completed, shareholders of Premier Bancshares will receive aggregate merger consideration equal to $20.637 million. Under the terms of the merger agreement, each outstanding share of Premier Bancshares common stock (other than shares owned by First Guaranty or Premier Bancshares, or by shareholders that have asserted and not withdrawn dissenter's rights in accordance with the Texas Business Organizations Code) will be converted into the right to receive (i) an amount in cash equal to $20.637 million, divided by the total number of shares of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing date, multiplied by 50%; and (ii) that number of shares of First Guaranty common stock equal to the exchange ratio. The exchange ratio is obtained by dividing (i) $20.637 million divided by the total number of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing, multiplied by 50%, by (ii) the average closing price. The average closing price means the average of the closing prices of First Guaranty common stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. Ultimately, Premier Bancshares shareholders will receive 50% First Guaranty common stock and 50% cash. For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

First Guaranty's common stock is traded on The NASDAQ Global Market under the symbol “FGBI.” On January 30, 2017, the last trading day prior to the announcement of the merger agreement by the board of directors, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.44. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.44 and the number of shares outstanding for Premier Bancshares is 3,344,980, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.132 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). On April 11, 2017, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.75. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.75, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.130 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). We urge you to obtain current stock price quotations for First Guaranty common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various First Guaranty average closing prices (with the aggregate merger consideration of $20.637 million) can be found on page 40 of this Proxy Statement/Prospectus in the section entitled “Proposal 1—Description of the Merger—Consideration to be Received in the Merger—Merger Consideration Example.” While the aggregate merger consideration of $20.637 million is known, the cash and stock per share merger consideration will not be known until after shareholders of Premier Bancshares have voted on the merger and the board of directors of Premier Bancshares does not intend to resolicit shareholders at any point.

As of April 11, 2017, the number of shares of First Guaranty common stock estimated to be issuable upon completion of the merger is 434,465. As a result of the merger, Premier Bancshares shareholders will become shareholders of First Guaranty. Following the completion of the merger, former Premier Bancshares shareholders will hold approximately 5.4% of First Guaranty’s common stock.

Premier Bancshares shareholders will vote to approve the merger agreement and on the other matters described herein at a special meeting of shareholders to be held at the Synergy Bank Building located at 8951 Synergy Drive, McKinney, Texas 75070, at 11:30 a.m., central time, on Wednesday, May 10, 2017.

Your board of directors has unanimously determined that the merger agreement and the merger are in the best interests of Premier Bancshares and its shareholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement. The merger cannot be completed unless holders of at least two-thirds of the issued and outstanding shares of common stock of Premier Bancshares vote to approve the merger agreement. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement and “FOR” the approval of an adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement, but it will have no effect on the proposal to approve an adjournment of the special meeting.

The accompanying document is being delivered to Premier Bancshares shareholders as First Guaranty’s prospectus for its offering of First Guaranty common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from Premier Bancshares shareholders to vote for the approval of the merger agreement and the merger.

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. It also contains or references information about First Guaranty and Premier Bancshares and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 12 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in this Proxy Statement/Prospectus. Your vote is important and I urge you to cast it promptly.

Sincerely,

J. Douglas Sanders
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy Statement/Prospectus dated April 17, 2017
and first mailed to shareholders on or about April 18, 2017

REFERENCES TO AVAILABLE INFORMATION

This Proxy Statement/Prospectus incorporates important business and financial information about First Guaranty Bancshares, Inc. from documents filed with the U.S. Securities and Exchange Commission, which we refer to in this document as the “SEC,” that have not been included in or delivered with this document. You may read and copy these documents at the SEC’s public reference room located at 100 F Street, NE, Washington, DC 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, NE, Washington, DC 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 66.

You also may request orally or in writing copies of these documents at no cost by contacting First Guaranty Bancshares, Inc. at the following address:

First Guaranty Bancshares, Inc.
400 East Thomas Street
Hammond, Louisiana 70401
Attention: Eric J. Dosch
Telephone: (985) 375-0308

If you are a First Guaranty Bancshares, Inc. or Premier Bancshares, Inc. shareholder and would like to request documents from First Guaranty Bancshares, Inc., please do so by April 26, 2017 to receive them before the Premier Bancshares, Inc. shareholder meeting.

In addition, if you have questions about the merger or the Premier Bancshares, Inc. special meeting, need additional copies of this Proxy Statement/Prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Douglas Sanders at the following address and telephone number:

Premier Bancshares, Inc.
8951 Synergy Drive
McKinney, Texas 75070
Attention: Douglas Sanders
Telephone number (817) 502-6614

Premier Bancshares, Inc. does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and accordingly does not file documents or reports with the SEC.

The Proxy Statement/Prospectus is also available on First Guaranty Bancshares Inc.’s website at https://www.fgb.net under the heading “Investor Relations.” The information on First Guaranty Bancshares Inc.’s website is not part of this Proxy Statement/Prospectus. References to First Guaranty Bancshares Inc.’s website in this Proxy Statement/Prospectus is intended to serve as textual references only.

ABOUT THIS DOCUMENT

This Proxy Statement/Prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by First Guaranty Bancshares, Inc., constitutes a prospectus of First Guaranty Bancshares, Inc. under the Securities Act of 1933, as amended, which we refer to in this document as the “Securities Act,” with respect to the shares of First Guaranty Bancshares, Inc. common stock to be issued to Premier Bancshares, Inc. shareholders, as required by the merger agreement. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of shareholders of Premier Bancshares, Inc.

You should rely only on the information contained in this document. No one has been authorized to provide you with information that is different from the information contained in this document. This document is dated April 17, 2017. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Premier Bancshares, Inc. shareholders nor the issuance by First Guaranty Bancshares, Inc. of its common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this document regarding First Guaranty Bancshares, Inc. has been provided by First Guaranty Bancshares, Inc. and information contained in this document regarding Premier Bancshares, Inc. has been provided by Premier Bancshares, Inc.

PREMIER BANCSHARES, INC.
8951 Synergy Drive
McKinney, Texas 75070

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2017

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Premier Bancshares, Inc. will be held at the Synergy Bank Building located at 8951 Synergy Drive, McKinney, Texas 75070 at 11:30 a.m., Central Time, on May 10, 2017, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 30, 2017, by and between First Guaranty Bancshares, Inc. and Premier Bancshares, Inc. (the “Merger Agreement”), and thereby to approve the transactions contemplated by the Merger Agreement, including the merger of Premier Bancshares, Inc. with and into First Guaranty Bancshares, Inc. (collectively, the “Merger”);

2. To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger; and

3. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The Merger is described in more detail in this Proxy Statement/Prospectus, which you should read carefully in its entirety before voting. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. Only Premier Bancshares, Inc. shareholders of record as of the close of business on April 10, 2017 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

To ensure your representation at the special meeting of shareholders, please follow the voting procedures described in the accompanying Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the instructions provided in the Proxy Statement/Prospectus.

BY ORDER OF THE BOARD OF
DIRECTORS

Charles L. Baggs
Corporate Secretary

McKinney, Texas
April 17, 2017

PREMIER BANCSHARES, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL DESCRIBED ABOVE.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES UNDER SEPARATE COVER.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE PREMIER BANCSHARES, INC. SPECIAL MEETING IN PERSON, PREMIER BANCSHARES, INC. URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Merger and the special meeting. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this Proxy Statement/Prospectus.

GENERAL QUESTIONS ABOUT THE MERGER

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A.	First Guaranty Bancshares, Inc. (“First Guaranty”) and Premier Bancshares, Inc. (“Premier Bancshares”) have agreed to merge under the terms of a merger agreement by and between First Guaranty and Premier Bancshares, dated as of January 30, 2017 (the “Merger Agreement”), that is described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. In order to complete the merger of Premier Bancshares with and into First Guaranty (the “Merger”), the shareholders of Premier Bancshares must vote to approve and adopt the Merger Agreement and the Merger. Premier Bancshares will hold a special meeting of its shareholders to obtain this approval. This Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the special meeting, and other related matters, and you should read it carefully.
Q:	WHO IS BEING ASKED TO APPROVE THE MERGER?
A:	Premier Bancshares shareholders are being asked to vote to approve the Merger.

Under Texas law, which governs mergers involving Premier Bancshares, the Merger cannot be completed unless Premier Bancshares shareholders vote to approve and adopt the Merger Agreement. By this Proxy Statement/Prospectus, Premier Bancshares’ board of directors is soliciting proxies from Premier Bancshares’ shareholders to obtain this approval at the special meeting of Premier Bancshares shareholders discussed below.

Q:	WHAT WILL PREMIER BANCSHARES SHAREHOLDERS RECEIVE IN THE MERGER?
A:	If the Merger proposal is approved and the Merger is subsequently completed, shareholders of Premier Bancshares will receive aggregate merger consideration equal to $20.637 million. Under the terms of the Merger Agreement, each outstanding share of Premier Bancshares common stock (other than shares owned by First Guaranty or Premier Bancshares, or by shareholders that have asserted and not withdrawn dissenter's rights in accordance with the Texas Business Organizations Code) will be converted into the right to receive (i) an amount in cash equal to $20.637 million, divided by the total number of shares of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing date, multiplied by 50%; and (ii) that number of shares of First Guaranty common stock equal to the exchange ratio. The exchange ratio is obtained by dividing (i) $20.637 million divided by the total number of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing, multiplied by 50%, by (ii) the average closing price. The average closing price means the average of the closing prices of First Guaranty common stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. Ultimately, Premier Bancshares shareholders will receive 50% First Guaranty common stock and 50% cash. For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

First Guaranty's common stock is traded on The NASDAQ Global Market under the symbol “FGBI.” On January 30, 2017, the last trading day prior to the announcement of the merger agreement by the board of directors, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.44. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.44 and the number of shares outstanding for Premier Bancshares is 3,344,980, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.132 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). On April 11, 2017, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.75. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.75, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.130 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). We urge you to obtain current stock price quotations for First Guaranty common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various First Guaranty average closing prices (with the aggregate merger consideration of $20.637 million) can be found on page 40 of this Proxy Statement/Prospectus in the section entitled “Proposal 1—Description of the Merger—Consideration to be Received in the Merger—Merger Consideration Example.” While the aggregate merger consideration of $20.637 million is known, the cash and stock per share merger consideration will not be known until after shareholders of Premier Bancshares have voted on the merger and the board of directors of Premier Bancshares does not intend to resolicit shareholders at any point.

Q:	WILL THE SHARES OF FIRST GUARANTY COMMON STOCK RECEIVED BY PREMIER BANCSHARES IN THE MERGER BE LISTED ON THE NASDAQ GLOBAL MARKET UPON THE COMPLETION OF THE MERGER?
A:	Yes. The shares of First Guaranty common stock to be issued in connection with the merger have been registered under the Securities Act of 1933, as amended, and will be listed on The NASDAQ Global Market under the symbol “FGBI.”
Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO PREMIER BANCSHARES SHAREHOLDERS?
A:	It is a condition to the completion of the merger that First Guaranty and Premier Bancshares receive written opinions from their respective counsel to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). Subject to the limitations and qualifications described in the section entitled “Material Tax Consequences of the Merger”, if you are a U.S. holder of Premier Bancshares common stock, you will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the First Guaranty common stock and cash you receive exceeds your tax basis in your Premier Bancshares common stock, and (2) the amount of cash you receive (in each case excluding any cash received instead of fractional shares of Premier Bancshares common stock).

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section “Proposal 1—Description of the Merger—Material Tax Consequences of the Merger” beginning on page 41.

The consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	WHAT WILL HAPPEN TO PREMIER BANCSHARES AS A RESULT OF THE MERGER?
A:	If the Merger is completed, Premier Bancshares will merge with and into First Guaranty, and Premier Bancshares will cease to exist. Following the consummation of the Merger, Premier Bancshares’ wholly-owned subsidiary, Premier Delaware Bancshares, Inc. (“Premier Delaware”), will merge with and into First Guaranty and Premier Delaware will cease to exist (the “Subsidiary Merger”). Following the consummation of the Subsidiary Merger, Synergy Bank, S.S.B., a Texas-state chartered savings bank and wholly-owned subsidiary of Premier Delaware (“Synergy Bank”), will merge with and into First Guaranty Bank, a Louisiana-state chartered commercial bank and wholly-owned subsidiary of First Guaranty, with First Guaranty Bank continuing as the surviving entity.
Q:	WHEN WILL THE MERGER BE COMPLETED?
A:	We expect the Merger will be completed when all of the conditions to completion contained in the Merger Agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the Merger Agreement by Premier Bancshares shareholders at the Premier Bancshares special meeting.

We currently expect to complete the Merger during the second quarter of 2017. However, because fulfillment of some of the conditions to completion of the Merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	ARE PREMIER BANCSHARES COMMON SHAREHOLDERS ENTITLED TO DISSENTERS’ RIGHTS?
A:	Yes. Premier Bancshares common shareholders are expected to be entitled to dissenters’ rights. For further information, see “Dissenters’ Rights.”
Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:	If the Merger is not completed, Premier Bancshares shareholders will not receive any consideration for their shares of common stock in connection with the Merger. Instead, Premier Bancshares will remain an independent company. Under specified circumstances, Premier Bancshares may be required to pay to First Guaranty a fee with respect to the termination of the Merger Agreement. First Guaranty may also be required to pay Premier Bancshares a fee with respect to the termination of the Merger Agreement under certain circumstances. For more information, please review the sections entitled “Proposal 1—Description of the Merger—Terminating the Merger Agreement” and “Termination Fee” beginning on page 54.
Q:	WHERE CAN I FIND MORE INFORMATION ABOUT FIRST GUARANTY AND PREMIER BANCSHARES?
A:	You can find more information about First Guaranty and Premier Bancshares from the various sources described under the section entitled “Where You Can Find More Information” at the end of this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS REGARDING
THE SHAREHOLDERS MEETING

Q:	WHEN AND WHERE WILL PREMIER BANCSHARES SHAREHOLDERS MEET?
A:	Premier Bancshares will hold a special meeting of its shareholders on May 10, 2017, at 11:30 a.m., Central Time, at the Synergy Bank Building located at 8951 Synergy Drive, McKinney, Texas 75070.
Q:	WHO CAN VOTE AT THE SPECIAL MEETING?
A:	Holders of record of Premier Bancshares common stock at the close of business on April 10, 2017, which is the record date for the special meeting, are entitled to vote at the special meeting.
Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE PREMIER BANCSHARES SPECIAL MEETING TO HAVE A QUORUM?
A:	The holders of a majority of the shares of Premier Bancshares common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the special meeting.
Q:	WHAT MATTERS ARE PREMIER BANCSHARES SHAREHOLDERS BEING ASKED TO APPROVE AT THE PREMIER BANCSHARES SPECIAL MEETING PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS?
A:	Premier Bancshares shareholders are being asked to approve and adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger. We refer to this proposal as the “Merger Proposal.”

Premier Bancshares shareholders are also being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal, which we refer to as the “Adjournment Proposal.”

Q:	WHAT VOTE BY PREMIER BANCSHARES SHAREHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?
A:	Assuming a quorum is present at the Premier Bancshares special meeting, approval of the Merger Proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of Premier Bancshares common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as shares voted against the Merger Proposal.

Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Premier Bancshares common stock represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not affect whether the proposal is approved.

As of the record date for the special meeting, directors and executive officers of Premier Bancshares, together with their affiliates, had sole or shared voting power over approximately 24.5% of the Premier Bancshares common stock outstanding and entitled to vote at the special meeting.

Q:	HOW MAY PREMIER BANCSHARES SHAREHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS?
A:	Shareholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible or by attending the special meeting and voting in person. This will enable your shares to be represented and voted at the special meeting. If your stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement/Prospectus.
Q:	WILL A BROKER OR BANK HOLDING SHARES IN “STREET NAME” FOR A PREMIER BANCSHARES SHAREHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE SHAREHOLDER AT THE PREMIER BANCSHARES SPECIAL MEETING?
A:	No. A broker or bank WILL NOT be able to vote your shares with respect to the Merger Agreement and the Merger without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Premier Bancshares common stock that you own are voted at the special meeting. The failure of a shareholder whose shares of Premier Bancshares common stock are held in “street name” to give voting instructions to the broker or bank will have the same effect as a vote “AGAINST” the Merger Proposal.
Q:	WILL PREMIER BANCSHARES SHAREHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE SPECIAL MEETING IN PERSON?
A:	Yes. Submitting a proxy will not affect the right of any shareholder to vote in person at the special meeting. If you hold your hold shares in “street name” and wish to attend the special meeting, you must ask your broker or bank how to vote those shares in person at the special meeting.
Q:	MAY A PREMIER BANCSHARES SHAREHOLDER CHANGE OR REVOKE HIS OR HER VOTE AFTER SUBMITTING A PROXY?
A:	Yes. If you have not voted through your broker, you can change your vote by:
•	providing written notice of revocation to the Corporate Secretary of Premier Bancshares, which must be provided to the Corporate Secretary by the time the special meeting begins;
•	submitting a new proxy card (any earlier proxies will be revoked automatically); or
•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	WHAT SHOULD A SHAREHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?
A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a holder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this Proxy Statement/Prospectus in the sections entitled “Special Meeting of Premier Bancshares, Inc. Shareholders.”

Q:	WHAT DOES PREMIER BANCSHARES’ BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE TWO PROPOSALS?
A:	Premier Bancshares’ board of directors has unanimously determined that the Merger Agreement and the Merger are in the best interests of Premier Bancshares and its shareholders and unanimously recommends that Premier Bancshares shareholders vote “FOR” the Merger Proposal. In addition, Premier Bancshares’ board of directors unanimously recommends that Premier Bancshares shareholders vote “FOR” the Adjournment Proposal.
Q:	SHOULD PREMIER BANCSHARES SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:	No. Premier Bancshares shareholders SHOULD NOT send in any stock certificates now. If the Merger is approved, transmittal materials, with instructions for their completion, will be provided to Premier Bancshares shareholders under separate cover and the stock certificates should be sent at that time.
Q:	WHAT HAPPENS IF I SELL MY SHARES OF PREMIER BANCSHARES COMMON STOCK BEFORE THE SPECIAL MEETING?
A:	The record date for Premier Bancshares shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the Merger. If you transfer your shares of Premier Bancshares common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.
Q:	WHAT DO PREMIER BANCSHARES SHAREHOLDERS NEED TO DO NOW?
A:	After carefully reading and considering the information contained in this Proxy Statement/Prospectus, we are requesting you vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote your Premier Bancshares shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” each of the special meeting proposals.
Q:	IF I AM A PREMIER BANCSHARES SHAREHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?
A:	If you have any questions about the Merger or the special meeting, or if you need additional copies of this Proxy Statement/Prospectus or the enclosed proxy card, you should contact Premier Bancshares’ Chief Executive Officer, Douglas Sanders, at (817) 502-6614.

SUMMARY

This summary highlights selected information in this Proxy Statement/Prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the appendices and the documents attached to or incorporated by reference into this Proxy Statement/Prospectus.

The Companies

First Guaranty Bancshares, Inc.
400 East Thomas Street
Hammond, Louisiana 70401
(985) 345-7685

First Guaranty Bancshares, Inc. is the holding company for First Guaranty Bank, a Louisiana state-chartered bank. Founded in 1934, First Guaranty Bank offers a wide range of financial services and focuses on building client relationships and providing exceptional customer service. First Guaranty Bank currently operates twenty-one branches in Louisiana; with an additional branch to be constructed in Bossier City, Louisiana. First Guaranty's common stock trades on the NASDAQ Global Market under the symbol “FGBI.” At December 31, 2016, First Guaranty had total consolidated assets of $1.5 billion, total deposits of $1.3 billion and total shareholders’ equity of $124.3 million.

Premier Bancshares, Inc.
8951 Synergy Drive
McKinney, Texas 75070
(972) 562-1400

Premier Bancshares, Inc. is the top-tier holding company for Synergy Bank S.S.B., a Texas state-chartered savings bank. Founded in 1998, Synergy Bank offers a wide range of financial services and operates five branches in Texas, with one branch each in McKinney, Garland, Denton, Fort Worth, and Waco, Texas. At December 31, 2016, Premier Bancshares had total consolidated assets of $153.9 million, total deposits of $129.2 million and total shareholders’ equity of $19.1 million.

Special Meeting of Premier Bancshares, Inc. Shareholders; Required Vote (page 24)

A special meeting of Premier Bancshares shareholders is scheduled to be held at the Synergy Bank Building located at 8951 Synergy Drive, McKinney, Texas 75070 at 11:30 a.m., Central Time, on May 10, 2017. At the special meeting, you will be asked to vote on a proposal to approve and adopt the Merger Agreement between Premier Bancshares and First Guaranty, which we refer to as the “Merger Proposal.” You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.

Only Premier Bancshares shareholders of record as of the close of business on April 10, 2017 are entitled to notice of, and to vote at, the Premier Bancshares special meeting and any adjournments or postponements of the meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of Premier Bancshares common stock entitled to vote on the proposal. Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Premier Bancshares common stock represented in person or by proxy at the special meeting, without regard to abstentions. As of April 10, 2017, the record date for the special meeting, there were 3,344,980 shares of Premier Bancshares common stock outstanding and entitled to vote. The directors and executive officers of Premier Bancshares, as a group, beneficially owned 818,226 shares of Premier Bancshares common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 24.5% of the outstanding shares of Premier Bancshares common stock as of the record date.

The Merger and the Merger Agreement (page 29)

The merger of Premier Bancshares with and into First Guaranty is governed by the Merger Agreement. The Merger Agreement provides that if all of the conditions are satisfied or waived, Premier Bancshares will be merged with and into First Guaranty, with First Guaranty as the surviving entity. We encourage you to read the Merger Agreement, which is included as Appendix A to this Proxy Statement/Prospectus.

What Premier Bancshares, Inc. Shareholders Will Receive in the Merger (page 39)

If the Merger proposal is approved and the Merger is subsequently completed, shareholders of Premier Bancshares will receive aggregate merger consideration equal to $20.637 million. Under the terms of the Merger Agreement, each outstanding share of Premier Bancshares common stock (other than shares owned by First Guaranty or Premier Bancshares, or by shareholders that have asserted and not withdrawn dissenter's rights in accordance with the Texas Business Organizations Code) will be converted into the right to receive (i) an amount in cash equal to $20.637 million, divided by the total number of shares of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing date, multiplied by 50%; and (ii) that number of shares of First Guaranty common stock equal to the exchange ratio. The exchange ratio is obtained by dividing (i) $20.637 million divided by the total number of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing, multiplied by 50%, by (ii) the average closing price. The average closing price means the average of the closing prices of First Guaranty common stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. Ultimately, Premier Bancshares shareholders will receive 50% First Guaranty common stock and 50% cash. For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

First Guaranty's common stock is traded on The NASDAQ Global Market under the symbol “FGBI.” On January 30, 2017, the last trading day prior to the announcement of the merger agreement by the board of directors, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.44. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.44 and the number of shares outstanding for Premier Bancshares is 3,344,980, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.132 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). On April 11, 2017, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.75. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.75, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.130 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). We urge you to obtain current stock price quotations for First Guaranty common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various First Guaranty average closing prices (with the aggregate merger consideration of $20.637 million) can be found on page 40 of this Proxy Statement/Prospectus in the section entitled “Proposal 1—Description of the Merger—Consideration to be Received in the Merger—Merger Consideration Example.” While the aggregate merger consideration of $20.637 million is known, the cash and stock per share merger consideration will not be known until after shareholders of Premier Bancshares have voted on the merger and the board of directors of Premier Bancshares does not intend to resolicit shareholders at any point.

Only whole shares of First Guaranty common stock will be issued in connection with the Merger. Accordingly, Premier Bancshares shareholders will receive cash, without interest, in lieu of any fractional share of First Guaranty common stock they otherwise would be entitled to receive. Fractional shares will be calculated based upon the average of the daily closing sales prices of a share of First Guaranty common stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding the effective date of the Merger.

Merger Consideration Example

The following table illustrates scenarios for changes to the average closing price of First Guaranty common stock used to determine the exchange ratio, ranging from 40% above to 40% below $23.75 per share, which is the closing price of First Guaranty common stock as of April 11, 2017. The table illustrates the impact on the exchange ratio, cash consideration per share and aggregate merger consideration, depending upon the average closing price of First Guaranty common stock. The following table assumes there are 3,344,980 shares of Premier Bancshares common stock outstanding as of the closing date. The table reflects the aggregate merger consideration of $20.637 million, with the aggregate stock consideration of approximately $10.32 million and the aggregate cash consideration of approximately $10.32 million. The table also reflects that the merger consideration paid will consist of whole shares of First Guaranty common stock.

First Guaranty Average Closing Price		Exchange Ratio(1)	Number of Shares to be Received for 100 Shares of Premier Bancshares(2)	Per Share Consideration
% Change	Per Share			Stock	Cash
40%	$33.25	0.093	9	$3.08	$3.08
30%	30.88	0.100	10	3.08	3.08
20%	28.50	0.108	10	3.08	3.08
10%	26.13	0.118	11	3.08	3.08
—%	23.75	0.130	13	3.08	3.08
(10)%	21.38	0.144	14	3.08	3.08
(20)%	19.00	0.162	16	3.08	3.08
(30)%	16.63	0.186	18	3.08	3.08
(40)%	14.25	0.217	21	3.08	3.08
(1)	Exchange ratio has been rounded to the nearest one-thousandth.
(2)	First Guaranty will pay to each former holder of Premier Bancshares common stock who otherwise would be entitled to receive a fractional share of First Guaranty common stock, an amount in cash, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of First Guaranty common stock as reported on Nasdaq for the ten consecutive trading days immediately preceding the closing date.

The actual consideration received may be different from the amounts set forth above, because the market price for First Guaranty common stock will fluctuate prior to the completion of the Merger.

Market Price and Share Information (page 23)

The following table shows the closing price per share of First Guaranty common stock and the implied value of the merger consideration payable for each share of Premier Bancshares common stock, giving effect to the Merger, on January 30, 2017, which is the last day on which shares of First Guaranty common stock traded preceding the public announcement of the proposed Merger, and on April 11, 2017, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus. See “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

	First Guaranty Bancshares, Inc. Common Stock	Cash Consideration	Implied Price Per Share of Premier Bancshares Common Stock
January 30, 2017	$23.44	$3.08	$3.08
April 11, 2017	$23.75	$3.08	$3.08

Recommendation of Premier Bancshares, Inc. Board of Directors (page 32)

The Premier Bancshares board of directors has unanimously approved the Merger Agreement and the proposed Merger. The Premier Bancshares board believes that the Merger Agreement, including the Merger, is in the best interests of, Premier Bancshares and its shareholders, and therefore unanimously recommends that Premier Bancshares shareholders vote “FOR” the Merger Proposal. In reaching this decision, Premier Bancshares’ board of directors considered a variety of factors, which are described in the section captioned “Proposal 1—Description of the Merger—Premier Bancshares’ Reasons for the Merger” and “Recommendation of the Premier Bancshares Board of Directors.”

In addition, the Premier Bancshares board of directors unanimously recommends that Premier Bancshares shareholders vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal.

Opinion of Premier Bancshares, Inc.’s Financial Advisor (page 35)

In connection with the Merger, the Premier Bancshares board of directors received an opinion, dated January 30, 2017, of Baxter Fentriss & Company (“Baxter”), who acted as financial advisor to Premier Bancshares, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration in the proposed Merger to be received by the holders of Premier Bancshares common stock. We encourage you to read the full text of Baxter’s written opinion, which is included as Appendix C to this Proxy Statement/Prospectus.

Regulatory Matters Relating to the Merger (page 44)

Under the terms of the Merger Agreement, the Merger cannot be completed unless it is first approved by, or a waiver of such applications is obtained from, the Federal Deposit Insurance Corporation (the “FDIC”), the Louisiana Office of Financial Institutions (the “OFI”), and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). First Guaranty has filed the required applications. As of the date of this Proxy Statement/Prospectus, First Guaranty has received a waiver for filing an application with the Federal Reserve, but no other approvals from the other regulators. While First Guaranty does not know of any reason why it would not obtain the approvals in a timely manner, First Guaranty cannot be certain when or if it will receive the regulatory approvals.

Conditions to Completing the Merger (page 47)

The completion of the Merger is subject to the fulfillment of a number of conditions, including:

•	approval of the Merger Agreement by Premier Bancshares shareholders;
•	the absence of any order, decree, injunction, statute, rule or regulation that enjoins or prohibits the consummation of the Merger;
•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;
•	effectiveness of the registration statement of which this Proxy Statement/Prospectus is a part;
•	authorization for listing on the Nasdaq Stock Market of the shares of First Guaranty common stock to be issued in the Merger;
•	the continued accuracy in all material respects of representations and warranties made on the date of the Merger Agreement;
•	performance in all material respects by each of First Guaranty and Premier Bancshares of its respective obligations under the Merger Agreement, unless waived by the other party;
•	receipt by First Guaranty and Premier Bancshares of an opinion from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and
•	no more than 10% of Premier Bancshares common stock that is issued and outstanding will have taken the actions required by the Texas Business Organizations Code to qualify their Premier Bancshares common stock as dissenting shares.

Terminating the Merger Agreement (page 54)

The Merger Agreement may be terminated by mutual consent of First Guaranty and Premier Bancshares at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either First Guaranty or Premier Bancshares may terminate the Merger Agreement if, among other things, any of the following occur:

•	there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot be cured prior to the closing date, or has not been cured within 30 days after the giving of written notice to such party of such breach;
•	the Merger has not been consummated by September 30, 2017, unless the failure to complete the Merger by that time was due to such party’s material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement;

•	Premier Bancshares shareholders do not approve the Merger Agreement at the Premier Bancshares special meeting; or
•	a required regulatory approval is denied or a governmental authority or court prohibits the consummation of the Merger.

First Guaranty also may terminate the Merger Agreement if Premier Bancshares materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the Merger Agreement to shareholders, or if the board of directors of Premier Bancshares does not recommend approval of the Merger Agreement in this Proxy Statement/Prospectus or withdraws, qualifies or modifies its recommendation in a manner adverse to First Guaranty. Premier Bancshares may also terminate the Merger Agreement if it receives a superior proposal from a third party that the Premier Bancshares board of directors determines, after consultation with its legal and financial advisors, it must accept in the exercise of its fiduciary duties to the Premier Bancshares shareholders, and Premier Bancshares has otherwise complied with the terms of the Merger Agreement.

Termination Fee (page 55)

Under certain circumstances described in the Merger Agreement, in connection with the termination of the Merger Agreement, Premier Bancshares will owe First Guaranty a $500,000 termination fee. Under certain circumstances described in the Merger Agreement, in connection with the termination of the Merger Agreement First Guaranty will owe Premier Bancshares a $500,000 termination fee. See “Proposal 1—Description of the Merger—Termination Fee” on page 55 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 45)

Officers and directors of Premier Bancshares have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Premier Bancshares shareholders. These interests and agreements include:

•	The termination of all outstanding Premier Bancshares stock options, whether or not vested, with a cash payment to the stock option holder equal to the number of shares provided for in each such stock option, multiplied by the difference between the cash consideration per share paid to Premier Bancshares shareholders as a result of the Merger and the exercise price of the relevant stock option, less applicable tax withholdings.
•	Continued employment with First Guaranty Bank for J. Douglas Sanders, President and Chief Executive Officer of Premier Bancshares and Charles L. Baggs, Executive Vice President and Chief Lending Officer, following the completion of the Merger, pursuant to amendments to each executive’s existing employment agreement with Premier Bancshares and Synergy Bank, which become effective following the completion of the Merger.
•	The appointment of Bruce McAnally, a director of Premier Bancshares and Synergy Bank, to the board of First Guaranty Bank at the effective time of the Merger.
•	A cash severance payment to William J. Bachus pursuant to a pay-out agreement entered into with Premier Bancshares, Synergy Bank and First Guaranty, which becomes effective immediately prior to the completion of the Merger.
•	Rights of officers and directors of Premier Bancshares and its affiliates to continued indemnification coverage and continued coverage under directors’ and officers’ liability and cyber security insurance policies.

The Premier Bancshares board of directors was aware of and considered these interests, among other matters, in evaluating and recommending to the Premier Bancshares shareholders that they approve the Merger Agreement and the Merger. The aggregate amount that each director and executive officer is expected to receive in connection with the Merger, and based on the assumptions therein, is set forth in “Proposal I—Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Accounting Treatment of the Merger (page 41)

The Merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Shareholders (page 59)

When the Merger is completed, Premier Bancshares shareholders will receive shares of First Guaranty common stock and become First Guaranty shareholders with their rights governed by Louisiana law and by First Guaranty’s articles of incorporation and bylaws. The rights of Premier Bancshares shareholders will change as a result of the Merger due to differences in First Guaranty’s and Premier Bancshares’ governing documents, as well as differences between Louisiana and Texas law. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of Premier Bancshares shareholders and First Guaranty shareholders.

Dissenters’ Rights (page 26)

Under Texas law, Premier Bancshares shareholders who deliver a written demand for payment of the fair cash value of their shares of Premier Bancshares common stock prior to the Premier Bancshares special meeting and who vote against the Merger Proposal at the special meeting will be entitled, if and when the Merger is completed, to receive the fair cash value of their shares. Shareholders’ right to make this demand and receive the fair value of their shares in cash is known as “dissenters’ rights.” Dissenters’ rights are contingent upon strict compliance with the procedures with the procedures set forth in Chapter 10, Subchapter H of the Texas Business Organizations Code (Sections 10.351-10.368).

For additional information regarding dissenters’ rights, see “Dissenters’ Rights” and the complete text of Sections 10.351-10.368 of the Texas Business Organizations Code attached to this Proxy Statement/Prospectus as Appendix B. If Premier Bancshares shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers. See “Dissenters’ Rights” on page 26.

Material Tax Consequences of the Merger (page 41)

First Guaranty and Premier Bancshares will each receive a legal opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Subject to the limitations and qualifications described in the section entitled “Material Tax Consequences of the Merger,” if you are a U.S. holder of Premier Bancshares common stock, you will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the First Guaranty common stock and cash you receive exceeds your tax basis in your Premier Bancshares common stock, and (2) the amount of cash you receive (in each case excluding any cash received instead of fractional shares of Premier Bancshares common stock).

This tax treatment may not apply to all Premier Bancshares shareholders. Determining the actual tax consequences of the Merger to Premier Bancshares shareholders can be complicated. Premier Bancshares shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the Merger to Premier Bancshares shareholders in greater detail, please see the section “Proposal 1—Description of the Merger—Material Tax Consequences of the Merger.”

Risk Factors (page 12)

You should consider all the information contained in or incorporated by reference into this Proxy Statement/Prospectus in deciding how to vote for the proposals presented in the Proxy Statement/Prospectus. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the section titled “Caution About Forward-Looking Statements,” you should consider carefully the risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the business of First Guaranty because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found in First Guaranty’s Annual Report on Form 10-K for the year ended December 31, 2016.

Because the price of First Guaranty common stock will fluctuate, Premier Bancshares shareholders cannot be certain of the market value of the merger consideration.

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of First Guaranty common stock. The number of shares of First Guaranty common stock that will be received in respect of the per share merger consideration will be equal to the exchange ratio as defined in the Merger Agreement. The exchange ratio is obtained by dividing (i) $20.637 million divided by the total number of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing, multiplied by 50%, by (ii) the average closing price. The average closing price means the average of the closing prices of First Guaranty common stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. Accordingly, the actual number of shares and the value of First Guaranty common stock delivered to Premier Bancshares shareholders will depend on the First Guaranty average closing price, and the value of the shares of First Guaranty common stock delivered for each share of Premier Bancshares common stock, may be greater than, less than, or equal to the nominal value of the per share merger consideration.

The market value of First Guaranty common stock has varied since First Guaranty and Premier Bancshares entered into the Merger Agreement and it will continue to vary in the future due to changes in the business, operations or prospects of First Guaranty and Premier Bancshares, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond First Guaranty’s and Premier Bancshares’ control. Accordingly, at the time of the Premier Bancshares special meeting, Premier Bancshares shareholders will not necessarily know or be able to calculate the value of the stock consideration they will be entitled to receive upon completion of the Merger. You should obtain current market quotations for shares of First Guaranty common stock. See “Market Price and Dividend Information” on page 23 for ranges of historic market prices of First Guaranty common stock.

The market price of First Guaranty common stock after the Merger will continue to fluctuate.

Upon completion of the merger, holders of Premier Bancshares common stock will receive First Guaranty common stock. Unlike Premier Bancshares, which is a private company, First Guaranty is a public company and shares of First Guaranty common stock are listed on the NASDAQ Global Market. The market price of First Guaranty common stock may fluctuate significantly following consummation of the merger and former holders of Premier Bancshares common stock could lose the value of their investment in First Guaranty common stock. The stock market has experienced significant price and volume fluctuations in recent times, which could have a material adverse effect on the market for, or liquidity of, the First Guaranty common stock, regardless of First Guaranty’s actual operating performance. In addition, First Guaranty’s business differs in important respects from that of Premier Bancshares, and accordingly, the results of operation of the combined company may be affected by factors different from those currently affecting the independent results of operation of Premier Bancshares or of First Guaranty as independent companies.

Premier Bancshares will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Premier Bancshares. These uncertainties may impair Premier Bancshares’ ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others who deal with Premier Bancshares to seek to change existing business relationships with Premier Bancshares. Premier Bancshares employee retention and recruitment may be particularly challenging prior to the effective time of the Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the Merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect Premier Bancshares’ financial results. In addition, the Merger Agreement requires that Premier Bancshares operate in the usual, regular and ordinary course of business and restricts Premier Bancshares from taking certain actions prior to the effective time of the Merger or termination of the Merger Agreement without First Guaranty’s consent in writing. These restrictions may prevent Premier Bancshares from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

Failure to complete the Merger could negatively impact the future business and financial results of Premier Bancshares.

Premier Bancshares has already incurred substantial expenses in connection with the Merger. If the Merger is not completed, the ongoing business of Premier Bancshares may be adversely affected and Premier Bancshares will be subject to several risks, including the following:

•	If the Merger Agreement is terminated under specified circumstances, Premier Bancshares will be required to pay First Guaranty a $500,000 termination fee;
•	Premier Bancshares will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisory and printing fees;
•	Under the Merger Agreement, Premier Bancshares is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its operating results; and
•	Matters relating to the Merger may require substantial commitments of time and resources by Premier Bancshares management, which could otherwise have been devoted to other opportunities that may have been beneficial to Premier Bancshares as an independent company.

In addition, if the Merger is not completed, Premier Bancshares may experience negative reactions from the financial markets and from its customers and employees. Premier Bancshares also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings to perform their respective obligations under the Merger Agreement. If the Merger is not completed, some or all of the risks described above may materialize and may materially affect Premier Bancshares’ business, financial results and stock price.

First Guaranty may be unable to successfully integrate Premier Bancshares’ operations or otherwise realize the expected benefits from the Merger, which would adversely affect First Guaranty’s results of operations and financial condition.

The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;
•	converting customers to new systems;
•	combining different corporate cultures; and
•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Premier Bancshares who are expected to be retained by First Guaranty. First Guaranty may not be successful in retaining these employees for the time period necessary to successfully integrate Premier Bancshares’ operations with those of First Guaranty. The diversion of management’s attention and any delay or difficulty encountered in connection with the Merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of First Guaranty following the Merger.

The success of the Merger will depend, in part, on First Guaranty’s ability to realize the anticipated benefits and cost savings from combining the business of Premier Bancshares with First Guaranty. If First Guaranty is unable to successfully integrate Premier Bancshares, the anticipated benefits and cost savings of the Merger may not be realized fully or may take longer to realize than expected. For example, First Guaranty may fail to realize the anticipated increase in earnings and cost savings anticipated to be derived from the Merger. In addition, as with regard to any merger, a significant decline in asset valuations or cash flows may also cause First Guaranty not to realize expected benefits.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Premier Bancshares.

Until the completion of the Merger, with some exceptions, Premier Bancshares is prohibited from soliciting, initiating, knowingly encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than First Guaranty. In addition, Premier Bancshares has agreed to pay a $500,000 termination fee to First Guaranty in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring Premier Bancshares from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to Premier Bancshares’ shareholders than First Guaranty has offered in the Merger. The payment of the termination fee could also have a material adverse effect on Premier Bancshares’ financial condition.

Certain of Premier Bancshares’ officers and directors have interests that are different from, or in addition to, interests of Premier Bancshares shareholders generally.

You should be aware that the directors and officers of Premier Bancshares have interests in the Merger that are different from, or in addition to, the interests of Premier Bancshares shareholders generally. These interests include a cash payment in exchange for the officers’ and directors’ outstanding Premier Bancshares stock options, to the extent the options are in-the-money, continued employment for certain executive officers, the payment of severance to an executive officer pursuant to a pay-out agreement entered into with Premier Bancshares, Synergy Bank and First Guaranty, and rights of officers and directors of Premier Bancshares and its affiliate related to indemnification coverage and continued coverage under directors’ and officers’ liability and cyber security insurance policies. For a more detailed discussion of these interests, see “Proposal 1—Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

Premier Bancshares shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

Premier Bancshares shareholders currently have the right to vote in the election of the Premier Bancshares board of directors and on various other matters affecting Premier Bancshares. Upon the completion of the Merger, each Premier Bancshares shareholder will become a shareholder of First Guaranty with a percentage ownership of the combined organization that is significantly smaller than the shareholder’s percentage ownership of Premier Bancshares. It is expected that the former shareholders of Premier Bancshares as a group will receive shares in the Merger constituting approximately 5.4% of the outstanding shares of First Guaranty common stock immediately after the Merger (based on First Guaranty's closing stock price as of April 11, 2017), representing less than a majority of the ownership and voting power of First Guaranty. As a result, Premier Bancshares shareholders will have significantly less influence on the management and policies of First Guaranty than they now have on the management and policies of Premier Bancshares.

The shares of First Guaranty common stock to be received by Premier Bancshares shareholders as a result of the Merger will have different rights from shares of Premier Bancshares common stock.

Following completion of the Merger, Premier Bancshares shareholders will no longer be shareholders of Premier Bancshares but will instead be shareholders of First Guaranty. There will be important differences between the current rights of Premier Bancshares shareholders and the rights of First Guaranty shareholders that may be important to Premier Bancshares shareholders. See “Comparison of Rights of Shareholders” beginning on page 59 for a discussion of the different rights associated with First Guaranty common stock and Premier Bancshares common stock.

The fairness opinion received by Premier Bancshares’ board of directors from Premier Bancshares’ financial advisor does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Baxter, Premier Bancshares’ financial advisor in connection with the Merger, delivered to the board of directors of Premier Bancshares an opinion dated January 30, 2017. The opinion does not speak as of the time the Merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of First Guaranty or Premier Bancshares, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of First Guaranty and Premier Bancshares.

There is no assurance when or even if the Merger will be completed.

Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See “Proposal 1 —Description of the Merger—Conditions to Completing the Merger” on page 47. There can be no assurance that First Guaranty and Premier Bancshares will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

First Guaranty and Premier Bancshares can agree at any time to terminate the Merger Agreement, even if Premier Bancshares shareholders have already voted to approve the Merger Agreement. First Guaranty and Premier Bancshares can also terminate the Merger Agreement under other specified circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

Before the Merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Any such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of First Guaranty following the Merger.

Either First Guaranty or Premier Bancshares may terminate the Merger Agreement if the Merger has not been completed by September 30, 2017, unless the failure of the Merger to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement.

Goodwill incurred in the Merger may negatively affect First Guaranty’s financial condition.

To the extent that the merger consideration, consisting of cash plus the number of shares of First Guaranty common stock to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles of Premier Bancshares, that amount will be reported as goodwill by First Guaranty. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect First Guaranty’s financial condition.

The price of First Guaranty common stock might decrease after the Merger.

Upon completion of the Merger, holders of Premier Bancshares common stock will become shareholders of First Guaranty. First Guaranty common stock could decline in value after the Merger. For example, during the twelve-month period ending on April 11, 2017 (the most recent practicable date before the printing of this Proxy Statement/Prospectus), the closing price of First Guaranty common stock varied from a low of $15.50 to a high of $25.67 and ended that period at $23.75. The market value of First Guaranty common stock fluctuates based upon general market conditions, First Guaranty’s business and prospects and other factors. Further, the market price of First Guaranty common stock after the Merger may be affected by factors different from those currently affecting the common stock of First Guaranty or Premier Bancshares. The businesses of Premier Bancshares and First Guaranty differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Premier Bancshares and First Guaranty. For a discussion of the businesses of Premier Bancshares and First Guaranty and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 66.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 12.

Additional factors that could cause the results of First Guaranty to differ materially from those described in the forward-looking statements can be found in the filings made by First Guaranty with the Securities and Exchange Commission, including the First Guaranty Annual Report on Form 10-K for the year ended December 31, 2016.

Because of these and other uncertainties, First Guaranty’s and Premier Bancshares’ actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, First Guaranty’s and Premier Bancshares’ past results of operations do not necessarily indicate First Guaranty’s and Premier Bancshares’ combined future results. You should not place undue reliance on any of the forward-looking statements, which speak only as of the dates on which they were made. Neither First Guaranty is undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under the federal securities laws. All forward-looking statements contained in this document are qualified by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for First Guaranty and Premier Bancshares. You should read this summary financial information in connection with First Guaranty’s historical financial information, which is incorporated by reference into this document.

Selected Historical Financial and Other Data of First Guaranty Bancshares, Inc.

	At December 31,
	2016	2015	2014	2013	2012
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$1,500,946	$1,459,753	$1,518,876	$1,436,441	$1,407,303
Investment securities	$499,336	$546,121	$641,603	$634,504	$659,243
Federal funds sold	$271	$582	$210	$665	$2,891
Loans, net of unearned income:	$948,921	$841,583	$790,321	$703,166	$629,500
Allowance for loan losses	$11,114	$9,415	$9,105	$10,355	$10,342
Total deposits	$1,326,181	$1,295,870	$1,371,839	$1,303,099	$1,252,612
Borrowings	$43,230	$42,221	$3,255	$6,288	$15,846
Shareholders’ equity	$124,349	$118,224	$139,583	$123,405	$134,181
Common shareholders’ equity	$124,349	$118,224	$100,148	$83,970	$94,746
	For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(in thousands except per share data)
Selected Consolidated Operating Data:
Interest income	$58,532	$56,079	$53,297	$50,886	$55,195
Interest expense	$10,140	$8,608	$9,202	$11,134	$13,120
Net interest income	$48,392	$47,471	$44,095	$39,752	$42,075
Provision for loan losses	$3,705	$3,864	$1,962	$2,520	$4,134
Net interest income after provision for loan losses	$44,687	$43,607	$42,133	$37,232	$37,941
Noninterest income (excluding securities transactions)	$5,656	$5,656	$5,882	$5,907	$6,272
Securities gains	$3,799	$3,300	$295	$1,571	$4,868
Noninterest expense	$32,885	$31,095	$31,594	$30,987	$31,161
Earnings before income taxes	$21,257	$21,468	$16,716	$13,723	$17,920
Net income	$14,093	$14,505	$11,224	$9,146	$12,059
Net income available to common shareholders	$14,093	$14,121	$10,830	$8,433	$10,087
Earnings per share	$1.85	$2.01	$1.57	$1.22	$1.46

	At or For the Year Ended December 31,
	2016	2015	2014	2013	2012
Selected Financial Ratios and Other Data(4):
Return on average assets	0.97%	0.97%	0.77%	0.65%	0.89%
Return on average common equity	11.18%	12.98%	11.40%	9.31%	10.90%
Return on average tangible assets	0.98%	0.99%	0.79%	0.67%	0.91%
Return on average tangible common equity	11.64%	13.60%	12.10%	9.99%	11.70%
Net interest margin	3.39%	3.26%	3.11%	2.92%	3.20%
Average loans to average deposits	68.57%	61.31%	55.72%	53.58%	49.04%
Efficiency ratio(1)	56.85%	55.11%	62.85%	65.61%	58.56%
Efficiency ratio (excluding amortization of intangibles and securities transactions)(1)	60.19%	57.74%	62.58%	67.17%	63.73%
Average shareholders' equity to average assets	8.63%	9.88%	9.24%	9.28%	9.72%
Average tangible equity to average tangible assets	8.44%	9.67%	9.00%	9.02%	9.43%
Common shareholders' equity to total assets	8.28%	8.10%	6.59%	5.85%	6.73%
Tier 1 leverage capital consolidated	8.68%	8.17%	9.33%	9.14%	9.24%
Tier 1 capital consolidated	10.59%	10.85%	13.16%	13.61%	14.13%
Total risk-based capital consolidated	12.79%	13.13%	14.05%	14.71%	15.31%
Common equity tier one capital consolidated	10.59%	10.85%	N/A	N/A	N/A
Tangible common equity to tangible assets(2)	8.10%	7.89%	6.37%	5.59%	6.45%
Book value	$16.34	$15.54	$14.47	$12.13	$13.69
Tangible book value(3)	$15.95	$15.10	$13.95	$11.57	$13.08
Dividend payout ratio	34.56%	30.07%	37.18%	47.75%	40.00%
Non-performing assets to total assets	1.48%	1.51%	0.99%	1.27%	1.67%
Non-performing assets to total loans	2.34%	2.62%	1.90%	2.60%	3.74%
Non-performing loans to total loans	2.30%	2.43%	1.62%	2.12%	3.36%
Loan loss reserve to non-performing assets	50.04%	42.74%	60.74%	56.72%	43.94%
Net charge-offs to average loans	0.23%	0.44%	0.45%	0.38%	0.45%
Provision for loan loss to average loans	0.42%	0.47%	0.27%	0.38%	0.70%
Allowance for loan loss to total loans	1.17%	1.12%	1.15%	1.47%	1.64%
Full time equivalent employees (year end)	293	277	271	278	274
(1)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income. We calculate both a GAAP and a non-GAAP efficiency ratio. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Financial Data—Non-GAAP Financial Measures.”
(2)	We calculate tangible common equity as total shareholders’ equity less preferred stock, goodwill and acquisition intangibles, principally core deposit intangibles, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total shareholders’ equity to total assets. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Historical Consolidated Financial and Other Data—Non-GAAP Financial Measures.”.
(3)	We calculate tangible book value per common share as total shareholders’ equity less preferred stock, goodwill and acquisition intangibles, principally core deposit intangibles, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is book value per common share. See below for our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures under the caption “Selected Financial Data—Non-GAAP Financial Measures.”
(4)	Historical share and per share amounts have been adjusted to reflect the ten percent stock dividend paid December 17, 2015 to shareholders of record as of December 10, 2015.

Non-GAAP Financial Measures

Our accounting and reporting policies conform to accounting principles generally accepted in the United States, or GAAP, and the prevailing practices in the banking industry. However, we also evaluate our performance based on certain additional metrics. Tangible book value per share and the ratio of tangible equity to tangible assets are not financial measures recognized under GAAP and, therefore, are considered non-GAAP financial measures.

Our management, banking regulators, many financial analysts and other investors use these non-GAAP financial measures to compare the capital adequacy of banking organizations with significant amounts of preferred equity and/or goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions. Tangible equity, tangible assets, tangible book value per share or related measures should not be considered in isolation or as a substitute for total shareholders’ equity, total assets, book value per share or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible equity, tangible assets, tangible book value per share and any other related measures may differ from that of other companies reporting measures with similar names.

The following table reconciles, as of the dates set forth below, shareholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	At December 31,
(in thousands except for share data and %)	2016	2015	2014	2013	2012
Tangible Common Equity
Total shareholders' equity	$124,349	$118,224	$139,583	$123,405	$134,181
Adjustments:
Preferred	—	—	39,435	39,435	39,435
Goodwill	1,999	1,999	1,999	1,999	1,999
Acquisition intangibles	978	1,298	1,618	1,938	2,257
Tangible common equity	$121,372	$114,927	$96,531	$80,033	$90,490
Common shares outstanding	7,609,194	7,609,194	6,920,022	6,920,022	6,920,022
Book value per common share	16.34	15.54	14.47	12.13	13.69
Tangible book value per common share	15.95	15.10	13.95	11.57	13.08
Tangible Assets
Total Assets	$1,500,946	$1,459,753	$1,518,876	$1,436,441	$1,407,303
Adjustments:
Goodwill	1,999	1,999	1,999	1,999	1,999
Acquisition intangibles	978	1,298	1,618	1,938	2,257
Tangible Assets	$1,497,969	$1,456,456	$1,515,259	$1,432,504	$1,403,047
Tangible common equity to tangible assets	8.10%	7.89%	6.37%	5.59%	6.45%

The efficiency ratio is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate the efficiency ratio by dividing noninterest expense by the sum of net interest income and noninterest income, excluding amortizations of intangibles and securities transactions. The GAAP-based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income.

The following table reconciles, as of the dates set forth below, our efficiency ratio to the GAAP-based efficiency ratio:

	At December 31,
(in thousands except for share data and %)	2016	2015	2014	2013	2012
GAAP-based efficiency ratio	56.85%	55.11%	62.85%	65.61%	58.56%
Noninterest expense	$32,885	$31,095	$31,594	$30,987	$31,161
Amortization of intangibles	320	320	320	320	350
Noninterest expense, excluding amortization	32,565	30,775	31,274	30,667	30,811
Net interest income	48,392	47,471	44,095	39,752	42,075
Noninterest income	9,455	8,956	6,177	7,478	11,140
Adjustments:
Securities transactions	3,739	3,125	295	1,571	4,868
Noninterest income, excluding securities transactions	$5,716	$5,831	$5,882	$5,907	$6,272
Efficiency ratio	60.19%	57.74%	62.58%	67.17%	63.73%

Selected Historical Financial and Other Data of Premier Bancshares, Inc.

	At December 31,
	2016	2015	2014	2013	2012
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$153,912	$137,741	$117,307	$118,434	$118,380
Investment Securities	6,622	8,611	11,934	6,250	210
Total loans receivable	120,786	101,973	79,079	77,065	75,450
Allowance for loan losses	968	800	799	986	1,357
Deposits	129,209	115,214	97,061	97,065	95,687
Advances from Federal Home Loan Bank and other borrowed funds	5,050	2,770	1,782	1,782	3,382
Shareholders’ equity	19,137	18,705	17,507	18,665	18,333
	For the Year Ended December 31,
	2016	2015	2014	2013	2012
	(in thousands except per share data)
Selected Consolidated Operating Data:
Total interest income	$5,689	$4,584	$4,096	$4,251	$4,567
Total interest expense	858	769	716	790	1,155
Net interest income	4,831	3,815	3,380	3,461	3,412
Provision for loan losses	261	97	41	212	208
Net interest income after provision for loan losses	4,570	3,718	3,339	3,249	3,204
Non-interest income	2,083	2,726	902	2,609	3,127
Non-interest expense	6,541	5,832	5,962	5,519	5,387
Income before income tax expense	112	612	(1,721)	339	944
Income tax expense	506	178	(536)	102	319
Net income	$(394)	$434	$(1,185)	$237	$625
Earnings per share:
Basic	$(0.12)	$0.16	$(0.44)	$0.09	$0.27
Diluted	$(0.12)	$0.16	$(0.44)	$0.09	$0.25

	At or For the Year Ended December 31,
	2016	2015	2014	2013	2012
Selected Financial Ratios and Other Data:
Return on average assets(1)	(0.27)%	0.34%	(0.99)%	0.20%	0.52%
Return on average equity(2)	(2.04)%	2.46%	(6.41)%	1.29%	3.74%
Average capital to average assets	13.25%	13.79%	15.41%	15.61%	14.01%
Capital to total assets	12.43%	13.58%	14.92%	15.81%	15.06%
Tangible common equity to tangible assets	10.71%	11.66%	12.68%	13.60%	12.81%
Net interest rate spread(3)	3.82%	3.51%	3.57%	3.98%	3.86%
Net interest margin(4)	3.82%	3.51%	3.53%	3.88%	3.72%
Non-interest expense to average assets	4.48%	4.55%	4.97%	4.67%	4.51%
Efficiency ratio	94.61%	89.16%	139.23%	90.92%	82.38%
Non-interest income to average assets	1.43%	2.13%	0.75%	2.21%	2.62%
Non-performing loans to loans receivable	2.91%	3.07%	5.59%	6.80%	3.90%
Non-performing assets to total assets	3.66%	4.29%	6.79%	10.60%	11.53%
Allowance for loan losses to non-performing loans	27.52%	25.56%	18.06%	18.80%	46.06%
Allowance for loan losses to loans receivable	0.80%	0.78%	1.01%	1.28%	1.80%
Number of full-service offices	5	5	5	4	4
(1)	Represents net income divided by average assets.
(2)	Represents net income divided by average equity.
(3)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities (shown on a fully taxable equivalent basis).
(4)	Represents net interest income as a percentage of average interest-earning assets (shown on a fully taxable equivalent basis).

COMPARATIVE PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about First Guaranty and Premier Bancshares giving effect to the Merger (which is referred to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of First Guaranty incorporated by reference to this Proxy Statement/Prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the Merger took place as of the date presented. The information listed as “equivalent pro forma” was obtained by multiplying the pro forma amounts by an exchange ratio of 0.130, which is the exchange ratio on April 11, 2017. However, as explained in this Proxy Statement/Prospectus, the exchange ratio may go up or down as the market price of First Guaranty common stock changes.

We expect that First Guaranty and Premier Bancshares will incur merger and integration charges as a result of combining First Guaranty and Premier Bancshares. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expenses or benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have actually been had First Guaranty and Premier Bancshares been combined as of the date or for the year presented.

	First Guaranty Historical	Premier Bancshares Historical	Pro Forma Combined(1)(2)(3)	Equivalent Pro Forma Premier Bancshares(4)
Basic Net Income Per Common Share
Year Ended December 31, 2016	$1.85	$(0.12)	$1.70	$0.22
Diluted Net Income Per Common Share
Year Ended December 31, 2016	$1.85	$(0.12)	$1.70	$0.22
Dividends Declared Per Common Share
Year Ended December 31, 2016	$0.16	$—	$0.16	$0.02
Book Value Per Common Share
December 31, 2016	$16.34	$5.76	$16.74	$2.17
(1)	The pro forma combined book value per share of First Guaranty common stock is based on the pro forma common shareholders’ equity divided by total pro forma common shares.
(2)	Pro forma dividends per share represent First Guaranty’s historical dividends per share.
(3)	The pro forma combined diluted net income per share of First Guaranty common stock is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.
(4)	Represents the pro forma combined information multiplied by 0.130, which is the exchange ratio on April 11, 2017.

MARKET PRICE AND DIVIDEND INFORMATION

First Guaranty common stock is listed on the NASDAQ Global Market under the symbol “FGBI.” There is no established public trading market for Premier Bancshares common stock and no broker makes a market in the stock. The following table lists the high and low prices per share for First Guaranty common stock and the cash dividends declared by First Guaranty for the periods indicated.

	First Guaranty Common Stock
	High	Low	Dividends
Quarter Ended
June 30, 2017 (through April 11, 2017)	$24.00	$22.90	N/A
March 31, 2017	$25.91	$21.52	$0.16
December 31, 2016	$23.93	$23.32	$0.16
September 30, 2016	$16.41	$16.17	$0.16
June 30, 2016	$16.15	$15.95	$0.16
March 31, 2016	$16.83	$15.50	$0.16
December 31, 2015	$21.73	$14.60	$0.16
September 30, 2015	$20.74	$15.00	$0.16
June 30, 2015	$21.00	$15.00	$0.16
March 31, 2015	$19.00	$16.70	$0.16

You should obtain current market quotations for First Guaranty common stock, as the market price of First Guaranty common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker.

Stock transfer records maintained by Premier Bancshares indicate that there have been relatively infrequent transactions in Premier Bancshares stock. Sales and purchases of shares of Premier Bancshares common stock are privately negotiated, and Premier Bancshares may not be aware of the price for those transactions. As a result, trading price data is very limited and may not accurately reflect the actual market value of the shares.

As of April 10, 2017, there were approximately 176 holders of record of Premier Bancshares common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the Merger, the declaration of dividends will be at the discretion of First Guaranty’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of First Guaranty, applicable state law and government regulations and other factors deemed relevant by First Guaranty’s board of directors.

SPECIAL MEETING OF PREMIER BANCSHARES, INC. SHAREHOLDERS

Date, Place, Time and Purpose

Premier Bancshares’ board of directors is sending you this document to request that you allow your shares of Premier Bancshares to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Premier Bancshares board of directors will ask you to vote on a proposal to approve the Merger Agreement. You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger. The special meeting will be held at the Synergy Bank Building located at 8951 Synergy Drive, McKinney, Texas 75070 at 11:30 a.m., Central Time, on May 10, 2017.

Who Can Vote at the Meeting

You are entitled to vote if the records of Premier Bancshares show that you held shares of Premier Bancshares common stock as of the close of business on April 10, 2017. As of the close of business on that date, a total of 3,344,980 shares of Premier Bancshares common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of Premier Bancshares common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if the holders of at least a majority of the outstanding shares of Premier Bancshares common stock are represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Premier Bancshares common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval and Adoption of the Merger Agreement. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of two-thirds of the outstanding shares of Premier Bancshares common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as shares voted against the Merger Agreement and the Merger. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement and the Merger.

Proposal 2: Adjourn the special meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Agreement. Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Premier Bancshares common stock represented in person or by proxy at the special meeting. Abstentions and broker non-votes will not affect whether the Adjournment Proposal is approved.

Shares Held by Premier Bancshares Officers and Directors and by First Guaranty

As of April 10, 2017, directors and executive officers of Premier Bancshares beneficially owned 818,226 shares of Premier Bancshares common stock, not including shares that may be acquired upon the exercise of stock options. This equals 24.5% of the outstanding shares of Premier Bancshares common stock. As of the same date, First Guaranty and its subsidiaries and its directors and executive officers own 25,000 shares, or 0.7% of Premier Bancshares common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Premier Bancshares recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Premier Bancshares shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the Adjournment Proposal. If you are the record holder of your shares of Premier Bancshares common stock and submit your proxy without specifying a voting instruction, your shares of Premier Bancshares common stock will be voted “FOR” the proposal to approve and adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Agreement and the Merger. Premier Bancshares’ board of directors recommends a vote “FOR” approval and adoption of the Merger Agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Premier Bancshares a duly executed revocation of proxy;
•	submitting a new proxy with a later date; or
•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Premier Bancshares, Inc.
8951 Synergy Drive
McKinney, Texas 75070
Attention: Douglas Sanders

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Premier Bancshares does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

Premier Bancshares will pay for this proxy solicitation. Premier Bancshares will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Premier Bancshares may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

DISSENTERS’ RIGHTS

General

If you hold one or more shares of Premier Bancshares common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the Merger and have the appraised fair value of your shares of Premier Bancshares common stock paid to you in cash. The appraised fair value may be more or less than the value of the consideration you would receive under the Merger Agreement. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code (§§ 10.351-10.368), which are attached to this Proxy Statement/Prospectus as Appendix B, and to consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent

To be eligible to exercise your right to dissent to the Merger:

•	you must, prior to the Premier Bancshares special meeting, provide Premier Bancshares with a written objection to the Merger that states that you will exercise your right to dissent if the Merger is completed and that provides an address to which First Guaranty may send a notice if the Merger is completed;
•	you must vote your shares of Premier Bancshares common stock against the Merger Agreement at the Premier Bancshares special meeting;
•	you must, not later than the 20th day after First Guaranty sends you notice that the Merger was completed, provide First Guaranty with a written demand for payment of fair value of your Premier Bancshares common stock, that states the number and class of shares of Premier Bancshares common stock you own, your estimate of the fair value of such stock, and an address to which a notice relating to the dissent and appraisal procedures may be sent; and
•	you must, not later than the 20th day after the date on which you make the written demand for payment from First Guaranty, submit to First Guaranty the certificates representing your shares of Premier Bancshares common stock to which the demand relates, for purposes of making a notation on the certificates that a demand for the payment of the fair value of the shares has been made.

If you intend to dissent from the Merger, you should send your written objection to, prior to the special meeting, to Premier Bancshares at the following address:

Premier Bancshares, Inc.
8951 Synergy Drive
McKinney, Texas 75070
Attention: President and Corporate Secretary

If you fail to vote your shares of Premier Bancshares common stock at the special meeting against the approval of the Merger Agreement, you will lose your right to dissent from the Merger. You will instead receive shares of First Guaranty common stock and cash as described in the Merger Agreement. If you comply with the first two items above and the Merger is completed, First Guaranty will send you a written notice advising you that the Merger has been completed. First Guaranty must deliver this notice to you within ten days after the Merger is completed.

Your Demand for Payment

If you wish to receive the fair value of your shares of Premier Bancshares common stock in cash, you must, within 20 days of the date the notice of consummation of the Merger was delivered or mailed to you by First Guaranty, send a written demand to First Guaranty for payment of the fair value of your shares of Premier

Bancshares common stock. The fair value of your shares of Premier Bancshares common stock will be the value of the shares on the day immediately preceding the Merger, excluding any appreciation or depreciation in anticipation of the Merger. Your written demand and any notice addressed to First Guaranty must be sent to:

First Guaranty Bancshares, Inc.
400 East Thomas Street
Hammond, Louisiana 70401
Attention: President and Corporate Secretary

Your written demand must state how many shares of Premier Bancshares common stock you own and your estimate of the fair value of your shares of Premier Bancshares common stock. If you fail to send this written demand to First Guaranty within 20 days of First Guaranty’s delivery or mailing of notice that the Merger is completed, you will be bound by the Merger and you will not be entitled to receive a cash payment representing the fair value of your shares of Premier Bancshares common stock. Instead, you will receive shares of First Guaranty common stock and cash as described in the Merger Agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to First Guaranty your certificates representing Premier Bancshares common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your shares of Premier Bancshares common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of First Guaranty, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

First Guaranty’s Actions upon Receipt of Your Demand for Payment

Within 20 days after First Guaranty receives your demand for payment and your estimate of the fair value of your shares of Premier Bancshares common stock, First Guaranty must send you written notice stating whether it accepts your estimate of the fair value of your shares claimed in the demand or rejects the demand.

If First Guaranty accepts your estimate, First Guaranty will notify you that it will pay the amount of your estimated fair value within 90 days of the Merger being completed. First Guaranty will make this payment to you only if you have surrendered the certificates representing your shares of Premier Bancshares common stock, duly endorsed for transfer, to First Guaranty.

If First Guaranty does not accept your estimate, First Guaranty will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you. You will have 90 days from the date of the completion of the Merger to accept or decline First Guaranty’s offer. If you accept the offer, First Guaranty must pay the agreed amount within 120 days of the Merger being completed, but only if you have surrendered the certificates representing your shares of Premier Bancshares common stock, duly endorsed for transfer, to First Guaranty.

Payment of the Fair Value of Your Shares of Premier Bancshares Common Stock upon Agreement of an Estimate

If you and First Guaranty reach an agreement on the fair value of your shares of Premier Bancshares common stock within 90 days after the Merger is completed, First Guaranty must pay you the agreed amount within 120 days after the Merger is completed, but only if you have surrendered the share certificates representing your shares of Premier Bancshares common stock, duly endorsed for transfer, to First Guaranty.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled

If you and First Guaranty are unable to reach an agreement as to the fair market value of your shares of Premier Bancshares common stock within 90 days after the Merger is completed, you or First Guaranty may, within 60 days after the expiration of the 90-day period, commence proceedings in Collin County, Texas, asking the court to determine the fair value of your shares of Premier Bancshares common stock. The court will determine if you have complied with the dissenters’ rights provisions of the Texas Business Organizations Code and if you have become entitled to a valuation of and payment for your shares of Premier Bancshares common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will be entitled to a reasonable fee payable from court costs which the court shall allocate between First Guaranty and the dissenting shareholders as the court determines to be fair and equitable.

The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and First Guaranty may object to all or part of the appraisal report. The court will determine the fair value of your shares and direct First Guaranty to pay that amount, plus interest accruing from the 91st day after the Merger is completed until the date of the court’s judgment. First Guaranty must pay the amount of the judgment to you immediately after you surrender to First Guaranty the certificates representing your shares of Premier Bancshares common stock, duly endorsed for transfer, to First Guaranty.

Rights as a Shareholder

If you have demanded payment for your Premier Bancshares common stock pursuant to the procedures described above, you will not thereafter be entitled to vote or exercise any other rights as a Premier Bancshares shareholder except the right to receive payment for your shares as described above and the right to bring an appropriate action to obtain relief on the ground that the Merger would be or was fraudulent. In the absence of fraud, your right to dissent and receive payment of the fair value of your shares of Premier Bancshares common stock under the dissenters’ rights provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the Merger.

Withdrawal of Demand

If you have made a written demand to First Guaranty for payment of the fair value of your shares of Premier Bancshares common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares.

Termination of Right to Dissent

If you do not perfect your dissenters’ rights, withdraw your demand, or are otherwise unsuccessful in asserting your dissenters’ rights, your right to be paid the fair value of your shares of Premier Bancshares common stock in cash will cease and you will be entitled to receive the same consideration received by other Premier Bancshares shareholders in the Merger. Your status as a shareholder will be restored and you will be entitled to receive any dividends or distributions made after the date of your payment demand.

Income Tax Consequences

See “Proposal 1—Description of the Merger—Material Tax Consequences of the Merger” on page 41 for a discussion on how the federal income tax consequences to you will change if you elect to dissent from the Merger.

PROPOSAL 1 - DESCRIPTION OF THE MERGER

The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated by reference into this Proxy Statement/Prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.

General

The Merger Agreement provides for the merger of Premier Bancshares with and into First Guaranty, with First Guaranty as the surviving entity. Following the consummation of the Merger, Premier Bancshares’ wholly-owned subsidiary, Premier Delaware, will merge with and into First Guaranty and Premier Delaware will cease to exist. Following the merger of Premier Delaware with and into First Guaranty, First Guaranty will merge Synergy Bank with and into First Guaranty Bank, with First Guaranty Bank as the surviving bank.

Background of the Merger

During the early to mid-2000s, Synergy Bank and Synergy Mortgage, the primary businesses owned by Premier Bancshares, were heavily engaged in real estate lending. In particular Synergy Bank, despite its relatively small size, was heavily involved in lending to finance development and construction projects in the North Texas real estate market. However, when the Texas real estate market experienced a recession during 2008 to 2010, Synergy Bank suffered several years of substantial loan losses. The effect of several years of loan losses and the expense of carrying a substantial amount of real property acquired by foreclosure, resulted in Synergy Bank’s capital becoming seriously impaired.

As a result of Synergy Bank’s weakened financial condition, on May 11, 2009, the Federal Deposit Insurance Corporation (the “FDIC”) and the Texas Department of Savings and Mortgage Lending (the “TDSML”) jointly entered into a Memorandum of Understanding (the “MOU”) with Synergy Bank that set specific goals and time frames for Synergy Bank to address certain criticisms noted in its regulatory examination.

During its next examination, Synergy Bank’s Tier 1 Capital Ratio did not reach the level required under the terms of the MOU. Due to this failure to comply with the MOU, Synergy Bank entered into a Formal Consent Order with the FDIC in March 2011.

In October 2013, Synergy Bank’s condition had improved such that the Consent Order was reduced to a newly-agreed upon memorandum of understanding. Thereafter, based on continued improvement by Synergy Bank, the memorandum of understanding was terminated effective May 2015.

In its place, Synergy Bank’s Board of Directors adopted a formal board resolution in May 2015 that expressed the intention of management of Synergy Bank to adhere to certain lending and capital rules and restrictions. The Board resolution remains in effect and Synergy Bank is in compliance with all of its provisions. Synergy Bank’s Board began implementing a strategy in 2009 focused on originating government-insured loans. To help execute this strategy, Synergy Bank hired J. Douglas Sanders as its Chief Executive Officer who had prior experience in government-insured loans. Under the new program, once SBA or USDA loans were funded by Synergy Bank, they could be sold in an established secondary market. When the loans were sold in the secondary market, Synergy Bank was able to recover the funds advanced on the loan, plus a premium. The loan proceeds recovered by Synergy Bank were then available to fund new loans. Additionally, the premiums earned from the sales generated additional income for Synergy Bank. Synergy Bank’s participation in these programs permitted Synergy Bank to create greater loan volume without requiring an increase in its capital.

In the years that followed, Synergy Bank was gradually able to return itself to an improved financial condition. Due to its improved condition, Synergy Bank was able to resume profitable, or near-profitable, operations.

Despite its overall improvement, Synergy Bank’s limited capital continued to restrict its ability to make new loans and operate on a consistent profitable basis. Additionally, Synergy Bank’s management continued to reflect upon the difficulty in growing profitably and operating a financial institution under current economic, regulatory and competitive conditions. Like most community banks, Synergy Bank has incurred higher costs in complying with new banking laws, regulations and policies, as well as higher costs associated with changes in technology that affect the way customers do their banking business.

Beginning in 2015, Synergy Bank’s management advised the Premier Bancshares and the Synergy Bank board of directors that Synergy Bank’s limited capital structure was soon going to effectively restrict Synergy Bank’s ability to continue its program of funding government-insured loans. Likewise, Synergy Bank’s limited capital would restrict its ability to continue its efforts to expand originating its conventional real estate and commercial loans.

As in prior years, the Board of Premier Bancshares reviewed and discussed Premier Bancshares’ financial performance, market, operating and regulatory risks, opportunities for organic and product growth and strategies to maximize stockholder value. The Premier Bancshares Board considered the viability of raising additional capital, but concluded that it would be extremely difficult to raise sufficient capital based upon Synergy Bank's recent history. The Board also considered the possibility of a sale of Synergy Bank or a merger with a larger institution as an alternative.

Premier Bancshares’ board of directors considered all of its strategic options and determined that it should evaluate the possibility of a sale of Premier Bancshares. After this determination, the Premier Bancshares’ Board engaged Baxter Fentriss and Company (“Baxter”), an investment banking firm, to advise it on its options and to assist it in identifying and evaluating potential merger partners. Early in this process First Guaranty was identified as a banking institution that would potentially have an interest in expanding into the Texas market, and as such, might be interested in acquiring or merging with Premier Bancshares. Premier Bancshares also had some preliminary discussions with three other banks, but such discussions never progressed to serious consideration of a merger transaction.

After initial contacts were made, a meeting was held in July 2016 where representatives of Premier Bancshares traveled to Hammond, Louisiana to meet with representatives of First Guaranty to gauge the level of interest of each party in a possible merger and to determine if the level of interest justified further discussions.

In August 2016, representatives of First Guaranty traveled to McKinney, Texas to meet with representatives of Premier Bancshares for further discussions on a potential transaction. Although the parties expressed a mutual interest in exploring a merger, the August 2016 meeting with First Guaranty did not result in an initial offer.

Following the meetings with First Guaranty, in the fall of 2016, the Board of Premier Bancshares was contacted by a group of individuals with substantial banking experience (the “Investor Group”) who expressed an interest in purchasing Synergy Bank. The Investor Group stated its intention was to raise sufficient funds in order to purchase Synergy Bank, as well as substantially increase Synergy Bank’s capital.

Following extensive discussion and after considering the proposed terms and conditions of the transaction documents, the Board of Premier Bancshares concluded it would be in stockholders' best interest to proceed with the proposed sale to the Investor Group. To permit the Investor Group to conduct their due diligence and determine whether they would proceed to a purchase of Premier Bancshares, Premier Bancshares and the Investor Group executed a Letter of Intent (“LOI”). The Investor Group and Premier Bancshares then began negotiating the terms of the definitive agreement.

On September 19, 2016, during the time that Premier Bancshares was under the LOI with the Investor Group, Baxter was contacted by representatives of First Guaranty, expressing an interest in a possible merger between Premier Bancshares and First Guaranty. However, because the terms of the LOI with the Investor Group precluded any negotiations with other interested parties, Premier Bancshares was required to advise First Guaranty that it could not consider the proposed merger at that time.

In November 2016, the Investor Group informed the Premier Bancshares Board that they would not be able to raise sufficient funds to permit them to proceed with the purchase of Synergy Bank within the time period agreed to in the LOI. Accordingly, the LOI with the Investor Group was terminated.

After the LOI was terminated, in November 2016, the Premier Bancshares Board directed Baxter to contact First Guaranty and inform them that Premier Bancshares was interested in exploring a possible merger with First Guaranty. Baxter contacted First Guaranty to determine its interest in a possible merger.

First Guaranty has historically grown both organically and through strategic acquisitions. First Guaranty has acquired and successfully integrated two whole bank acquisitions in the last 10 years, and in so doing, has significantly expanded its Louisiana banking franchise. In November 2015, First Guaranty completed its public offering of common stock, resulting in approximately $9.3 million in net proceeds and listed its shares of common stock on the Nasdaq Stock Market. Consistent with its acquisition strategy and recently completed public stock offering, in 2015, First Guaranty’s board of directors continued to discuss and analyze market conditions, the mergers and acquisitions market and potential opportunities for growth, with its senior management. These continued discussions included a review of the operating results, business franchise and financial characteristics of a number of community banks, including Premier Bancshares.

On November 18, 2016, Premier Bancshares received a letter from First Guaranty (the “indication of interest”), which provided for the acquisition of Premier Bancshares for book value at closing based on the book value of First Guaranty at closing in a 50% cash and 50% stock transaction. This indication of interest also provided, among other things, indemnification for directors and officers, employee retention and time frames for the Merger. Premier Bancshares accepted the indication of interest.

Beginning November 28 through December 1, 2016, First Guaranty conducted due diligence on Premier Bancshares, including on-site due diligence of Synergy Bank’s loan portfolio, branch locations and other matters as well as interviews of Premier Bancshares’ senior management.

Premier Bancshares invited representatives of First Guaranty to meet with the Board of Premier Bancshares to discuss a potential transaction between Premier Bancshares and First Guaranty. On December 22, 2016, at a special meeting of the Board of Premier Bancshares, Mr. Lewis was introduced to the Board and informed the Board about First Guaranty Bank and its activities. Mr. Lewis confirmed First Guaranty’s interest in pursuing a merger with Premier Bancshares.

Following the presentation by Mr. Lewis, the Premier Bancshares board of directors had extensive discussion of the terms of First Guaranty’s proposal and unanimously voted to proceed with merger discussions. Additionally, the Board appointed a committee to negotiate the terms of the anticipated Merger Agreement (the “Merger Committee”). The Merger Committee was composed of the following persons: Joe Williams, Chairman of the Premier Bancshares Board and its President; Bruce McAnally, Premier Bancshares Director and Chairman of the Synergy Bank Board; J. Douglas Sanders, Premier Bancshares Director and President and Chief Executive Officer of Synergy Bank; Charles Baggs, Secretary to the Premier Bancshares Board and Chief Financial Officer of Synergy Bank; and Jeff Bachus, Executive Vice President and Chief Lending Officer of Synergy Bank.

On December 27, 2016, Luse Gorman, PC (“Luse Gorman”), outside counsel for First Guaranty, sent Whitaker Chalk Swindle & Schwartz PLLC (“Whitaker”), outside counsel for Premier Bancshares, the initial draft of a definitive merger agreement for the transaction. Between December 27, 2016 and January 30, 2017, Luse Gorman exchanged proposed revisions to the draft definitive agreement with Whitaker based on input and comments received from First Guaranty's senior management and Premier Bancshares' senior management and the Merger Committee. Whitaker worked with Luse Gorman towards finalizing a draft merger agreement. The revisions focused on, among other things, adjustments to the merger consideration, certain negative covenants, the termination fee and the employment contracts/arrangements for senior officers of Synergy Bank.

A special meeting of the Board of Premier Bancshares was called for January 3, 2017 to review and consider the terms and conditions of the draft definitive Merger Agreement. The meeting began with a summary by Messrs. Williams and Sanders of the history of the negotiations and discussions with First Guaranty. Whitaker then reviewed the terms and conditions of the proposed definitive Merger Agreement with First Guaranty. Following extensive discussion and after considering the proposed terms and conditions of the transaction documents, and taking into consideration the factors described under “ — Premier Bancshares’ Reasons for the Merger” the board of directors, having determined that the terms of the proposed Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable to and in the best interests of Premier Bancshares and its stockholders, unanimously approved the Merger Agreement. The Board authorized Mr. Sanders to execute and deliver the Merger Agreement on behalf of Premier Bancshares, and further authorized him, with the assistance of counsel, to make such changes to the definitive Merger Agreement, provided that any such changes do not materially affect the significant terms of the Merger Agreement. The Board also unanimously recommended that stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

On January 30, 2017, the Board of Directors of First Guaranty held a special meeting and approved the Merger Agreement.

On January 30, 2017, at a special meeting of the Board of Premier Bancshares, a revised draft of the Merger Agreement was presented for review. Following extensive discussion and after considering the revised terms and conditions of the transaction documents, the Board unanimously voted to approve the revised Merger Agreement. Also on this date, Baxter rendered to the Board its opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter as set forth in its opinion, the merger consideration in the proposed Merger was fair, from a financial point of view, to the holders of Premier Bancshares common stock, as more fully described under “— Opinion of Premier Bancshares’ Financial Advisor.”

The Merger Agreement between Premier Bancshares and First Guaranty was executed by the parties on January 30, 2017.

The transaction was announced on the evening of January 30, 2017 by a press release issued jointly by Premier Bancshares and First Guaranty.

Premier Bancshares’ Reasons for the Merger

In determining that the Merger and the Merger Agreement were fair to and in the best interest of Premier Bancshares and its shareholders, in authorizing and approving the Merger, in adopting the Merger Agreement and in recommending that Premier Bancshares shareholders vote for approval of the Merger Agreement, Premier Bancshares’ board of directors consulted with members of Premier Bancshares’ management, and with Baxter, and also considered a number of factors that the Premier Bancshares board of directors viewed as relevant to its decisions, including, without limitation, the following:

•	The business strategy and strategic plan of Premier Bancshares, its prospects for the future, and its projected financial results.
•	A review of the risks and prospects of Premier Bancshares remaining independent, including the challenges of the current financial, operating and regulatory climate.
•	Management’s stand alone financial projections, which estimated that, even with substantial strategic investment, over a time frame of two years, Premier Bancshares would not achieve through organic growth a comparable level of shareholder value that the Merger is expected to deliver.
•	Management’s assessment of the considerable risks involved in attaining the performance levels assumed by the forecasts, and its similar assessment of the considerable risk involved in growth by acquisition.
•	Conditions and activity in the M&A market providing a unique window of opportunity with respect to a merger of Premier Bancshares and delivering accelerated and enhanced shareholder value, as compared to organic growth.
•	The increasing costs associated with banking regulation, including the Dodd-Frank Act.
•	The anticipated costs associated with continuing to develop and enhance Premier Bancshares’ business capabilities.
•	The form and amount of the merger consideration, including the tax treatment of stock consideration and reduced volatility provided by cash consideration.
•	The opportunity for Premier Bancshares shareholders to have increased liquidity upon receipt of First Guaranty common stock in exchange for their Premier Bancshares common stock because Premier Bancshares is a private company with no public trading market for its shares whereas First Guaranty common stock is listed for trading on the NASDAQ Global Market.
•	The fact that the stock consideration would allow Premier Bancshares shareholders who receive First Guaranty stock to participate in a portion of the future performance of the combined Premier Bancshares and First Guaranty businesses and potential synergies resulting from the Merger, and the potential future value to Premier Bancshares shareholders represented by that consideration;
•	Expected operating efficiencies.
•	The employment prospects for Premier Bancshares’ employees within the combined company.

•	First Guaranty’s strategy of expansion into Texas and adding markets with more favorable demographics.
•	The belief that First Guaranty can leverage Premier Bancshares’ expertise in commercial and small business administration lending throughout First Guaranty’s footprint.
•	Premier Bancshares’ and First Guaranty’s shared values, common cultures and commitment to serve their clients and communities.
•	First Guaranty’s historically strong financial condition and results of operations.
•	A review of the historical financial statements and condition of Premier Bancshares and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of Premier Bancshares.
•	The fact that the Merger would combine two established banking franchises to create a well-positioned community bank with approximately $1.7 billion in assets.
•	Comparative stand alone analyses of Premier Bancshares and First Guaranty prepared by Baxter, a pro forma analyses of the combined company prepared by Baxter, and the book and tangible book values per share, earnings per share, dividends and capital levels of each entity.
•	The anticipated future earnings growth of Premier Bancshares compared to the potential future earnings growth of First Guaranty and the combined company.
•	The anticipated future dividends to be received by Premier Bancshares shareholders after completion of the Merger as First Guaranty shareholders, based on First Guaranty’s current and projected annual dividends per share.
•	The complementary nature of the businesses of Premier Bancshares and First Guaranty and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates.
•	The ability of First Guaranty to complete the Merger from a business, financial and regulatory perspective.
•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.
•	The ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company.
•	The likelihood of successful integration and operation of the combined company.
•	The likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.
•	The results of the solicitation process conducted by Premier Bancshares, with the advice and assistance of its advisors.
•	Certain structural protections included in the Merger Agreement, including:
•	the fact that the Merger Agreement does not preclude a third party from making an unsolicited proposal for an alternative takeover proposal with Premier Bancshares and that, under certain circumstances more fully described under “—Additional Covenants of Premier Bancshares and First Guaranty in the Merger Agreement—Agreement Not to Solicit Other Proposals,” Premier Bancshares may furnish non-public information to and enter into discussions with such third party regarding the alternative takeover proposal and the ability of the Premier Bancshares board of directors to withdraw, amend or qualify its board recommendation of the Merger or recommend a superior proposal or terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by Premier Bancshares of $500,000, the amount of which was negotiated at arm’s-length and was determined by the Premier Bancshares board of directors to be reasonable; and

•	a reverse termination fee payable if First Guaranty unilaterally decides not to proceed with effectuating the Merger after the Merger Agreement has been approved by the shareholders of Premier Bancshares and Premier Bancshares has satisfied its closing conditions.
•	The written opinion of Baxter delivered to the Premier Bancshares board of directors dated January 30, 2017 that the merger consideration is fair to holders of Premier Bancshares common shares from a financial point of view.

The Premier Bancshares board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

•	The challenges of integrating Premier Bancshares’ business, operations and employees with those of First Guaranty.
•	The need to and likelihood of obtaining approval by shareholders of Premier Bancshares and regulators in order to complete the transaction.
•	The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings and revenue enhancements contemplated by the respective management teams.
•	The risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of Premier Bancshares’ business before the Merger is completed.
•	The possibility of a significant reduction in the trading price of First Guaranty common stock following the announcement of the Merger Agreement and prior to completion of the Merger.
•	The impact that provisions of the Merger Agreement relating to payment of a termination fee by Premier Bancshares may have on Premier Bancshares receiving an alternative takeover proposal.
•	The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.
•	The possibility of litigation in connection with the Merger.
•	The fact that a termination fee in the amount of $500,000 would have to be paid to First Guaranty if Premier Bancshares determined to terminate the Merger Agreement to accept a superior proposal or if First Guaranty determined to terminate the Merger Agreement due to Premier Bancshares’ material breach of its non-solicitation or cooperation obligations, willful breach of representations or warranties, failure to recommend or withdrawal or modification of its recommendation of the Merger Agreement, or entry into an acquisition agreement following its failure to obtain shareholder approval of the Merger Agreement.

This discussion of the information and factors considered by Premier Bancshares’ board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the Premier Bancshares board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Premier Bancshares board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to Premier Bancshares shareholders. Rather, the Premier Bancshares board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Premier Bancshares’ management and outside legal and financial advisors. In addition, individual members of the Premier Bancshares board of directors may have assigned different weights to different factors.

Certain of Premier Bancshares’ directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of Premier Bancshares’ shareholders generally. The Premier Bancshares board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to Premier Bancshares shareholders. For a discussion of these interests, see “—Interests of Certain Persons in the Merger that are Different from Yours.”

Recommendation of the Premier Bancshares Board of Directors

The Premier Bancshares board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger, are fair to and in the best interests of Premier Bancshares and the Premier Bancshares shareholders.

THE PREMIER BANCSHARES BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PREMIER BANCSHARES SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Premier Bancshares, Inc.’s Financial Advisors

Baxter Fentriss and Company has acted as financial advisor to Premier Bancshares Inc., McKinney, Texas, in connection with the Merger with First Guaranty Bancshares, Inc., Hammond, Louisiana. Baxter delivered to Premier Bancshares its opinion dated January 30, 2017 that on the basis of matters referred to herein, the merger consideration received by shareholders of Premier Bancshares is fair from a financial point of view. Baxter assisted Premier Bancshares in identifying and negotiating with First Guaranty and other prospective acquirors. In rendering its opinion Baxter consulted with the management of Premier Bancshares and First Guaranty regarding their respective businesses and outlook, reviewed the Agreement and Plan of Merger entered into on January 30, 2017, and also reviewed certain public-available information on the parties and certain additional materials made available by the management of the respective companies.

Baxter’s opinion is directed to Premier Bancshares’ Board of Directors and is directed only to the fairness, from a financial point of view, of the merger consideration to be received by shareholders of Premier Bancshares. It does not address Premier Bancshares’s underlying business decision to effect the proposed Merger nor does it constitute a recommendation to any Premier Bancshares shareholder as to how a shareholder should vote with respect to the Merger at the shareholder meeting or as to any other matter.

Baxter's opinion was one of many factors taken into consideration by Premier Bancshares’ Board of Directors in making its determination to approve the Merger, and the receipt of Baxter's opinion is a condition precedent to Premier Bancshares’ consummating the Merger. The opinion of Baxter does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for Premier Bancshares or the effect of any other business combination in which Premier Bancshares might engage.

Baxter, as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate, and other purposes. Baxter is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. Premier Bancshares selected Baxter as its financial advisor because Baxter is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the Merger. Baxter is not affiliated with Premier Bancshares or First Guaranty however the President of Baxter is the Executor of an estate which holds shares of Premier Bancshares and First Guaranty common stock as part of its long-term investment objectives.

In connection with rendering its opinion to Premier Bancshares’ Board of Directors, Baxter performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter considered such financial and other factors as it deemed appropriate under the circumstances including the following:

•	the historical and current financial condition and results of operations of Premier Bancshares and First Guaranty including interest income, interest expense, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;
•	the business prospects of Premier Bancshares and First Guaranty;

•	the economies of Premier Bancshares’ and First Guaranty’s respective market areas; and
•	the nature and terms of certain other acquisition transactions that it believed to be relevant.

Baxter also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of acquisition transactions in Texas and throughout the United States.

In connection with rendering its opinion, Baxter reviewed:

•	the Agreement and Plan of Merger;
•	drafts of this Proxy Statement/Prospectus;
•	the audited financial statements of Premier Bancshares for the year ended December 31, 2015 and draft audited financial statements for the year ending 2016, as well as certain current internal and/or interim reports to shareholders and regulatory agencies;
•	the Annual Reports to shareholders of First Guaranty for the years ended December 31, 2015, 2014 and 2013, First Guaranty’s September 30, 2016 Form 10-Q, as well as certain current interim reports to shareholders and regulatory agencies;
•	certain additional financial and operating information with respect to the business, operations and prospects of Premier Bancshares and First Guaranty as it deemed appropriate.

Baxter also:

•	held discussions with members of Premier Bancshares’ and First Guaranty’s senior management regarding the historical and current business operation, financial condition and future prospects of their respective companies;
•	reviewed the historical market prices and trading activity for Premier Bancshares’ common stock and First Guaranty’s common stock, as applicable, and compared them with those of certain publicly traded companies that it deemed to be relevant;
•	compared the results of operations of Premier Bancshares and First Guaranty with those of certain banking companies that it deemed to be relevant;
•	analyzed the pro-forma financial impact of the Merger on First Guaranty; and
•	conducted such other studies, analyses, inquiries, and examinations as Baxter deemed appropriate.

The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a Fairness Opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration provided to the holders of Premier Bancshares common stock was to some extent a subjective one based on the experience and judgment of Baxter and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter's view of the actual value of Premier Bancshares or First Guaranty.

In performing its analyses, Baxter made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Premier Bancshares and First Guaranty. The analyses performed by Baxter are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro-forma basis, to First Guaranty.

The following is a summary of selected analyses performed by Baxter in connection with its Fairness Opinion:

1.   Comparative Analysis. Baxter analyzed and compared the price-to-book multiple, price-to-tangible book multiple, and price-to-earnings multiple of First Guaranty’s offer to the average of select national publicly announced banking transaction pricing multiples for the period January 1, 2015 through January 30, 2017 where target banks assets were less than $300 million (“National Group”). The group consisted of 191 total transactions for which pricing information was available. The average acquisition pricing multiple for the National Group was price-to-book 1.20x; price-to-tangible book 1.22x; and price-to-earning 24.2x. These pricing ratios reflect as purchase value; the sum of all value paid to common shareholders and value paid to option holders in excess of strike price. The First Guaranty transaction value is lower than the National Group for average price-to-book but higher than the National Group for price-to-tangible book value. The price-to-earning was not meaningful for analysis purposes due to the loss reported by Premier Bancshares for the year ended December 31, 2016.

Baxter further analyzed and compared the price-to-book multiples, price-to-tangible book multiples, and price-to-earnings multiples of First Guaranty’s offer to the average of select regional publicly announced banking transaction pricing multiples for the period January 1, 2013 through January 30, 2017 where the target banks were located in the states of Alabama, Arkansas, Arizona, Colorado, Georgia, Kansas, Louisiana, Missouri, Mississippi, Nebraska, New Mexico, Oklahoma, Texas, and Utah and held assets less than $300 million (“Regional Group”). The group consisted of 130 total transactions for which pricing information was available. The average acquisition pricing multiples for the Regional Group was price-to-book 1.22x; price-to-tangible book 1.25x; and price-to-earning 22.4x. These pricing ratios reflect as purchase value; the sum of all value paid to common shareholders and value paid to option holders in excess of strike price. The First Guaranty transaction value is lower than the Regional Group for average price-to-book but higher than the Regional Group for price-to-tangible book value. The price-to-earnings multiple comparison and calculation for the transaction was not meaningful due to Premier Bancshares’s negative net income for the year ended December 31, 2016.

Below is a table that summarizes the First Guaranty offer, as well as, the National and Regional Groups average pricing multiples for similar banking transactions.

First Guaranty Offer and Select Comparable Transaction Averages

	Price / Book		Price / Tangible Book		Price / Earnings
First Guaranty Offer	1.08	X	1.28	X	NM
National Group	1.20	X	1.22	X	24.2	X
Regional Group	1.22	X	1.25	X	22.4	X

2.   Discounted Cash Flow Analysis. Baxter performed a discounted cash flow analysis to determine hypothetical present values for a share of Premier Bancshares’s common stock as a five and ten year investment. Under this analysis, Baxter considered various scenarios for the performance of Premier Bancshares’ common stock using a range of growth rates from four percent (4%) to ten percent (10%) for Premier Bancshares’s normalized earnings. A range of terminal values from eighteen (18x) to twenty times (20x) earnings was also used in the analysis as well as a range of discount rates from twelve and a half percent (12.5%) to fourteen and a half percent (14.5%). These ranges of growth rates, discount rates, and terminal values were chosen based upon what Baxter in its judgment, considered to be appropriate taking into account, among other things, Premier Bancshares’ past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the market place generally and for companies of similar risk profiles. In all of the scenarios considered, the present value of Premier Bancshares’ common stock was calculated at less than the value of First Guaranty’s offer. Thus, Baxter’s discounted cash flow analysis indicated that Premier Bancshares shareholders would be in a better financial position by receiving the First Guaranty common stock offered in the Merger rather than continuing to hold Premier Bancshares common stock.

The discounted cash flow analysis is a widely used methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made and the results thereof are not necessarily indicative of actual values or actual future results. Below is a table that summarizes the discounted cash flow analysis that Baxter performed in forming its Fairness Opinion. An example of how to read the table is as follows:

Using a discount rate of 12.5%, a terminal value of 18x, and growth rates of 4% to 10%, the present value of Premier Bancshares’ common stock is calculated to be in the range of $4.28 to $5.21 assuming the shares are sold in five years. The values in the range are less than what First Guaranty has offered, implying that under the assumptions of this particular scenario, a shareholder of Premier Bancshares common stock would be better off taking First Guaranty’s offer than holding Premier Bancshares common stock.

Summary of Baxter Discounted Cash Flow Analysis

Discount Rate of 12.50% and growth rates from 4% to 10%

Range of Present Value Calculations

Terminal Value of Earnings	Sell Shares in Five Years	Sell Shares in Ten Years
18X	$4.28 to $5.21	$4.06 to $5.87
19X	$4.41 to $5.37	$4.15 to $6.02
20X	$4.53 to $5.54	$4.23 to $6.16

Discount Rate of 13.50% and growth rates from 4% to 10%

Range of Present Value Calculations

Terminal Value of Earnings	Sell Shares in Five Years	Sell Shares in Ten Years
18X	$4.12 to $5.01	$3.81 to $5.49
19X	$4.24 to $5.17	$3.89 to $5.62
20X	$4.35 to $5.32	$3.96 to $5.75

Discount Rate of 14.50% and growth rates from 4% to 10%

Range of Present Value Calculations

Terminal Value of Earnings	Sell Shares in Five Years	Sell Shares in Ten Years
18X	$3.97 to $4.83	$3.58 to $5.13
19X	$4.08 to $4.97	$3.65 to $5.25
20X	$4.19 to $5.12	$3.72 to $5.37

3.   Stock Price History. Baxter analyzed the history of the trading prices and volume for Premier Bancshares and First Guaranty’s common stock and compared First Guaranty to 413 other publicly traded banks with assets between $500 million and $5 billion. As of the close of the market on January 30, 2017, First Guaranty traded for $23.44 per share, which represents a price-to-book multiple of 1.38x, price-to-tangible book value of 1.42x, and a price-to-earnings multiple of 12.5x. For the same period, the corresponding average multiples for the aforementioned group of banks averaged 1.40x price-to-book, 1.53x price-to-tangible book, and 17.0x price-to-earnings.

Under this analysis, shareholders of Premier Bancshares would expect to receive higher underlying book value and earnings per share when compared to the average of the noted group for the portion of consideration being received in common stock.

Additionally, using publicly available information on Premier Bancshares and First Guaranty and applying the capital guidelines of banking regulators, Baxter's analysis indicated that the Merger would not permanently dilute the capital and earnings capacity of First Guaranty and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter considered the likely market overlap and the Federal Reserve guidelines with regard to market concentration and concluded that possible antitrust issues do not exist.

Baxter has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Baxter did not make an independent appraisal of the assets or liabilities of either Premier Bancshares or First Guaranty, and has not been furnished such an appraisal.

No company or transaction used as a comparison in the above analysis is identical to Premier Bancshares, First Guaranty, or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

Baxter will be paid (1) an acquisition fee, equal to approximately 1.30% of the aggregate consideration received by Premier Bancshares and (2) a Fairness Opinion fee of $25,000 and (3) reasonable out-of-pocket expenses for its services. Premier Bancshares has agreed to indemnify Baxter against certain liabilities, including certain liabilities under federal securities laws. During the two years preceding the date of its opinion, Baxter has not provided investment banking and financial advisory services to First Guaranty. Baxter may in the future provide investment banking and financial advisory services to Premier Bancshares or First Guaranty and receive compensation for such services.

Consideration to be Received in the Merger

If the Merger proposal is approved and the Merger is subsequently completed, shareholders of Premier Bancshares will receive aggregate merger consideration equal to $20.637 million. Under the terms of the Merger Agreement, each outstanding share of Premier Bancshares common stock (other than shares owned by First Guaranty or Premier Bancshares, or by shareholders that have asserted and not withdrawn dissenter's rights in accordance with the Texas Business Organizations Code) will be converted into the right to receive (i) an amount in cash equal to $20.637 million, divided by the total number of shares of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing date, multiplied by 50%; and (ii) that number of shares of First Guaranty common stock equal to the exchange ratio. The exchange ratio is obtained by dividing (i) $20.637 million divided by the total number of Premier Bancshares common stock outstanding as of the business day immediately prior to the closing, multiplied by 50%, by (ii) the average closing price. The average closing price means the average of the closing prices of First Guaranty common stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. Ultimately, Premier Bancshares shareholders will receive 50% First Guaranty common stock and 50% cash. For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

First Guaranty's common stock is traded on The NASDAQ Global Market under the symbol “FGBI.” On January 30, 2017, the last trading day prior to the announcement of the merger agreement by the board of directors, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.44. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.44 and the number of shares outstanding for Premier Bancshares is 3,344,980, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.132 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). On April 11, 2017, the last practicable date prior to the mailing of this Proxy Statement/Prospectus, the last reported sale price of First Guaranty common stock on The NASDAQ Global Market was $23.75. With the aggregate merger consideration of $20.637 million and assuming that the First Guaranty average closing price was equal to $23.75, each Premier Bancshares shareholder would be entitled to receive $3.08 per share in cash and 0.130 shares of First Guaranty common stock per share of Premier Bancshares common stock (which would have an implied value of $3.08 based on that stock price). We urge you to obtain current stock price quotations for First Guaranty common stock. A table setting forth an illustrative range of the respective cash consideration per share and the exchange ratio at various First Guaranty average closing prices (with the aggregate merger consideration of $20.637 million) can be found on page 40 of this

Proxy Statement/Prospectus in the section entitled “Proposal 1—Description of the Merger—Consideration to be Received in the Merger— Merger Consideration Example.” While the aggregate merger consideration of $20.637 million is known, the cash and stock per share merger consideration will not be known until after shareholders of Premier Bancshares have voted on the merger and the board of directors of Premier Bancshares does not intend to resolicit shareholders at any point. Only whole shares of First Guaranty common stock will be issued in connection with the merger. Accordingly, Premier Bancshares shareholders will receive cash, without interest, in lieu of any fractional share of First Guaranty common stock they otherwise would be entitled to receive. Fractional shares will be calculated based upon the average of the daily closing sales prices of a share of First Guaranty common stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding the effective date of the Merger.

Merger Consideration Example

The following table illustrates scenarios for changes to the average closing price of First Guaranty common stock used to determine the exchange ratio, ranging from 40% above to 40% below $23.75 per share, which is the closing price of First Guaranty common stock as of April 11, 2017. The table illustrates the impact on the exchange ratio, cash consideration per share and aggregate merger consideration, depending upon the average closing price of First Guaranty common stock. The following table assumes there are 3,344,980 shares of Premier Bancshares common stock outstanding as of the closing date. The table reflects the aggregate merger consideration of $20.637 million, with the aggregate stock consideration of approximately $10.32 million and the aggregate cash consideration of approximately $10.32 million. The table also reflects that the merger consideration paid will consist of whole shares of First Guaranty common stock.

First Guaranty Average Closing Price		Exchange Ratio(1)	Number of Shares to be Received for 100 Shares of Premier Bancshares(2)	Per Share Consideration
% Change	Per Share			Stock	Cash
40%	$33.25	0.093	9	$3.08	$3.08
30%	30.88	0.100	10	3.08	3.08
20%	28.50	0.108	10	3.08	3.08
10%	26.13	0.118	11	3.08	3.08
—%	23.75	0.130	13	3.08	3.08
(10)%	21.38	0.144	14	3.08	3.08
(20)%	19.00	0.162	16	3.08	3.08
(30)%	16.63	0.186	18	3.08	3.08
(40)%	14.25	0.217	21	3.08	3.08
(1)	Exchange ratio has been rounded to the nearest one-thousandth.
(2)	First Guaranty will pay to each former holder of Premier Bancshares common stock who otherwise would be entitled to receive a fractional share of First Guaranty common stock, an amount in cash, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of First Guaranty common stock as reported on Nasdaq for the ten consecutive trading days immediately preceding the closing date.

The actual consideration received may be different from the amounts set forth above, because the market price for First Guaranty common stock will fluctuate prior to the completion of the merger.

Treatment of Premier Bancshares, Inc. Stock Options

At the effective time of the Merger, each option to purchase shares of Premier Bancshares common stock will vest in full, will cease to represent an option to purchase Premier Bancshares common stock and will be converted automatically into the right to receive cash equal to the amount by which $6.17 exceeds the option exercise price.

Conversion of Shares; Exchange of Certificates

The conversion of Premier Bancshares common stock into the right to receive the merger consideration will occur automatically at the effective time of the Merger. After completion of the Merger, the exchange agent will exchange certificates representing shares of Premier Bancshares common stock for the merger consideration to be received pursuant to the terms of the Merger Agreement.

Letter of Transmittal.   The exchange agent, within five business days after the effective time, will mail to each holder of record of Premier Bancshares common stock immediately prior to the effective time of the Merger a letter of transmittal and instructions on how to surrender shares of Premier Bancshares common stock in exchange for the merger consideration the holder is entitled to receive under the Merger Agreement.

If a certificate for Premier Bancshares common stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) the posting of a bond in an amount as the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.

After completion of the Merger, there will be no further transfers on the stock transfer books of Premier Bancshares of shares of Premier Bancshares common stock that were issued and outstanding immediately prior to the effective time.

Withholding.   First Guaranty or the exchange agent will be entitled to deduct and withhold from any consideration payable under the Merger Agreement to any Premier Bancshares common stockholder the amounts they are required to deduct and withhold under the Internal Revenue Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the Merger Agreement as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions.   No dividends or other distributions declared with respect to First Guaranty common stock will be paid to the holder of any unsurrendered certificates of Premier Bancshares common stock until the holder surrenders such certificate in accordance with the Merger Agreement. After the surrender of a certificate in accordance with the Merger Agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of First Guaranty common stock that the shares of Premier Bancshares common stock represented by such certificate have been converted into the right to receive under the Merger Agreement.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of First Guaranty will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of Premier Bancshares will be adjusted to fair value at the date of the Merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of First Guaranty common stock to be issued to Premier Bancshares shareholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Premier Bancshares at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Premier Bancshares being included in the operating results of First Guaranty beginning from the date of completion of the Merger.

Material Tax Consequences of the Merger

General.   The following discussion sets forth the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of Premier Bancshares common stock. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is based upon the Internal Revenue Code, the regulations of the United States Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, the term “U.S. holder” means:

•	a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as United States person; or
•	an estate that is subject to United States federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of Premier Bancshares common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;
•	a tax-exempt organization;
•	an S corporation or other pass-through entity;
•	an insurance company;
•	a mutual fund;
•	a dealer in securities or foreign currencies;
•	a trader in securities who elects the mark-to-market method of accounting for your securities;
•	a Premier Bancshares shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Internal Revenue Code or who may otherwise be subject to the alternative minimum tax provisions of the Internal Revenue Code;
•	a Premier Bancshares shareholder who received Premier Bancshares common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;
•	a person who has a functional currency other than the U.S. dollar; or
•	a Premier Bancshares shareholder who holds Premier Bancshares common stock as part of a hedge, straddle or a constructive sale or conversion transaction.

If a partnership (including an entity treated as a partnership for United States federal income tax purposes) holds Premier Bancshares common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

Premier Bancshares shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, and non-U.S. tax laws.

Opinion Conditions.   It is a condition to the obligations of First Guaranty and Premier Bancshares that they each receive an opinion, dated as of the effective time of the Merger, from their respective legal counsel, that the Merger will be a reorganization within the meaning of Section 368(a) of the Internal Revenue Code based upon customary representations made by First Guaranty and Premier Bancshares. In the opinion of Luse Gorman, PC, as counsel to First Guaranty, and Jackson Kelly PLLC, as counsel to Premier Bancshares, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the tax consequences described below. These opinions of counsel will be given in reliance on facts and representations contained in representation letters provided by First Guaranty, First Guaranty Bank, Premier Bancshares and Synergy Bank and on customary assumptions. These opinions are not binding on the Internal Revenue Service or any court. First Guaranty and Premier Bancshares have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the Merger and, as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected.

Accordingly, each Premier Bancshares shareholder should consult its tax advisor with respect to the particular tax consequences of the Merger to such holder.

Tax Treatment of the Entities.    First Guaranty and Premier Bancshares have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code such that no gain or loss will be recognized by First Guaranty or Premier Bancshares as a result of the Merger.

Tax Consequences of the Merger Generally to the Holders of Premier Bancshares Common Stock.    The U.S. federal income tax consequences are as follows:

•	Gain (but no loss) will be recognized by a Premier Bancshares shareholder who receives shares of First Guaranty common stock and cash in exchange for shares of Premier Bancshares common stock pursuant to the Merger, in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the First Guaranty common stock and cash received exceeds such stock holder’s cost basis in Premier Bancshares common stock surrendered, or (2) the amount of cash received in the Merger (except with respect to any cash received in lieu of fractional shares, as discussed below);
•	The aggregate basis of the First Guaranty common stock received in the Merger will be the same as the aggregate basis of Premier Bancshares common stock for which it is exchanged, decreased by the amount of cash received in the Merger (except with respect to any cash received in lieu of fractional shares, as discussed below), decreased by any basis attributable to cash received in lieu of fractional shares of First Guaranty common stock, and increased by the amount of gain recognized on the exchange; and
•	The holding period of First Guaranty common stock received in exchange for shares of Premier Bancshares common stock will include the holding period of Premier Bancshares common stock for which it is exchanged.

If a Premier Bancshares shareholder acquired different blocks of Premier Bancshares common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Premier Bancshares common stock, and the cash and First Guaranty common stock received will be allocated pro rata to each such block of common stock. In addition, such shareholder’s basis and holding period in its shares of First Guaranty common stock may be determined with reference to each block of Premier Bancshares common stock exchanged.

Gain that a Premier Bancshares shareholder recognizes in connection with the Merger generally will constitute capital gain and will constitute long-term capital gain if such shareholder has held (or is treated as having held) its Premier Bancshares common stock for more than one year as of the date of the Merger. Long-term capital gain of non-corporate holders of Premier Bancshares common stock is generally taxed at preferential rates.

Additional Considerations — Recharacterization of Gain as a Dividend.   If a holder of Premier Bancshares common stock receives First Guaranty common stock and cash pursuant to the Merger, the gain recognized may be treated as having the effect of a distribution of a dividend under Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income instead of a capital gain. For purposes of this determination, a Premier Bancshares shareholder will be treated as if the shareholder first exchanged all of its Premier Bancshares common stock solely for First Guaranty common stock (instead a combination of First Guaranty common stock and cash actually received) and then First Guaranty immediately redeemed a portion of that First Guaranty common stock in the exchange for the cash the shareholder received in the Merger. The gain recognized in the exchange followed by the deemed redemption will be treated as a capital gain (and not dividend income), if with respect to Premier Bancshares shareholder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a Premier Bancshares shareholder if (1) the Premier Bancshares shareholder owns less than 50% of the total combined voting power of all classes of stock of First Guaranty entitled to vote; and (2) if taking into account constructive ownership rules, the Premier Bancshares shareholder’s percentage ownership in First Guaranty after the Merger is less than 80% of what the holder’s percentage ownership would have been if the holder received First Guaranty common stock rather than cash in the Merger (i.e., stock ownership in First Guaranty decreases by more than 20% following the Merger). Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a Premier Bancshares shareholder will depend on the shareholder’s particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the Premier Bancshares shareholder’s deemed percentage ownership of First Guaranty common stock after the Merger (which also takes into account the constructive ownership rules). The IRS has indicated that a minority shareholder whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if the shareholder has any reduction in its percentage stock ownership under the foregoing analysis.

Because the possibility of dividend treatment depends primarily upon holder’s particular circumstances, including the application of the constructive ownership rules, holders of Premier Bancshares common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of First Guaranty Common Stock.   A Premier Bancshares shareholder who receives cash instead of a fractional share of First Guaranty common stock will generally be treated as having received the fractional share pursuant to the Merger and then having sold that fractional share of First Guaranty common stock for cash. As a result, a Premier Bancshares shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in its fractional share interest as set forth above, notwithstanding the dividend rules discussed above.

Information Reporting and Backup Withholding.   Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a holder of Premier Bancshares common stock or other payee is entitled pursuant to the Merger, unless the shareholder or other payee provides its tax identification number (social security number or employer identification number) and certifies that the number is correct. Each Premier Bancshares shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the election form transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to First Guaranty and the exchange agent.

The preceding discussion is intended only as a summary of material United States federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, we urge Premier Bancshares shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

Regulatory Matters Relating to the Merger

Completion of the Merger is subject to the receipt of all required approvals and consents from regulatory authorities. The Merger is subject to approval by the FDIC, the OFI and the Federal Reserve. First Guaranty has filed the required applications and notifications.

Bank Merger.   The bank merger is subject to the approval of the FDIC under the Bank Merger Act and the OFI under applicable Louisiana law. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. The OFI follows criteria similar to those used by the FDIC.

Holding Company Merger.   The merger of Premier Bancshares with and into First Guaranty, with First Guaranty as the surviving bank holding company, requires the approval of the Federal Reserve unless the Federal Reserve grants a waiver of the formal application process upon request of the acquiror. First Guaranty has received from the Federal Reserve a waiver from the formal application process with respect to the Merger, however, such waiver may be withdrawn under certain conditions.

Anti-Competitive Matters.   In addition, a period of 15 to 30 days must expire following approval by the FDIC before completion of the Merger is allowed, within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. While First Guaranty and Premier Bancshares believe that the likelihood of objection to the Merger by the Department of Justice is remote, there can be no assurance that the Department of Justice will not initiate proceedings to block the Merger, or that the Attorney General of the State of Louisiana will not challenge the Merger, or if any proceeding is instituted or challenge is made, what the result of such challenge or proceeding would be.

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There also can be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy one or more conditions set forth in the Merger Agreement and described under “—Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the Merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the Merger.

Interests of Certain Persons in the Merger that are Different from Yours

Some members of Premier Bancshares’ management and board of directors have interests in the Merger that are in addition to their interest as shareholders of Premier Bancshares generally. The Premier Bancshares board of directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated by the Merger Agreement.

Share Ownership.   On the record date for Premier Bancshares’ special meeting of shareholders, Premier Bancshares’ directors and executive officers and their affiliates beneficially owned, in the aggregate, 818,226 shares of Premier Bancshares common stock (not including shares that may be acquired upon the exercise of stock options), representing approximately 24.5% of the outstanding shares of Premier Bancshares common stock.

Stock Options.   Directors and executive officers hold outstanding stock option awards. Under the terms of the Merger Agreement, immediately prior to the effective time of the Merger, holders of outstanding and unexercised options to purchase shares of Premier Bancshares common stock will receive, in cancellation of the stock options, a cash payment in an amount equal to the number of shares provided for in each such stock option, multiplied by the difference between the cash consideration per share paid to Premier Bancshares shareholders as a result of the Merger and the exercise price of the relevant stock option, less applicable tax withholdings. Any out-of-the money stock options issued by Premier Bancshares will be cancelled for no consideration. Based on the equity holdings as of the Premier Bancshares Record Date, the number of Premier Bancshares stock options held by executive officers and non-employee directors of Premier Bancshares are as follows:

Executive/Director of Premier Bancshares	Premier Bancshares Stock Options (#)	Weighted-Average Exercise Price ($)
J. Douglas Sanders, President and Chief Executive Officer	30,000	7.04
Charles L. Baggs, EVP and Chief Financial Officer	13,000	7.04
William J. Bachus, EVP and Chief Lending Officer	13,000	7.04
All non-employee directors as a group (5 persons)	45,000	7.04

Continued Employment for Certain Premier Bancshares Executive Officers.   Following the effective time of the Merger, J. Douglas Sanders, President and Chief Executive Officer and Charles L. Baggs, Executive Vice President and Chief Financial Officer of Premier Bancshares and Synergy Bank have agreed to remain employed with First Guaranty Bank. In connection with the execution of the Merger Agreement, First Guaranty has agreed to assume Mr. Sanders’ amended employment agreement with Premier Bancshares and Synergy Bank following the effective time of the Merger. Under the terms of the amended employment agreement, Mr. Sanders shall remain employed with First Guaranty Bank until April 30, 2019. His specific job title and duties are still to be determined. Mr. Sanders has agreed to waive the right to his change in control benefit under the employment agreement (which is a cash payment equal to 2.99 times his “base amount” as defined under Section 280G of the Internal Revenue Code, and is hereafter referred to as the “Change in Control Payment”) if he elects to voluntarily resign from his employment with First Guaranty Bank for any reason. However, the Change in Control Payment would be payable to Mr. Sanders in the event his employment is terminated by First Guaranty or First Guaranty Bank without cause.

Pursuant to an agreement between Mr. Baggs and First Guaranty Bank, dated January 30, 2017, the current employment agreement between Mr. Baggs, Premier Bancshares and Synergy will terminate as of the effective time of the Merger, such that no change in control benefits will be payable thereunder as a result of the Merger. In consideration of the foregoing, Mr. Baggs has agreed to remain employed with First Guaranty Bank until September 30, 2020. His specific job title and duties are still to be determined.

Severance.   William J. Bachus, Executive Vice President and Chief Lending Officer of Premier Bancshares and Synergy Bank, will terminate employment immediately prior to the effective time of the Merger. In connection with the execution of the Merger Agreement, Mr. Bachus, Premier Bancshares, Synergy Bank and First Guaranty entered into a pay-out agreement, the terms of which provide that Mr. Bachus’ current employment agreement with Premier Bancshares and Synergy Bank will terminate and have no further force or effect as of the effective time of the Merger. Upon Mr. Bachus’ termination of employment, he will receive a lump sum payment equal to $280,000 within 10 days thereafter, and such payment will be made in lieu of the right to any payment or benefit under his employment agreement.

Board Appointment.   Effective at the closing of the Merger, Bruce McAnally, a director of Premier Bancshares and Synergy Bank, will be appointed to the board of directors of First Guaranty Bank. He will receive compensation in accordance with the policies of First Guaranty Bank relating to director compensation.

Indemnification.   First Guaranty has also agreed to indemnify directors and officers of Premier Bancshares and Synergy Bank for matters arising, in whole or in part, out of their service as a director or officer that existed or occurred at or prior to the closing date of the Merger, to the fullest extent First Guaranty is permitted to indemnify its directors and officers under Louisiana law and its articles of incorporation and bylaws.

Directors’ and Officers’ Insurance.    For six years after the effective time of the Merger, First Guaranty has agreed to maintain, or cause First Guaranty Bank to maintain, the existing director/officer liability policy for directors and officers of Premier Bancshares with respect to matters occurring prior to the Merger. Alternatively, First Guaranty may substitute another policy with coverage that is not materially less favorable. This obligation is limited to the extent that First Guaranty is not required to spend more than 225% of the current annual expenditure by Premier Bancshares on such insurance, although First Guaranty must obtain the most advantageous policy available for that amount.

Cybersecurity Insurance.   For three years after the effective time of the Merger, First Guaranty has agreed to maintain, or cause First Guaranty Bank to maintain, the existing cyber security insurance policy of Premier Bancshares with respect to matters occurring prior to the Merger. Alternatively, First Guaranty may substitute another policy with the coverage that is not materially less favorable. This obligation is limited to the extent that First Guaranty is not required to spend more than 250% of the current annual expenditure by Premier Bancshares on such insurance, although First Guaranty must obtain the most advantageous policy available for that amount.

Employee Matters

Employee Benefit Plans.    First Guaranty will review all Premier Bancshares and Synergy Bank compensation and benefit plans to determine whether to maintain, terminate or continue such plans. In the event that any such compensation and benefit plan is frozen or terminated by First Guaranty, First Guaranty will use best efforts so that continuing employees of Premier Bancshares or Synergy Bank will become eligible to participate in any employee benefit plan of First Guaranty or First Guaranty Bank of similar character to the extent that one exists, other than any First Guaranty or First Guaranty Bank non-qualified retirement plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement. Continuing employees of Premier Bancshares or Synergy Bank who become participants in any First Guaranty or First Guaranty Bank compensation and benefit plan will, for purposes of determining eligibility for, and any applicable vesting periods of, such employee benefits only (and not for benefit accrual purposes) be given credit for service as an employee of Premier Bancshares and Synergy Bank prior to the effective time of the Merger.

The Synergy Bank Employees’ 401(k) Plan.    Synergy Bank is required to take all necessary actions to terminate The Synergy Bank Employees’ 401(k) Plan immediately prior to the effective time of the Merger. As soon as administratively practicable following the receipt of a favorable determination letter from the IRS on the termination of the plan, the account balances of all participants and beneficiaries in the plan will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by each participant or beneficiary. Continuing employees may elect to roll over their The Synergy Bank Employees’ 401(k) Plan accounts (excluding loans) into a tax-qualified retirement plan of First Guaranty Bank that accepts eligible rollover distributions, as determined under the Internal Revenue Code.

Premier Bancshares, Inc. 2010 Stock Option Plan.   Premier Bancshares is required to take all necessary action to terminate the Premier Bancshares, Inc. 2010 Stock Option Plan, including all underlying award agreements, as of the effective time of the Merger.

Accrued Vacation.    Premier Bancshares shall terminate its vacation and/or paid time-off policies immediately prior to the effective time of the Merger. Any paid time-off accrued or earned thereunder by an employee of Premier Bancshares or Synergy Bank who does not become a full-time employee of First Guaranty or First Guaranty Bank as of the effective time of the Merger shall be paid out by Premier Bancshares immediately prior to the effective time of the Merger.

Operations of First Guaranty Bank after the Merger

The Merger Agreement provides for the merger of Premier Bancshares with and into First Guaranty, with First Guaranty as the surviving entity. Following the consummation of the Merger, Premier Bancshares’ wholly-owned subsidiary, Premier Delaware, will merge with and into First Guaranty and Premier Delaware will cease to exist. Following the merger of Premier Delaware with and into First Guaranty, First Guaranty will merge Synergy Bank with and into First Guaranty Bank, with First Guaranty Bank as the surviving bank. The executive officers of First Guaranty Bank will remain the same following the Merger, and one director of Synergy Bank will be added to the First Guaranty Bank board of directors.

Resale of Shares of First Guaranty Common Stock

All shares of First Guaranty common stock issued to Premier Bancshares’ shareholders in connection with the Merger will be freely transferable. This Proxy Statement/Prospectus does not cover any resales of the shares of First Guaranty common stock to be received by Premier Bancshares’ shareholders upon completion of the Merger, and no person may use this Proxy Statement/Prospectus in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the Merger Agreement has otherwise been terminated, the closing of the Merger will take place no later than 10 business days following the date on which all of the conditions to the Merger contained in the Merger Agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, to merge Premier Bancshares into First Guaranty, First Guaranty will file Articles of Merger with the Louisiana Secretary of State and a Certificate of Merger with the Texas Secretary of State. The Merger will become effective at the time stated in the Articles of Merger and the Certificate of Merger.

It is currently expected that the Merger will be completed during the second quarter of 2017. However, because completion of the Merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing of the completion of the Merger.

Conditions to Completing the Merger

First Guaranty’s and Premier Bancshares’ obligations to consummate the Merger are conditioned on the following:

•	approval of the Merger Agreement by Premier Bancshares shareholders;
•	no party to the Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement;
•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;
•	the registration statement, of which this document forms a part, being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state securities laws approvals; and

•	the additional shares of First Guaranty common stock to be issued in the Merger are approved for listing on the Nasdaq Stock Market upon notice of issuance.

In addition, First Guaranty’s obligations to consummate the Merger are conditioned on the following:

•	the representations and warranties of Premier Bancshares contained in the Merger Agreement shall be true and correct in all material respects as of the closing date of the Merger (except to the extent such representations and warranties speak as of an earlier date), and First Guaranty shall have received a written certificate from Premier Bancshares’ Chief Executive Officer and its Chief Financial Officer to that effect;
•	Premier Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the Merger, and First Guaranty shall have received a written certificate from Premier Bancshares’ Chief Executive Officer and its Chief Financial Officer to that effect;
•	Premier Bancshares and its subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect (as defined in the Merger Agreement) on either Premier Bancshares or First Guaranty;
•	None of the regulatory approvals necessary to consummate the Merger and the transactions contemplated by the Merger Agreement includes any condition or requirement that would result in a “Burdensome Condition” (as defined below);
•	First Guaranty shall have received an opinion from its counsel, dated as of the closing date of the Merger, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code; and
•	no more than 10% of Premier Bancshares common stock that is issued and outstanding will have taken the actions required by the Texas Business Organizations Code to qualify their Premier Bancshares common stock as dissenting shares.

For purposes of the Merger Agreement, a “Burdensome Condition” is defined as any prohibition, limitation, or other requirement that would: (a) prohibit or materially limit the ownership or operation by First Guaranty or any of its subsidiaries of all or any material portion of the business or assets of Premier Bancshares or any of its subsidiaries; (b) compel First Guaranty or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Premier Bancshares or any of its subsidiaries; (c) impose a material compliance burden, penalty or obligation on First Guaranty or any of its subsidiaries resulting from noncompliance by Premier Bancshares with its regulatory obligations; or (d) otherwise materially impair the value of Premier Bancshares and its subsidiaries to First Guaranty and its subsidiaries.

In addition, Premier Bancshares’ obligations to consummate the Merger are conditioned on the following:

•	the representations and warranties of First Guaranty contained in the Merger Agreement shall be true and correct in all material respects as of the closing date of the Merger (except to the extent such representations and warranties speak as of an earlier date), and Premier Bancshares shall have received a written certificate from First Guaranty’s Chief Executive Officer and its Chief Financial Officer to that effect;
•	First Guaranty shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the Merger, and Premier Bancshares shall have received a written certificate from First Guaranty’s Chief Executive Officer and its Chief Financial Officer to that effect;
•	Premier Bancshares and its subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on First Guaranty;
•	First Guaranty shall have delivered the merger consideration to the exchange agent, and the exchange agent shall have provided to Premier Bancshares a certificate evidencing such delivery; and

•	Premier Bancshares shall have received an opinion from Jackson Kelly PLLC, Charleston, West Virginia dated as of the closing date of the Merger, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

First Guaranty and Premier Bancshares cannot guarantee that all of the conditions to the Merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Premier Bancshares has agreed that, until completion of the Merger and unless permitted by First Guaranty, neither Premier Bancshares nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular and ordinary course of business;
•	fail to use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;
•	take any action that would materially adversely affect its ability to perform its obligations under the Merger Agreement or its ability to consummate the transactions contemplated by the Merger Agreement;
•	adversely affect or delay the ability of First Guaranty of Premier Bancshares to obtain regulatory approvals contemplated by the Merger Agreement or materially increase the time necessary to obtain such approvals;
•	adjust, split, combine or reclassify its capital stock;
•	declare or pay any dividend or make any other distribution on its capital stock, however Premier Bancshares may permit dividends paid from its subsidiaries to Premier Bancshares;
•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to or in connection with the exercise of outstanding stock options;

Governing Documents

•	change or waive any provision of its articles of incorporation or bylaws except as required by law;

Contracts

•	enter into, amend in any material respect or terminate any material contract or agreement in excess of $50,000 except those specifically permitted by the Merger Agreement;
•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Premier Bancshares or its subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;
•	enter into, renew, extend or modify any transaction with an affiliate (other than a loan or deposit transaction and any renewal, extension or modification that First Guaranty is deemed to have consented to);
•	enter into any hedging transaction;
•	undertake or enter into any lease or other contract in excess of $25,000 annually, or containing a financial commitment extending 12 months from the date of the Merger Agreement;

Branches/Merger

•	open or close any new branch or automated banking facility or file an application to do the same, other than the Premier Bancshares’ Fort Worth branch currently being constructed;

•	merge or consolidate Premier Bancshares or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of the assets or business of Premier Bancshares or any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other entity other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, an existing branch office;

Loans

•	other than pursuant to commitments issued prior to the date of the Merger Agreement, which have not expired and which have been disclosed to First Guaranty and except for the renewal of existing lines of credit, make any new loan or other credit facility to a loan relationship that exceeds $250,000 or any loan that exceeds $100,000 and is not real estate secured or, for any loan relationship that exists as of the date of the Merger Agreement, increase such existing balance by more than 10% of such balance, but in no event may such increase exceed $50,000, provided that First Guaranty shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if First Guaranty does not object to any such proposed loan within three business days of receipt by First Guaranty of a request by Premier Bancshares to exceed such limit along with all financial or other data that First Guaranty may reasonably request in order to evaluate such loan;
•	sell any participation in a loan (other than sales of loans secured by one- to four-family real estate or SBA guarantee loans, in each case consistent with past practice) unless First Guaranty Bank has been given the first opportunity and reasonable time to purchase any loan participation being sold;
•	make any material change in policies in existence on the date of the Merger Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, accounting principles generally accepted in the United States of America (“GAAP”) or regulatory accounting principles or by a bank regulator;

Employees

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except: (i) as may be required by applicable law; (ii) pursuant to existing commitments disclosed to First Guaranty; (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice but in no event greater than 3% from the prior year, and (iv) the payment of bonuses for the year ended December 31, 2016, to the extent that such bonuses have been accrued in accordance with GAAP and provided that such bonuses are consistent with past practice. Neither Premier Bancshares nor any subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000; provided, however, that Premier Bancshares may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
•	enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;
•	except for the execution of the Merger Agreement and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	except for the execution of the Merger Agreement and the transactions contemplated therein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Premier Bancshares benefit plan;
•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Guaranty and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of First Guaranty (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of First Guaranty (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated by the Merger Agreement;

Settling Claims

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages not in excess of $50,000 individually or $100,000 in the aggregate, or with regard to a settlement exceeding $50,000 individually or $100,000 in the aggregate, where the settlement thereof is fully covered by insurance, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting Premier Bancshares’ business or operations;

Foreclosures

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment of the property indicates the presence of materials of environmental concern in violation of environmental laws and regulations;

Investments

•	purchase any equity securities or bank-owned life insurance, or purchase any security for its investment portfolio inconsistent with Premier Bancshares’ or any Premier Bancshares subsidiary’s current investment policy and in excess of $100,000 in par or book value, other than investments in Federal Home Loan Bank stock required under applicable law or regulations;
•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice (other than liabilities that relate solely to accruals with respect to loss contingencies);
•	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

Capital Expenditures

•	other than as disclosed to First Guaranty, make any capital expenditures in excess of $25,000 individually, or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles or by any bank regulator responsible for regulating Premier Bancshares;

Merger Agreement

•	take any action that would result in any of its representations and warranties under the Merger Agreement becoming untrue or in the conditions to the Merger not being satisfied, in each case except as may be required by applicable law;

•	take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization under Section 368(a) of the Internal Revenue Code; or

Other Agreements

•	agree or commit to do any of the foregoing actions.

First Guaranty has agreed that, until the completion of the Merger and unless permitted by Premier Bancshares, it will not voluntarily take any action that would:

•	adversely affect or delay the ability of First Guaranty and Premier Bancshares to obtain regulatory approvals contemplated by the Merger Agreement or materially increase the time necessary to obtain such approvals;
•	materially adversely affect its ability to perform its covenants and agreements under the Agreement; or
•	result in any of its representations and warranties under the Merger Agreement becoming untrue or in the conditions to the Merger not being satisfied.

Additional Covenants of Premier Bancshares and First Guaranty in the Merger Agreement

Agreement Not to Solicit Other Proposals.   Premier Bancshares and its subsidiaries, and their officers, directors, employees, representatives, affiliates and other agents have agreed not to: (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal; (3) release any person from provisions of, waive, or fail to enforce any confidentiality agreement or standstill agreement to which Premier Bancshares is a party; or (4) enter into any agreement that constitutes an acquisition proposal.

An acquisition proposal is a proposal that could lead to the following transactions:

•	any merger, consolidation, recapitalization, share exchange, liquidation, dissolution, or other similar transaction involving Premier Bancshares or its subsidiaries and representing, in the aggregate, 25% or more of Premier Bancshares’ consolidated assets;
•	any sale, lease or other disposition of assets of Premier Bancshares or its subsidiaries and representing, in the aggregate, 25% or more of Premier Bancshares’ consolidated assets;
•	any issuance, sale, or disposition of securities representing 25% or more of the voting power of Premier Bancshares capital stock in the election of directors; and
•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Premier Bancshares.

Despite the agreement of Premier Bancshares not to solicit other acquisition proposals, Premier Bancshares may generally negotiate or have discussions with, or provide information to, a third party who makes a bona fide unsolicited written acquisition proposal prior to the Premier Bancshares shareholders meeting to vote on the Merger Agreement, provided that the Premier Bancshares board of directors determines in its good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, meaning that it is reasonably likely to result in a transaction more favorable to the Premier Bancshares shareholders from a financial point of view than the Merger.

If Premier Bancshares receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Premier Bancshares must promptly notify First Guaranty (and in any event within 48 hours) of the receipt of the acquisition proposal or information request and provide First Guaranty with information about the third party and its proposal or information request.

Certain Other Covenants.   The Merger Agreement also contains other agreements relating to the conduct of First Guaranty and Premier Bancshares before consummation of the Merger, including the following:

•	Premier Bancshares will cause one or more of its representatives to confer with representatives of First Guaranty to inform First Guaranty regarding Premier Bancshares’ operations at such times as First Guaranty may reasonably request;

•	each party will meet with the other party on a regular basis to discuss and plan for the conversion of Premier Bancshares’ data processing and related electronic information systems;
•	Premier Bancshares will provide First Guaranty information regarding nonperforming assets and other information related to loans;
•	Premier Bancshares will permit First Guaranty reasonable access to Premier Bancshares’ property, books and records in which First Guaranty may have a reasonable interest;
•	Premier Bancshares will promptly provide First Guaranty with a copy of all documents Premier Bancshares files with its banking regulators;
•	First Guaranty and Premier Bancshares will use their reasonable best efforts to obtain all third-party consents necessary to consummate the Merger;
•	First Guaranty and Premier Bancshares will use their commercially reasonable efforts to obtain all necessary consents and approvals of third parties necessary to complete the Merger and related transactions;
•	First Guaranty and Premier Bancshares will use all reasonable efforts to take all actions necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;
•	First Guaranty will draft and file a registration statement, of which this Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission registering the shares of First Guaranty common stock to be issued in the Merger to Premier Bancshares shareholders;
•	Premier Bancshares will take all actions necessary to convene a meeting of its shareholders to vote on the Merger Agreement and the Merger. Premier Bancshares’ board of directors will recommend at its shareholders meeting that the shareholders vote to approve the Merger Agreement and the Merger and will use commercially reasonable efforts to solicit shareholders’ approval. However, the Premier Bancshares board of directors may fail to make such recommendation or change or withdraw its recommendation if Premier Bancshares’ board of directors, after consultation with and consideration of the advice of its financial and legal advisors, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law;
•	before completion of the Merger, First Guaranty will notify The NASDAQ Global Market of the additional shares of First Guaranty common stock that First Guaranty will issue in exchange for shares of Premier Bancshares common stock; and
•	Premier Bancshares will terminate its 401(k) plan immediately prior to the effective date.

Representations and Warranties Made by First Guaranty and Premier Bancshares in the Merger Agreement

First Guaranty and Premier Bancshares have made certain customary representations and warranties to each other in the Merger Agreement relating to their businesses. For information on these representations and warranties, please refer to the Merger Agreement, attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the Merger unless the change does not have a material adverse effect on the party’s business, financial condition or results of operations. See “—Conditions to Completing the Merger.”

The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by First Guaranty or Premier Bancshares, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

Each of First Guaranty and Premier Bancshares has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization, including total outstanding shares and classes of stock;
•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger or the bank merger;
•	governmental filings and consents necessary to complete the Merger;
•	the timely filing of regulatory reports and internal controls;
•	financial statements and internal controls;
•	tax matters;
•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since December 31, 2015;
•	real and personal property;
•	insurance matters;
•	legal proceedings;
•	compliance with applicable laws;
•	brokers or financial advisor fees; and
•	loan portfolio matters;

In addition, Premier Bancshares has made other representations and warranties about itself to First Guaranty as to:

•	matters relating to certain contracts;
•	employee matters and benefit plans;
•	environmental matters;
•	investment securities;
•	certain other documents;
•	related party transactions;
•	deposits;
•	antitakeover provisions and required shareholders’ vote to approve the Merger Agreement;
•	securities registration obligations;
•	the receipt of a fairness opinion from its financial advisor;
•	intellectual property;
•	trust accounts; and
•	labor matters.

The representations and warranties of each of First Guaranty and Premier Bancshares will expire upon the effective time of the Merger.

Terminating the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after approval of the Merger Agreement by Premier Bancshares or First Guaranty shareholders, as follows:

•	by the mutual written consent of First Guaranty and Premier Bancshares;
•	by either party, if there has been a material breach of any of the representations and warranties set forth in the Merger Agreement by the other party, which breach cannot be cured prior to the closing date, or has not been cured within 30 days after the giving of written notice to such party of such breach;

•	by either party, if there has been a material failure to perform or comply with any of the covenants or agreements set forth in the Merger Agreement by the other party, which failure cannot be cured prior to the closing date or has not been cured upon 30 days written notice of such failure by the terminating party to the other party;
•	by either party, if the Merger has not been consummated by September 30, 2017, unless the failure to complete the Merger by that time was due to such party’s material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement;
•	by either party, if the shareholders of Premier Bancshares have voted at the Premier Bancshares shareholders meeting and the vote was not sufficient to approve the Merger Agreement or the Merger;
•	by either party, if a required regulatory approval, consent or nonobjection is denied or any governmental entity prohibits the consummation of the Merger or the transactions contemplated by the Merger Agreement;
•	by First Guaranty if (a) Premier Bancshares has materially breached its obligations relating to an acquisition proposal by a third party or its obligations relating to the Premier Bancshares shareholders’ meeting, (b) the Premier Bancshares board of directors submits the Merger Agreement to its shareholders without a recommendation for approval, or (c) prior to the Premier Bancshares shareholders meeting, the Premier Bancshares board of directors approves or recommends the approval of a superior proposal and withdraws, qualifies or modifies its recommendation to the Premier Bancshares shareholders to vote in favor of the Merger Agreement and the Merger;
•	by First Guaranty if Premier Bancshares has received a superior proposal and the board of directors of Premier Bancshares has entered into an agreement with respect to such proposal, terminated the Merger Agreement, withdrawn its recommendation of the Merger Agreement, has failed to make such recommendation or has modified or qualified its recommendation in an manner adverse to First Guaranty;
•	by Premier Bancshares if Premier Bancshares has received a superior proposal and the board of directors of Premier Bancshares has determined to accept such superior proposal; or
•	by either party in the event that the other party suffers a Material Adverse Effect.

Termination Fee

The Merger Agreement requires Premier Bancshares to pay First Guaranty a fee of $500,000 if the Merger Agreement is terminated in certain circumstances that involve a competing offer. Specifically, Premier Bancshares must pay the termination fee if First Guaranty terminates the Merger Agreement as a result of a breach by Premier Bancshares of its covenant regarding the solicitation of competing offers or its obligation to call a shareholders’ meeting or if Premier Bancshares’ board of directors fails to recommend approval of the Merger or withdraws, qualifies, or revises its recommendation to approve the Merger.

Premier Bancshares also must pay the termination fee if (i) First Guaranty terminates the Merger Agreement because Premier Bancshares has entered into an acquisition agreement with respect to a superior proposal, (ii) Premier Bancshares terminates the Merger Agreement because it has accepted a superior proposal, (iii) Premier Bancshares enters into a definitive merger agreement within one year of First Guaranty terminating the Merger Agreement due to Premier Bancshares’ willful breach of a representation, warranty or covenant or failure of Premier Bancshares’ shareholders to approve the Merger Agreement, after Premier Bancshares’ receipt of an acquisition proposal or (iv) Premier Bancshares unilaterally decides not to proceed with effectuating the Merger after the Merger Agreement has been approved by the shareholders of Premier Bancshares and First Guaranty has satisfied each of its required closing conditions.

The Merger Agreement further requires First Guaranty to pay Premier Bancshares a termination fee of $500,000 if First Guaranty unilaterally decides not to proceed with effectuating the Merger after the Merger Agreement has been approved by the shareholders of Premier Bancshares and Premier Bancshares has satisfied each of its required closing conditions.

Expenses

Each of First Guaranty and Premier Bancshares will pay its own costs and expenses incurred in connection with the Merger. In the event of a termination of the Merger Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, the breaching party will remain liable for any and all damages, costs and expenses, including all reasonable attorney’s fees sustained or incurred by the non-breaching party as a result thereof or in connection therewith or in connection with enforcing its rights under the Merger Agreement.

Changing the Terms of the Merger Agreement

Before the completion of the Merger, First Guaranty and Premier Bancshares may agree to waive, amend or modify any provision of the Merger Agreement. However, after the vote by Premier Bancshares shareholders, First Guaranty and Premier Bancshares may not make any amendment or modification that would reduce the amount or alter the kind of consideration to be received by Premier Bancshares’ shareholders under the terms of the Merger Agreement.

DESCRIPTION OF FIRST GUARANTY BANCSHARES, INC. CAPITAL STOCK

The following summary describes the material terms of First Guaranty’s capital stock and is subject to, and qualified by, First Guaranty’s articles of incorporation and bylaws and the Louisiana Business Corporation Act. The following discussion is not intended to be a complete statement of the rights of shareholders. See “Where You Can Find More Information” as to how to obtain a copy of First Guaranty’s articles of incorporation and bylaws.

General

First Guaranty is currently authorized to issue 100,600,000 shares of common stock, $1.00 par value, and 100,000 shares of preferred stock, par value $1,000. At April 10, 2017, there were 7,609,194 shares of common stock outstanding and no shares of preferred stock outstanding. There are no options or other rights outstanding to acquire First Guaranty’ shares. All of First Guaranty's issued and outstanding shares are fully paid and non-assessable.

Common Stock

Voting Rights.   All voting rights are vested in the holders of First Guaranty’s common stock, subject to the issuance of preferred stock with voting rights. Holders of common stock elect First Guaranty’s board of directors and act on other matters required to be presented to shareholders under Louisiana law or that are otherwise presented to them by the board of directors. Each holder of common stock generally is entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Dividends.   Holders of First Guaranty’s common stock are entitled to receive and share equally in such dividends as the board of directors may declare out of funds legally available for such payments. Louisiana law prohibits distributions to shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Additionally, if First Guaranty issues preferred stock in the future, holders of such stock may also have a priority over holders of common stock with respect to the payment of dividends.

Liquidation.   In the event of a liquidation, dissolution or winding up of First Guaranty, the holders of its common stock would be entitled to receive, after payment of all its debts and liabilities, all of its assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of common stock in the event of a liquidation or dissolution.

Preemptive and Redemption Rights.   Holders of the common stock of First Guaranty are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

First Guaranty’s articles of incorporation authorize its board of directors to issue preferred stock in one or more series and to fix the powers, designations, preferences, and other rights of the shares of each such series and the qualifications, limitations, and restrictions thereof, without action by the shareholders. Preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights (including multiple voting rights and voting rights as a class), and may be convertible into shares of First Guaranty’s common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of First Guaranty.

Restrictions on Acquisition of First Guaranty

The following is a general summary of the material provisions of First Guaranty’s articles of incorporation and bylaws and the Louisiana Business Corporation Act that may have an “anti-takeover effect.” Such provisions might discourage future takeover attempts by impeding efforts to acquire First Guaranty or stock purchases in furtherance of such an acquisition.

Authorized Shares of Capital Stock.   First Guaranty’s articles of incorporation authorize the issuance of up to 100,600,000 shares of common stock and up to 100,000 shares of preferred stock. Shares of preferred stock with voting rights could be issued and would then represent an additional class of stock required to approve any proposed acquisition. This preferred stock, together with authorized but unissued shares of our common stock, could represent additional capital required to be purchased by an acquiror. Issuance of such additional shares may also dilute the voting interest of First Guaranty shareholders.

Generally, the Louisiana Business Corporation Act does not require shareholder approval for an issuance of authorized shares. However, the Louisiana Business Corporation Act does require shareholder approval of non-cash share issuances in excess of 20% of a corporation’s total voting power on a pre-transaction basis. In addition, the listing requirements of the NASDAQ Global Market, which apply so long as First Guaranty’s common stock is listed, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock, but not a public offering of common stock for cash.

Directors.   The board of directors has the power to fill board vacancies, whether occurring by reason of an increase in the number of directors or by resignation, death, removal or otherwise, although the shareholders may fill vacancies at a special meeting called for that purpose before the board takes action. First Guaranty’s bylaws provide that, in general, any shareholder desiring to make a nomination for the election of directors must submit written notice not less than 45 days or more than 90 days in advance of the shareholder meeting. The shareholders, by the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote at an annual or special meeting of shareholders or by written consent of holders of a majority of shares outstanding, have the power to remove any and all directors at any time, with or without cause.

Actions by Shareholders.   First Guaranty’s bylaws provide that special meetings of the shareholders may be called only by the board of directors, the President, Chairman, Chief Executive Officer or the Secretary of First Guaranty at the written request of the holders of at least one-fifth of all shares entitled to vote. The bylaws provide that notice of shareholder proposals for new business to be considered at an annual meeting must be submitted, in general, not less than 30 or more than 90 days before the meeting.

Under the Louisiana Business Corporation Act, any amendment of the articles of incorporation and any merger or other business combination that requires shareholder approval or statutory share exchange to which First Guaranty is a party requires the approval of a majority of the shares entitled to be cast at the meeting of shareholders. In addition, the Louisiana Business Corporation Act also provides that if any class or series of shares is entitled to vote as a separate group on a plan of merger or share exchange, the approval of a majority of such separate voting group is required.

The board of directors may amend First Guaranty’s bylaws without shareholder approval.

Indemnification.   First Guaranty’s articles of incorporation and bylaws provide generally that First Guaranty will indemnify and hold harmless, to the fullest extent permitted by Louisiana law, its directors and officers, and may indemnify other persons who have served as directors, officers, fiduciaries or in other representative capacities, serving at its request in connection with any actual or threatened action, proceeding or investigation, subject to limited exceptions. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, First Guaranty’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.

Limitation of Liability.   First Guaranty’s articles of incorporation limit the personal liability of its directors in actions brought on its behalf or on behalf of its shareholders for monetary damages as a result of a director’s actions or omissions while acting in a capacity as a director, with certain exceptions. First Guaranty’s articles of incorporation do not eliminate or limit its right or the right of its shareholders to seek injunctive or other equitable relief not involving monetary damages.

Listing

Shares of First Guaranty’s common stock are listed on the NASDAQ Global Market under the symbol “FGBI.”

Transfer Agent and Registrar

The co-transfer agents and registrars for First Guaranty’s common stock are First Guaranty Bank, Hammond, Louisiana and ClearTrust, LLC, Lutz, Florida.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of First Guaranty are currently governed by First Guaranty’s articles of incorporation and bylaws and by Louisiana law. The rights of shareholders of Premier Bancshares are currently governed by Premier Bancshares’ articles of incorporation and bylaws and Texas law. If the Merger is completed, Premier Bancshares shareholders will receive First Guaranty common stock and become First Guaranty shareholders and, as a result, their rights will be governed by First Guaranty articles of incorporation and bylaws and Louisiana law.

The following is a summary of the material differences between the rights of a First Guaranty stockholder and the rights of a Premier Bancshares shareholder. This summary is not a complete statement of the differences between the rights of First Guaranty stockholders and the rights of Premier Bancshares shareholders, and is qualified in its entirety by reference to Louisiana and Texas law and to the articles of incorporation and bylaws of each of First Guaranty and Premier Bancshares. Copies of First Guaranty’s articles of incorporation and bylaws are on file with the Securities and Exchange Commission, and are also available upon written request addressed to the Corporate Secretary, 400 East Thomas Street, Hammond, Louisiana 70401.

Authorized Stock
First Guaranty Bancshares, Inc.
•	The articles of incorporation authorize 100,600,000 shares of common stock, $1.00 par value, and 100,000 shares of preferred stock, $1,000.00 par value.

•	At April 10, 2017, there were 7,609,194 shares of First Guaranty common stock issued and outstanding.

•	At April 10, 2017, there were no shares of preferred stock issued and outstanding.
Premier Bancshares, Inc.
•	The articles of incorporation authorize 6,000,000 shares of common stock, $1.00 par value, and 1,500,000 shares of preferred stock, no par value.

•	At April 10, 2017, there were 3,344,980 shares of Premier Bancshares common stock issued and outstanding.

•	At April 10, 2017, there were no shares of preferred stock issued and outstanding.
Voting Rights
First Guaranty Bancshares, Inc.
•	The holders of the common stock exclusively possess all voting power, subject to the issuance of preferred stock with voting rights.

•	Each share of common stock is entitled to one vote.

•	Holders of common stock may not cumulate their votes for the election of directors.
•	Shareholders do not have a preemptive right to acquire First Guaranty’s issued shares.
Premier Bancshares, Inc.
•	The holders of the common shares exclusively possess all voting power, subject to the issuance of preferred stock with voting rights.

•	Each share of common stock is entitled to one vote.

•	Holders of common shares may not cumulate their votes for the election of directors.

•	Shareholders do not have a preemptive right to acquire Premier Bancshares’s issued shares.

Shareholders’ Meetings
First Guaranty Bancshares, Inc.
•
First Guaranty must deliver notice of a meeting to shareholders entitled to vote not less than 10 days, or 15 days in the case of a special meeting called at the request of not less than 1/5 of all shares entitled to vote at the meeting, and not more than 60 days before the meeting.

•
Special meetings may be called by the chairman of the board of directors, the chief executive officer, a majority of the board of directors, or at the written request of the holders of not less than 1/5 of all shares entitled to vote at the meeting.

•
For purposes of determining shareholders entitled to notice or to vote at a meeting, the board of directors may fix a record date that is not less than 10 days, or 15 days in the case of a special meeting, and not more than 60 days before the meeting.

•
To nominate a director or put forward a proposal to be presented at an annual meeting, shareholders generally must deliver a written notice to the corporation’s principal offices not less than 30 days, in the case of a business proposal, or 45 days, in the case of a nomination for director, and not more than 90 days prior to the date of the meeting. The notice must set forth the information specified in First Guaranty’s bylaws. If less than 40 days’ notice, in the case of a business proposal, or 70 days’ notice, in the case of a nomination for director, of prior disclosure of a meeting is given, a shareholder’s notice must be received not later than the tenth day from which notice of the meeting was mailed or such disclosure is made.

Premier Bancshares, Inc.
•	Premier Bancshares must deliver notice of a meeting to shareholders entitled to vote not less than 10 days and not more than 50 days before the meeting to shareholders entitled to vote at the meeting.

•	Special meetings may be called by the president, the board of directors, or the holders of not less than 25% of all shares entitled to vote at the meeting.

•
For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is, or close the stock transfer books, at least 10 days and not more than 50 days prior to the meeting. If the stock transfer books are not closed and no record date is set, the date on which the notice of a meeting is mailed constitutes the record date.

•
Shareholder proposals intended to be presented at the annual meeting must be received by the corporation at its principal offices no later than 90 days prior to the date of the annual meeting in order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting.

Amendment of the Bylaws
First Guaranty Bancshares, Inc.
•	The bylaws may be altered, amended or repealed by a majority of the board of directors, or by a majority of the shareholders present and voting at any meeting of the shareholders.
Premier Bancshares, Inc.
•
The bylaws may be altered, amended or repealed, and new bylaws may be adopted, by a majority of the board of directors, or by a majority of the shareholders present at any meeting of shareholders at which a quorum is present.

Amendment of the Articles of Incorporation
First Guaranty Bancshares, Inc.
•	Amendments to the articles of incorporation generally must be approved by the board of directors and by the affirmative vote of a majority of the shares entitled to vote on the proposed amendment.
Premier Bancshares, Inc.
•
Amendments to Premier Bancshares’s articles of incorporation generally must be approved by the board of directors and by the affirmative vote of two-thirds of the shares entitled to vote on the proposed amendment.

Board of Directors
First Guaranty Bancshares, Inc.
•
The bylaws provide that the number of directors shall be designated from time to time by the board of directors, provided that in no event shall the number of directors be less than five. There are currently five members of the board of directors.

•	All members of the board of directors are elected each year.

•	Directors do not need to be shareholders of First Guaranty.

•
Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors. Shareholders also have the right, at a special meeting duly called for that purpose prior to action by the board of directors, to fill the vacancy.

•	Directors may be removed with or without cause at any annual or special meeting of shareholders by the affirmative vote of a majority of the total voting power of the corporation.
Premier Bancshares, Inc.
•
The bylaws provide that there must be at least one and no more than 15 directors, as designated by resolution of the board of directors from time to time. There are currently seven members of the board of directors.

•	All members of the board of directors are elected each year.

•	Directors must own at least 3,000 shares of common stock of Premier Bancshares.

•
Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors, except that vacancies resulting from the removal of a director by shareholders may only be filled by shareholders at a meeting called for that purpose. Additionally, the board of directors may not fill more than two such directorships during the period between two annual meetings.

•
Directors may be removed with or without cause by the affirmative vote of a majority of the shares present at a meeting and entitled to vote for the election of directors, if notice of intention to act on such matter was given in the notice calling such meeting.

Limitations of Personal Liability of Officers and Directors and Indemnification
First Guaranty Bancshares, Inc.
•
To the fullest extent permitted by Louisiana law, no director or officer of the corporation will be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty, except for liability for breach of the duty of loyalty; for acts or omissions not in good faith and involving intentional misconduct or a knowing violation of law; or for any transaction from which the director officer derived an improper benefit.

•
To the extent permitted by Louisiana law and federal banking regulations, the articles of incorporation and bylaws indemnify directors and officers – and permit indemnification of officers, employees or agents, to the extent consistent with law – against liability incurred in a proceeding, which the person is a party to because of their service at the corporation, provided that the person acted in good faith; reasonably believed their conduct was in the corporation’s best interest if the person is or was a director or officer, and in all other cases, that it was at least not opposed to the corporation’s best interest; in a criminal proceeding, had no reason to believe their conduct was unlawful; and is not found liable to the corporation. Such indemnification includes the advancement of expenses, if certain requirements are fulfilled. Indemnification in connection with a proceeding by or in right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. First Guaranty may not make any indemnifying payments until the board of directors determines that the standard of conduct required for indemnification has been met.

Premier Bancshares, Inc.
•
To the fullest extent permitted by Texas law, no director of the corporation will be liable to the corporation or its shareholders for monetary damages for an act or omission in their capacity as director, except in the case of a breach of the director’s duty of loyalty; an act or omission not in good faith or that involves intentional misconduct or a knowing violation of law; a transaction from which the director received an improper benefit; or an act or omission for which liability is expressly provided for by statute.

•
To the extent permitted by Texas law and federal banking regulations, the articles of incorporation indemnify current and former directors and officers – and permit indemnification of employees or agents, to the extent consistent with law – against penalties, settlements and reasonable expenses incurred in any threatened, pending or completed action or proceeding, whether criminal or civil, which the person is a party to because of their service at the corporation, provided that the person acted in good faith; reasonably believed their conduct was in the corporation’s best interest if the person is or was a director or officer, and in all other cases, that it was at least not opposed to the corporation’s best interest; in a criminal proceeding, had no reason to believe their conduct was unlawful; and is not found liable to the corporation. Such indemnification includes the advancement of expenses, if certain requirements are fulfilled.

Dividends
First Guaranty Bancshares, Inc.
•
Holders of common stock are entitled, when declared by the First Guaranty board, to receive dividends, subject to the rights of holders of preferred stock. Louisiana law provides that dividends may not be paid if the corporation would become unable to pay its debts as they become due in the usual course of business or if the corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

Premier Bancshares, Inc.
•
Holders of common shares are entitled, when declared by the Premier Bancshares board, to receive dividends, subject to the rights of holders of any preferred shares. Texas law provides that dividends may be paid to the extent that they do not render the corporation insolvent or exceed the corporation’s surplus.

Required Vote for Authorization of Certain Actions
First Guaranty Bancshares, Inc.
•	The affirmative vote of a majority of the outstanding shares of voting stock is required to effect a merger, unless the board of directors requires a greater vote.

•
The Louisiana Business Corporation Act does not contain an interested shareholder provision and First Guaranty’s articles of incorporation currently do not contain any additional provisions regarding transactions with interested shareholders.

Premier Bancshares, Inc.
•	The affirmative vote of two-thirds of the outstanding shares of voting stock generally is required to effect a merger.

•
The Texas Business Organizations Code restricts a corporation from engaging in a business combination with a shareholder who is the beneficial owner of 20% or more of the voting power of a corporation during the three years following the date of the shareholder’s acquisition of such voting power, unless the acquisition of such voting power of business combination was approved by the board of directors prior to the acquisition, or the transaction is approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by such shareholder. Given that First Guaranty is not currently a shareholder of Premier Bancshares, this restrictive provision does not apply to the Merger.

Dissenters’ Rights
First Guaranty Bancshares, Inc.
•
Under Louisiana law, shareholders have the right to dissent from a plan of merger, conversion or exchange and, subject to compliance with the procedures set forth under Louisiana law, obtain the fair cash value of their ownership interest through an appraisal. However, if a corporation’s shares are listed on a national exchange or held by more than 2,000 shareholders of record, dissenters’ rights may be unavailable under some circumstances. Because First Guaranty's shares of common stock are currently listed on a national exchange, shareholders would not have the right to dissent from a plan of merger.

Premier Bancshares, Inc.
•
Shareholders have the right, pursuant to Texas law, to dissent from a plan of merger, conversion or exchange and, subject to compliance with the procedures set forth under Texas law, obtain the fair cash value of their ownership interest through an appraisal. However, if a corporation’s shares are listed on a national exchange or held by more than 2,000 shareholders of record, dissenters’ rights may be unavailable under some circumstances. Because Premier Bancshares’ common shares are not listed on a national exchange or held by more than 2,000 shareholders of record, shareholders do have the right to dissent in this Merger.

Liquidation, Dissolution and Winding Up
First Guaranty Bancshares, Inc.
•
Unless the board of directors requires a greater vote, the affirmative vote of at least a majority of the outstanding shares of stock entitled to vote on the matter is required to effect a voluntary dissolution of the company.

•
Pursuant to Louisiana law, after discharging or making reasonable provision for discharging its liabilities, a corporation may distribute its remaining property among its shareholders according to their interests.

Premier Bancshares, Inc.
•	The affirmative vote of two-thirds of the outstanding shares of stock entitled to vote on the matter is required in order to effect a voluntary dissolution of the company.

•
Pursuant to the Texas Business Organizations Code, if assets remain available after the discharge of all the corporation’s liabilities and obligations, the corporation will distribute the remaining assets among the shareholders according to their respective rights and interests.

INFORMATION ABOUT FIRST GUARANTY

First Guaranty is a Louisiana corporation and a bank holding company headquartered in Hammond, Louisiana. Its wholly owned subsidiary, First Guaranty Bank, a Louisiana-chartered commercial bank, provides personalized commercial banking services mainly to Louisiana customers through 21 banking facilities primarily located in the MSAs, of Hammond, Baton Rouge, Lafayette and Shreveport-Bossier City. First Guaranty Bank's principal business consists of attracting deposits from the general public and local municipalities in its market areas and investing those deposits, together with funds generated from operations and borrowings in securities and in lending activities to serve the credit needs of its customer base, including commercial real estate loans, commercial and industrial loans, one- to four-family residential real estate loans, construction and land development loans, agricultural and farmland loans, and to a lesser extent, consumer and multifamily loans. First Guaranty Bank also participates in certain syndicated loans, including shared national credits, with other financial institutions. It offers a variety of deposit accounts to consumers and small businesses, including personal and business checking and savings accounts, time deposits, money market accounts and demand accounts. First Guaranty Bank invests a portion of its assets in securities issued by the United States Government and its agencies, state and municipal obligations, corporate debt securities, mutual funds, and equity securities. It also invests in mortgage-backed securities primarily issued or guaranteed by United States Government agencies. In addition, First Guaranty Bank offers a broad range of consumer services, including personal and commercial credit cards, remote deposit capture, safe deposit boxes, official checks, internet banking, automated teller machines, online bill pay, mobile banking and lockbox services.

At December 31, 2016, First Guaranty had total consolidated assets of $1.5 billion, total deposits of $1.3 billion and total shareholders’ equity of $124.3 million.

First Guaranty is headquartered at 400 East Thomas Street, Hammond, Louisiana 70401, and its telephone number at that address is (985) 345-7685. Its website is www.fgb.net. Information contained on this website does not constitute part of and is not incorporated into this Proxy Statement/Prospectus.

Additional information about First Guaranty and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT PREMIER BANCSHARES

Premier Bancshares, a Texas corporation, is a bank holding company headquartered in McKinney, Texas that was incorporated in 2002. Premier Bancshares is a private company and there is no established public trading market for Premier Bancshares common stock. Premier Bancshares conducts its operations primarily through Synergy Bank, S.S.B., a Texas-chartered bank founded in 1998. Synergy Bank offers a wide range of financial services and operates five branches in Texas, with one branch each in McKinney, Garland, Denton, Fort Worth, and Waco, Texas.

At December 31, 2016, Premier Bancshares had total consolidated assets of $153.9 million, total deposits of $129.2 million and total shareholders’ equity of $19.1 million.

Premier Bancshares is headquartered at 8951 Synergy Drive, McKinney, Texas 75070, and its telephone number at that address is (972) 562-1400. Its website is www.synergybank.com. Information contained on this website does not constitute part of and is not incorporated into this Proxy Statement/Prospectus.

PREMIER BANCSHARES STOCK OWNERSHIP

The following table provides information as of April 10, 2017 about the persons known to Premier Bancshares to be the beneficial owners of more than 5% of Premier Bancshares’ outstanding common stock, by each of Premier Bancshares’ directors, by the non-director executive officers of Premier Bancshares and by all directors and executive officers of Premier Bancshares as a group.

Beneficial ownership includes generally voting power and/or investment power with respect to securities. Shares of common stock that an individual has a right to acquire within 60 days after April 10, 2017, including pursuant to stock options to purchase shares of common stock, are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person holding such security, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, Premier Bancshares believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. The address of each of Premier Bancshares’ directors and executive officers is care of Premier Bancshares, Inc., 8951 Synergy Drive, McKinney, Texas 75070.

Name of Beneficial Owner	Premier Bancshares Common Shares Beneficially Owned	Percentage of Class
Directors and Executive Officers:
Richard M. Allen(1)	106,800	3.18%
Jeff Bachus	11,500	*
Charles Baggs(2)	23,500	*
Cecil Dunham(3)	71,986	2.15%
Jay Jordan	36,792	1.10%
Bruce McAnally(4)	305,045	9.10%
J. Douglas Sanders(5)	118,668	3.52%
Bryan Sandlin(6)	38,381	1.14%
Joe Williams(7)	193,554	5.79%
All Directors and Executive Officers as a Group (9 in group)	906,226	26.53%

5% Beneficial Owners:
Estate of James Baxter, II(8)	263,966	7.89%
Dan Lowrance	226,476	6.77%

Total Executive Officer, Directors & 5% Beneficial Owners	1,396,668	40.89%
*	Ownership is less than 1% of the class.
(1)	Includes 88,100 shares held by Pensco Trust as custodian for the benefit of Mr. Allen's individual retirement account and presently exercisable options to purchase 9,000 shares of Premier Bancshares’ common stock.
(2)	Includes 9,000 shares held in Mr. Baggs individual retirement account and presently exercisable options to purchase 13,000 shares of Premier Bancshares’ common stock.
(3)	Includes 20,187 shares held by Equity Trust Company, as custodian for the benefit of Mr. Dunham's individual retirement accounts, 19,000 shares held in the name of Beazley & Dunham Partnership and presently exercisable options to purchase 9,000 shares of Premier Bancshares’ common stock.
(4)	Includes 82,070 shares held by Mr. McAnally’s spouse, 134,000 shares held by BMAC Irrevocable Trust, W. Bruce McAnally Trustee, 4,000 shares held by Medicine Shoppes, Inc., 67,428 shares held by TMAC Irrevocable Asset Trust, Tina McAnally Trustee, 8,547 shares held by Davenport & Company LLC FBO: W. Bruce McAnally IRA Acct, 10,070 shares held by Davenport & Company LLC FBO: Tina L. McAnally IRA Account and presently exercisable options to purchase 9,000 shares of Premier Bancshares’ common stock.
(5)	Includes 48,750 shares held in Mr. Sanders' individual retirement account and presently exercisable options to purchase 30,000 shares of Premier Bancshares’ common stock.
(6)	Includes 27,881 shares held by Pensco Trust as custodian for the benefit of Mr. Sandlin's individual retirement account and presently exercisable options to purchase 9,000 shares of Premier Bancshares’ common stock.
(7)	Includes 40,230 shares held by Davenport & Company, LLC as custodian for the benefit of Mr. Williams' individual retirement account.
(8)	Includes 750 shares each held by Mr. Baxter's Estate as custodian for his three children.

PROPOSAL 2 - ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the Premier Bancshares special meeting, the Merger Agreement cannot be approved unless the Premier Bancshares special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Premier Bancshares at the time of the special meeting to be voted for an adjournment, if deemed necessary, Premier Bancshares has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of Premier Bancshares unanimously recommends that shareholders vote “FOR” the Adjournment Proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.

LEGAL MATTERS

The validity of the First Guaranty common stock to be issued in the proposed Merger has been passed upon for First Guaranty by Luse Gorman, PC, Washington, D.C. Luse Gorman, PC and Jackson Kelly PLLC, Charleston, West Virginia will deliver opinions to First Guaranty and Premier Bancshares, respectively, as to certain federal income tax consequences of the Merger. See “Proposal 1—Description of The Merger—Material Tax Consequences of the Merger.”

EXPERTS

The consolidated statements of financial condition of First Guaranty as of December 31, 2016 and 2015 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2016, 2015 and 2014, have been audited by Castaing, Hussey & Lolan, LLC, independent registered public accounting firm, as stated in their report thereon, have been incorporated by reference herein upon the authority of said firm as expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Guaranty filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of First Guaranty common stock to be issued to Premier Bancshares shareholders in the Merger. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a Prospectus of First Guaranty and a proxy statement of Premier Bancshares for its special meeting. As permitted by the Securities and Exchange Commission rules, this Proxy Statement/Prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth below.

First Guaranty files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document First Guaranty files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows First Guaranty to “incorporate by reference” information into this Proxy Statement/Prospectus. This means that First Guaranty can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that First Guaranty has previously filed with the Securities and Exchange Commission and additional documents that First Guaranty will file with the Securities and Exchange Commission. These documents contain important information about First Guaranty’s financial condition.

FIRST GUARANTY BANCSHARES, INC. FILINGS (File No. 001-37621)

Filings		Period of Report or Date Filed
•	Annual Report on Form 10-K	Year ended December 31, 2016

•	Current Reports on Form 8-K	January 30, 2017, February 2, 2017, February 3, 2017, February 21, 2017 and March 27, 2017 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)

•	Definitive Proxy Statement on Schedule 14A	Filed April 13, 2017

In addition, First Guaranty also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the Premier Bancshares special meeting, provided that First Guaranty is not incorporating by reference any information furnished to, but not filed with, the Securities and Exchange Commission.

Except where the context otherwise indicates, First Guaranty has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to First Guaranty, and Premier Bancshares has supplied all information contained in this Proxy Statement/Prospectus relating to Premier Bancshares.

Documents incorporated by reference are available from First Guaranty without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from First Guaranty at the following address and telephone number:

First Guaranty Bancshares, Inc.
400 East Thomas Street
Hammond, Louisiana 70401
Attention: Eric J. Dosch
Telephone: (985) 375-0308

If you would like to request documents from First Guaranty, you must do so by April 26, 2017 to receive them before Premier Bancshares’ meeting of shareholders. You will not be charged for any of these documents that you request. If you request any incorporated documents from First Guaranty, First Guaranty will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this Proxy Statement/Prospectus when evaluating the Merger Agreement and the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated April 17, 2017. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to shareholders of Premier Bancshares nor the issuance of shares of First Guaranty common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST GUARANTY BANCSHARES, INC.

AND

PREMIER BANCSHARES, INC.

JANUARY 30, 2017

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 30, 2017, is by and between First Guaranty Bancshares, Inc., a Louisiana corporation (“First Guaranty”) and Premier Bancshares, Inc., a Texas corporation (“Premier”). Each of First Guaranty and Premier is sometimes individually referred to herein as a “party,” and First Guaranty and Premier are collectively sometimes referred to as the “parties.”

WHEREAS, First Guaranty owns all of the issued and outstanding capital stock of First Guaranty Bank, a Louisiana-chartered commercial bank with its main office located at 400 East Thomas Street, Hammond, Louisiana 70401; and

WHEREAS, Premier owns all of the issued and outstanding common stock of Premier Delaware Bancshares, Inc., a Delaware corporation (“Premier Delaware”), which owns all of the capital stock of Synergy Bank, S.S.B. (“Synergy Bank”), a Texas chartered savings bank with its main office located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070; and

WHEREAS, the Board of Directors of each of First Guaranty and Premier (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, (i) Premier will merge with and into First Guaranty with First Guaranty as the surviving corporation (the “Merger”); (ii) following the Merger, Premier Delaware will merge with and into First Guaranty with First Guaranty as the surviving corporation (the “Subsidiary Merger”); and (iii) following the Subsidiary Merger, Synergy Bank will merge with and into First Guaranty Bank with First Guaranty Bank as the surviving institution (the “Bank Merger”); and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.   Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“ACA” shall have the meaning set forth in Section 4.12.1.

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.

“ASC” means Accounting Standards Codification.

“ASTM” shall have the meaning set forth in Section 6.3.2.

“AU” means Accounting Unit.

“Average Closing Price” means the average of the closing prices of First Guaranty Common Stock as reported on the NASDAQ Global Market for the 20 consecutive Trading Days ending on the fifth Business Day immediately before the Closing.

“Bank Merger” means the merger of Synergy Bank with and into First Guaranty Bank with First Guaranty Bank as the surviving entity. The Bank Merger shall follow the Subsidiary Merger.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Synergy Bank and First Guaranty Bank.

“Bank Merger Effective Time” means the time that the Articles of Merger evidencing shareholder approval of the Bank Merger is filed with the Louisiana Office of Financial Institutions or such other time as set forth in the Articles of Merger or as determined in accordance with applicable law.

“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the FDIC, the OFI, the Texas Department and the FRB.

“Baxter” shall have the meaning set forth in Section 4.13.

“Benefits Schedule” shall have the meaning set forth in Section 4.12.14.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“BOLI” shall have the meaning set forth in Section 4.12.15.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Business Day(s)” means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which First Guaranty Bank or Synergy Bank is authorized or obligated by applicable law or executive order to close.

“Certificate” shall mean a certificate or book entry evidencing shares of Premier Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.3.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Control” and the correlative terms “Controlling” and “Controlled” means with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of at least 10% of voting securities, by contract or otherwise.

“Costs” shall have the meaning set forth in Section 7.7.3.

“Dissenting Shares” means any share of Premier Common Stock held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the TBOC.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.5.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Clear Trust LLC, or such other bank or trust company or other agent designated by First Guaranty, and reasonably acceptable to Premier, which shall act as agent for First Guaranty in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall mean that number of shares of First Guaranty Common Stock rounded to the nearest one thousandth (1/1,000) as shall be obtained by dividing (i) the Gross Consideration divided by the total number of Premier Common Stock outstanding as of the Business Day immediately prior to the Closing, multiplied by 50%, by (ii) the Average Closing Price.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean a Federal Home Loan Bank.

“First Guaranty” shall mean First Guaranty Bancshares, Inc., a Louisiana corporation, with its principal executive offices located at 400 East Thomas Street, Hammond, Louisiana 70401.

“First Guaranty Bank” shall mean First Guaranty Bank, a Louisiana chartered commercial bank, with its principal offices located at 400 East Thomas Street, Hammond, Louisiana 70401.

“First Guaranty Bank Common Stock” shall have the meaning set forth in Section 5.2.2.

“First Guaranty Common Stock” shall mean the common stock, par value $1.00 per share, of First Guaranty.

”First Guaranty Disclosure Schedule” shall mean the collective written disclosure schedules delivered by First Guaranty to Premier pursuant to this Agreement.

”First Guaranty ESOP” shall mean the First Guaranty Bank Employee Stock Ownership Plan.

“First Guaranty Financial Statements” shall mean the (i) the audited consolidated balance sheets (including related notes and schedules) of First Guaranty as of December 31, 2015 and 2014 and the consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of First Guaranty for each of the three years ended December 31, 2015, 2014 and 2013, as set forth in First Guaranty’s annual report for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of First Guaranty as of the end of each calendar quarter following December 31, 2015, and for the periods then ended, as filed by First Guaranty in its Securities Documents.

“First Guaranty Fee” shall have the meaning set forth in Section 11.2.2(C).

“First Guaranty Preferred Stock” shall have the meaning set forth in Section 5.2.1.

“First Guaranty Regulatory Reports” means the Call Reports of First Guaranty Bank and accompanying schedules as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2016, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date.

“First Guaranty Reports” shall have the meaning set forth in Section 5.5.5.

“First Guaranty Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by First Guaranty.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Gross Consideration” shall mean (i) the Premier Book Value as of December 31, 2016 as reflected on the audited financial statements of Premier for the year ended December 31, 2016 plus (ii) $1.5 million.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.3.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” of Premier means the actual Knowledge of any of the officers or directors of Premier listed on Premier Disclosure Schedule 1.1 and “Knowledge” of First Guaranty means the actual Knowledge of any of the officers or directors of First Guaranty listed on First Guaranty Disclosure Schedule 1.1. Use in this Agreement of the words “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“LA Banking Law” means the Louisiana Banking Law, as amended.

“LBCA” means the Louisiana Business Corporation Act, as amended.

“Material Adverse Effect” shall mean, with respect to First Guaranty or Premier, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the financial condition, results of operations or business of First Guaranty and its Subsidiaries taken as a whole, or Premier and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either First Guaranty, on the one hand, or Premier, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental agencies that do not have a materially disproportionate impact on such party, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of the Premier Subsidiaries or First Guaranty Subsidiaries, as applicable) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“Maximum Cyber Amount” shall have the meaning set forth in Section 7.7.2.

“Merger” shall mean the merger of Premier with and into First Guaranty, with First Guaranty as the surviving entity pursuant to the terms hereof.

“Merger Consideration” shall have the meaning set forth in Section 3.1.2.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of First Guaranty Common Stock to be offered to holders of Premier Common Stock in connection with the Merger.

“Nasdaq” means the Nasdaq Stock Market.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“OFI” shall mean the Louisiana Office of Financial Institutions.

“Option Consideration” shall have the meaning set forth in Section 3.4.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; “foreclosed real estate”; or “real estate acquired for debts previously contracted.”

“Participation Facility” means any facility in which Premier or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“Per Share Cash Consideration” shall mean the Gross Consideration divided by the total number of Premier Common Stock outstanding as of the Business Day immediately prior to the Closing, multiplied by 50%.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.2.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall have the meaning set forth in Section 6.3.2.

“Phase II” shall have the meaning set forth in Section 6.3.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Premier” shall mean Premier Bancshares, Inc., a Texas corporation, with its principal executive offices located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070.

“Premier Book Value” shall mean Premier’s stockholders’ equity as determined in accordance with GAAP as of December 31, 2016.

”Premier Common Stock” shall mean the common shares, par value $1.00 per share, of Premier.

“Premier Compensation and Benefits Plans” shall have the meaning set forth in Section 4.12.1 hereof.

“Premier Delaware” shall mean Premier Delaware Bancshares, Inc., a Delaware corporation, with its principal executive offices located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070.

“Premier Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Premier to First Guaranty pursuant to this Agreement.

“Premier ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.

“Premier ERISA Affiliate Plan” shall have the meaning set forth in Section 4.12.3.

“Premier Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of Premier as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of Premier for each of the three years ended December 31, 2015, 2014 and 2013, and (ii) the unaudited interim consolidated financial statements of Premier as of the end of each calendar quarter following December 31, 2015 and for the periods then ended.

“Premier 401(k) Plan” shall mean The Synergy Bank Employees’ 401(k) Plan.

“Premier IT Systems” shall have the meaning set forth in Section 4.23.2.

“Premier Preferred Stock” shall mean the preferred shares, no par value, of Premier.

“Premier PTO Policy” shall have the meaning set forth in Section 6.12.2.

“Premier Recommendation” shall have the meaning set forth in Section 8.1.1.

“Premier Regulatory Reports” means the Call Reports of Synergy Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2016, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date.

“Premier Representatives” shall have the meaning set forth in Section 6.10.1.

“Premier Stock Options” shall have the meaning set forth in Section 3.5.

“Premier Stock Option Plan” means the Premier Bancshares, Inc. 2010 Stock Option Plan.

“Premier Stockholder Approval” shall have the meaning set forth in Section 4.3.1.

“Premier Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Premier Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“Premier Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Premier.

“Premier Termination Fee” shall have the meaning set forth in Section 11.2.2(F).

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Sections 4.12.3 and 5.11.3.

“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.5.6.

“SBA” shall mean the United States Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, prospectus, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect more than 50% of the board of directors or other persons performing similar functions, are owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries.

“Subsidiary Merger” means the merger of Premier Delaware with and into First Guaranty with First Guaranty as the surviving entity. The Subsidiary Merger shall follow the Merger.

“Subsidiary Merger Agreement” shall mean the Agreement and Plan of Merger by and between Premier Delaware and First Guaranty.

“Subsidiary Merger Effective Time” means the time that the Articles of Merger and the Certificate of Merger evidencing shareholder approval of the Subsidiary Merger is filed with the Louisiana Secretary of State and Delaware Secretary of State, respectively, or such other time as set forth in the Articles of Merger and Certificate of Merger or as determined in accordance with applicable law.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.

“Synergy Bank” shall mean Synergy Bank, SSB, a Texas chartered savings bank, with its principal offices located at 8951 Synergy Drive, Suite 100, McKinney, Texas 75070.

“Synergy Bank Common Stock” shall have the meaning set forth in Section 4.2.2.

“Termination Date” shall mean September 30, 2017, unless extended by the mutual agreement of the parties.

“TBOC” means the Texas Business Organizations Code.

“Texas Department” means the Texas Department of Banking.

“Trading Days” means the days on which the NASDAQ Stock Market LLC is open for trading.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Willful Breach” shall have the meaning set forth in Section 11.2.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.   Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Premier shall merge with and into First Guaranty, with First Guaranty as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 400 East Thomas Street, Hammond, Louisiana 70401; and (b) the separate existence of Premier shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Premier shall be vested in and assumed by First Guaranty. As part of the Merger, each share of Premier Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.   Closing; Effective Time.

The closing of the Merger (the “Closing”) shall occur on the date determined by First Guaranty, in consultation with and upon no less than two (2) Business Days prior written notice to Premier, but in no event later than the close of business on the tenth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties. The Merger shall become effective at such time the Articles of Merger and the Certificate of Merger are filed with the Louisiana Secretary of State and the Texas Secretary of State, respectively, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the LBCA and the Certificate of Merger in accordance with the TBOC (the date and time the Merger becomes effective being the “Effective Time”).

2.3.   Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of First Guaranty as in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

2.4.   Directors and Officers of Surviving Company.

The directors of First Guaranty immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company. Until changed in accordance with the articles of incorporation and bylaws of the Surviving Company, the officers of First Guaranty immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

2.5.   Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither First Guaranty, Premier nor any of their Subsidiaries or affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. First Guaranty and Premier each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.5 and 9.3.5, which certificates shall be effective as of the date of such opinions.

2.6.   Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time, First Guaranty shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 9.2.5 and 9.3.5; (ii) the consideration to be paid to the holders of Premier Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.7.   Additional Actions.

If, at any time after the Effective Time, First Guaranty shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in First Guaranty its right, title or interest in, to or under any of the rights, properties or assets of Premier, Premier Delaware or Synergy Bank, or (ii) otherwise carry out the purposes of this Agreement, Premier, Premier Delaware, Synergy Bank and their officers and directors shall be deemed to have granted to First Guaranty and First Guaranty Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in First Guaranty or First Guaranty Bank its right, title or interest in, to or under any of the rights, properties or assets of Premier, Premier Delaware, Synergy Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of First Guaranty and First Guaranty Bank are authorized in the name of Premier, Premier Delaware, Synergy Bank or otherwise to take any and all such action.

2.8.   Subsidiary Merger

Immediately following the Effective Time of the Merger, Premier Delaware and First Guaranty will execute the Subsidiary Merger Agreement. Subject to the terms and conditions of the Subsidiary Merger Agreement, and in accordance with federal and state law, Premier Delaware will merge with and into First Guaranty, and First Guaranty shall be the surviving corporation. The Subsidiary Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Subsidiary Merger shall be consummated.

2.9.   Bank Merger.

Immediately following the Effective Time of the Subsidiary Merger, Synergy Bank and First Guaranty Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Synergy Bank will merge with and into First Guaranty Bank, and First Guaranty Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Subsidiary Merger, at which time the Bank Merger shall be consummated.

ARTICLE III
CONVERSION OF SHARES

3.1.   Conversion of Premier Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of First Guaranty, Premier or the holders of any of the shares of Premier Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.   Each share of First Guaranty Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.   All shares of Premier Common Stock held in the treasury of Premier and each share of Premier Common Stock owned by First Guaranty or any direct or indirect wholly owned Subsidiary of First Guaranty or of Premier immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

Each share of Premier Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive, (i) an amount in cash, without interest, equal to the Per Share Cash Consideration; and (ii) that number of shares of First Guaranty Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) (collectively, the “Merger Consideration”). It is the express intention of the parties that the total consideration to be paid by First Guaranty pursuant to this Agreement for the Premier Common Stock, by the application of the various definitions relating to Gross Consideration, will be comprised of fifty percent (50%) First Guaranty Common Stock and fifty percent (50%) cash.

3.1.3.   After the Effective Time, shares of Premier Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of dissenting stockholders in the case of Dissenting Shares.

3.1.4.   In the event First Guaranty changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of First Guaranty Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding First Guaranty Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to First Guaranty Common Stock if First Guaranty issues additional shares of First Guaranty Common Stock and receives fair market value consideration for such shares.

3.1.5.   Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding share of Premier Common Stock that seeks relief as a dissenting stockholder under Sections 10.351 through 10.368 of the TBOC shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Sections 10.351 through 10.368 of the TBOC. Premier shall (i) give First Guaranty prompt notice upon receipt by Premier of any such demands for payment of the fair value of such shares of Premier Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Sections 10.351 through 10.368 of the TBOC, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

3.1.6.   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Guaranty Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Guaranty Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of First Guaranty. In lieu of the issuance of any such fractional share, First Guaranty shall pay to each former holder of Premier Common Stock who otherwise would be entitled to receive a fractional share of First Guaranty Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of First Guaranty Common Stock as reported on the Nasdaq for the ten (10) consecutive Trading Days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Premier Common Stock owned by a Premier stockholder shall be combined so as to calculate the maximum number of whole shares of First Guaranty Common Stock issuable to such Premier stockholder.

3.2.   Procedures for Exchange of Premier Common Stock.

3.2.1.   First Guaranty to Make Merger Consideration Available. On or before the Closing Date, First Guaranty shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Premier Common Stock, for exchange in accordance with this Section 3.2, certificates representing the shares of First Guaranty Common Stock, or at First Guaranty’ option, evidence of shares in book entry form sufficient to pay the aggregate Per Share Stock Consideration, and an aggregate amount of cash sufficient to pay the aggregate Per Share Cash Consideration payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of Premier Common Stock) (such cash and certificates for shares of First Guaranty Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2.   Exchange of Certificates. First Guaranty shall take all steps necessary to cause the Exchange Agent, within five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Premier Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of Premier) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of Premier Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Per Share Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3.   Rights of Holders of Certificates after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Premier Common Stock shall have no rights, after the Effective Time, with respect to such Premier Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement and as to Dissenting Shares such rights as provided under the TBOC. No dividends or other distributions declared after the Effective Time with respect to First Guaranty Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of First Guaranty Common Stock represented by such Certificate.

3.2.4.   Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5.   Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Premier of the Premier Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6.   Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, First Guaranty shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to First Guaranty (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither First Guaranty nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7.   Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8.   Withholding. First Guaranty or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Premier Common Stock such amounts as First Guaranty or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by First Guaranty or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Premier Common Stock in respect of whom such deduction and withholding were made by First Guaranty or the Exchange Agent.

3.3.   Reservation of Shares.

First Guaranty shall reserve for issuance a sufficient number of shares of the First Guaranty Common Stock for the purpose of issuing shares of First Guaranty Common Stock to the Premier stockholders in accordance with this Article III.

3.4.   Treatment of Premier Stock Options.

At the Effective Time, each outstanding and unexercised Premier Stock Option will vest in full and then cease to represent an option to purchase shares of Premier Common Stock and will be converted automatically into the right to receive a cash payment from First Guaranty (or at the request of First Guaranty, by Premier) equal to the product of (i) the difference (if positive) between (A) the Per Share Cash Consideration divided by fifty percent (50%), minus (B) the exercise price per share of such Premier Stock Option, multiplied by (ii) the number of shares of Premier Common Stock subject to said Premier Stock Option (the “Option Consideration”). In the event that the exercise price of the Premier Stock Option is greater than or equal to the Per Share Cash Consideration divided by fifty percent (50%), then the holders thereof shall not be entitled to receive the Option Consideration, and at the Effective Time such Premier Stock Option shall be canceled without any payment made in exchange therefor. The Option Consideration shall be treated as compensation and shall be payable net of any applicable federal and state income and employment withholding taxes. Subject to the foregoing, the Premier Stock Option Plan, including all underlying awards, and all Premier Stock Options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, Premier shall take all actions necessary to give the effect to such transactions, including without limitation, taking such actions as are reasonably necessary or required under the Premier Stock Option Plan to terminate the Premier Stock Options as of the Effective Time and shall make commercially reasonable efforts to obtain written consent from each option holder to the cancellation of the Premier Stock Options in exchange for the Option Consideration, if applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PREMIER

Premier represents and warrants to First Guaranty that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Premier Disclosure Schedule delivered by Premier to First Guaranty on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. Premier has made a good faith effort to ensure that the disclosure on each schedule of the Premier Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Premier Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.1.   Organization.

4.1.1.   Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly registered as a bank holding company under the BHCA. Premier has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Premier.

4.1.2.   Premier Delaware is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Premier Delaware has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Premier Delaware.

4.1.3.   Synergy Bank is a Texas chartered savings bank duly organized, validly existing and in good standing under the laws of the State of Texas. The deposits of Synergy Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Synergy Bank is a member in good standing of the FHLB of Dallas and owns the requisite amount of stock therein. The location of the principal office and each branch office of Synergy Bank is set forth in Premier Disclosure Schedule 4.1.3.

4.1.4.   Premier Disclosure Schedule 4.1.4 sets forth each Premier Subsidiary. Each Premier Subsidiary (other than Premier Delaware and Synergy Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the Premier Subsidiaries listed on Premier Disclosure Schedule 4.1.4, Premier does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Premier or any Premier Subsidiary, equity interests held by any Premier Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Premier or its Subsidiaries.

4.1.5.   The respective minute books of Premier and each other Premier Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.1.6.   Prior to the date of this Agreement, Premier has made available to First Guaranty true and correct copies of the articles of incorporation or certificate of incorporation and bylaws of Premier and each other Premier Subsidiary.

4.2.   Capitalization.

4.2.1.   The authorized capital stock of Premier consists of six million (6,000,000) shares of Premier Common Stock, par value $1.00 per share, and one million and five hundred thousand (1,500,000) shares of Premier Preferred Stock. There are three million three hundred and twenty-four thousand nine hundred eighty (3,324,980) shares of Premier Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of Premier Preferred Stock outstanding. There are no shares of Premier Common Stock held by Premier as treasury stock. Except as set forth in Premier Disclosure Schedule 4.2.1, neither Premier nor any Premier Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Premier Common Stock, or any other security of Premier or any securities representing the right to vote, purchase or otherwise receive any shares of Premier Common Stock or any other security of Premier, other than shares issuable under the Premier Stock Option Plan.

4.2.2.   The authorized capital stock of Premier Delaware consists of one thousand (1,000) shares of Premier Delaware common stock, par value $1.00 per share (“Premier Delaware Common Stock”), and no shares of Premier Delaware preferred stock. There are one thousand (1,000) shares of Premier Delaware Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued and outstanding shares of Premier Delaware Common Stock are owned by Premier free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. None of Premier, Premier Delaware or any Premier Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Premier Delaware Common Stock, or any other security of Premier Delaware or any securities representing the right to vote, purchase or otherwise receive any shares of Premier Delaware Common Stock or any other security of Premier Delaware.

4.2.3.   The authorized capital stock of Synergy Bank consists of five hundred thousand (500,000) shares of common stock, par value $8.00 per share (“Synergy Bank Common Stock”). All of the issued and outstanding shares of Synergy Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Premier Delaware free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Premier, Premier Delaware or Synergy Bank own all of the outstanding shares of capital stock of each Premier Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.2.4.   Except for the Premier Subsidiaries and as set forth in Premier Disclosure Schedule 4.2.4, Premier does not possess, directly or indirectly, any material equity interest in any corporate entity, except for FHLB stock, permissible equity interests held in the investment portfolios of Premier or any Premier Subsidiary, equity interests held by any Premier Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Premier or its Subsidiaries.

4.2.5.   Except as set forth on Premier Disclosure Schedule 4.2.5, to Premier’s Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Premier Common Stock, except for equity interests held in the investment portfolios of Premier or any Premier Subsidiary, equity interests held by any Premier Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Premier or its Subsidiaries.

4.2.6.   Set forth in Premier Disclosure Schedule 4.2.6 is a true, correct and complete list of all outstanding bonds, debentures, notes, trust preferred securities or other similar obligations that Premier or any Premier Subsidiary has issued. Except as set forth on Premier Disclosure Schedule 4.2.6, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Premier’s stockholders may vote has been issued by Premier and are outstanding. All outstanding bonds, debentures, notes, trust preferred securities or other similar obligations of Premier or any Premier Subsidiary were issued in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them.

4.2.7.   Premier Disclosure Schedule 4.2.7 sets forth each Premier Stock Option as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, the exercise price and the expiration date.

4.3.   Authority; No Violation.

4.3.1.   Premier has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Premier’s stockholders (the “Premier Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Premier and the completion by Premier of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Premier, and no other corporate proceedings on the part of Premier, other than the Premier Stockholder Approval, are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Premier, and subject to Premier Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by First Guaranty, constitutes the valid and binding obligation of Premier, enforceable against Premier in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.3.2.   Subject to the receipt of the Regulatory Approvals and compliance by First Guaranty and Premier with any conditions contained therein, and Premier Stockholder Approval,

(A)	the execution and delivery of this Agreement by Premier,
(B)	the consummation of the transactions contemplated hereby, and
(C)	compliance by Premier with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of incorporation or bylaws of Premier or any Premier Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Premier or any Premier Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Premier or any Premier Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Premier and the Premier Subsidiaries taken as a whole.

4.3.3.   The Premier Stockholder Approval is the only vote of holders of any class of Premier’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.3.4.   The board of directors of Premier, by resolution duly adopted by the requisite vote of the entire board of directors as required by the TBOC at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Premier and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of Premier approve this Agreement and directed that such matter be submitted for consideration by the Premier stockholders at the Premier Stockholders Meeting.

4.4.   Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein other than a Burdensome Condition, (ii) the filing with the SEC of the Merger Registration Statement (including the Proxy Statement-Prospectus) and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of First Guaranty Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Guaranty Common Stock pursuant to this Agreement, and (v) the Premier Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Premier, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Premier, and the completion by

Premier of the Merger. To the Knowledge of Premier, no fact or circumstance exists, including any possible other transaction pending or under consideration by Premier or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Texas Department or the OFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the LA Banking Law, Texas Finance Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.5.   Financial Statements; Reports.

4.5.1.   Premier has previously made available to First Guaranty the Premier Financial Statements. The Premier Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Premier and the Premier Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.5.2.   At the date of each balance sheet included in the Premier Financial Statements, Premier did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Premier Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.5.3.   Except as disclosed in Premier Disclosure Schedule 4.5.3, Premier and each Premier Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2011 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The Premier Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.5.4.   The records, systems, controls, data and information of Premier, Premier Delaware and Synergy Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Premier, Premier Delaware or Synergy Bank or accountants (including all means of access thereto and therefrom). Premier, Premier Delaware and Synergy Bank have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances: (i) that the assets of Premier, Premier Delaware and Synergy Bank are properly recorded; and (ii) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. No reportable conditions or material weaknesses (each as defined in AU 325 of the AICPA Professional Standards) have been discovered in connection with the audits of the Premier Financial Statements by Premier’s certified public accountants.

4.5.5.   Except as disclosed in Premier Disclosure Schedule 4.5.5, since January 1, 2012, to the Knowledge of Premier (A) neither Premier nor any Premier Subsidiary nor any director, officer, employee, auditor, accountant or representative of Premier or any Premier Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Premier or any Premier Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Premier or any Premier Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Premier or any Premier Subsidiary, whether or not employed by Premier or any Premier Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.6.   Taxes.

Premier and the Premier Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2012, Premier and each Premier Subsidiary has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to Premier and each Premier Subsidiary, taking into account any extensions (all such returns, to the Knowledge of Premier, being complete and correct in all material respects) and has duly paid, or made provisions for, on or prior to the date of this Agreement, and will duly pay, or make provisions for, on or prior to the Closing Date, the payment of all federal, state and local taxes that have been incurred by or are due, or claimed to be due, from Premier and any Premier Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Premier has received no notice of, and to the Knowledge of Premier, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Premier or any Premier Subsidiary, and no claim has been made by any authority in a jurisdiction where Premier or any Premier Subsidiary does not file tax returns that Premier or any such Premier Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Premier Disclosure Schedule 4.6, Premier and the Premier Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Premier and each Premier Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Premier and each Premier Subsidiary, to the Knowledge of Premier, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2011, through and including the date of this Agreement, neither Premier nor any Premier Subsidiary has made any material election for federal or state income tax purposes.

4.7.   No Material Adverse Effect.

Premier and the Premier Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Premier and the Premier Subsidiaries, taken as a whole.

4.8.   Material Contracts; Leases; Defaults.

4.8.1.   Except as set forth in Premier Disclosure Schedule 4.8.1, neither Premier nor any Premier Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by Premier or any Premier Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of Premier or any Premier Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Premier or any Premier Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB of Dallas advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to First Guaranty or any First Guaranty Subsidiary; (iv) any other agreement, written or, to Premier’s Knowledge, oral, that obligates Premier or any Premier Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Premier or any Premier Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.8.2.   Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in Premier Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Premier nor any Premier Subsidiary is in default in any material respect under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.8.3.   True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 have been made available to First Guaranty on or before the date hereof, are listed on Premier Disclosure Schedules 4.8.1 and 4.8.2 and are in full force and effect on the date hereof. Except as set forth in Premier Disclosure Schedule 4.8.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which Premier or any Premier Subsidiary is a party or under which Premier or any Premier Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause or for good reason and continue to accrue future benefits thereunder. Except as set forth in Premier Disclosure Schedule 4.8.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Premier or any Premier Subsidiary or upon the occurrence of a subsequent event; or (y) requires Premier or any Premier Subsidiary to provide a benefit in the form of Premier Common Stock or determined by reference to the value of Premier Common Stock.

4.8.4.   Except as set forth in Premier Disclosure Schedule 4.8.4, since December 31, 2015, through and including the date of this Agreement, neither Premier nor any Premier Subsidiary has (i) made any material change in the credit policies or procedures of Premier or any Premier Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (iv) changed any accounting methods, principles or practices of Premier or any Premier Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy; or (v) established or increased the benefits payable under any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan.

4.9.   Ownership of Property; Insurance Coverage.

4.9.1.   Premier and each Premier Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Premier or each Premier Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Premier Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Dallas, inter-bank credit facilities, reverse repurchase agreements or any transaction by Premier or a Premier Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Premier and each Premier Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Premier and the Premier Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.9.2.   With respect to all material agreements pursuant to which Premier or any Premier Subsidiary has purchased securities subject to an agreement to resell, if any, Premier or such Premier Subsidiary, as the case may be, has a lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.9.3.   Premier and each Premier Subsidiary currently maintain insurance considered by Premier to be reasonable for their respective operations. Neither Premier nor any Premier Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Premier or any Premier Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last five years Premier and each Premier Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. Premier Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by Premier and each Premier Subsidiary as well as the other matters required to be disclosed under this Section 4.9.3.

4.10.   Legal Proceedings.

Except as set forth on Premier Disclosure Schedule 4.10, neither Premier nor any Premier Subsidiary is a party to any, and there are no pending or, to the Knowledge of Premier, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Premier or any Premier Subsidiary, (ii) to which Premier or any Premier Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Premier to perform under this Agreement.

4.11.   Compliance With Applicable Law.

4.11.1.   To the Knowledge of Premier, each of Premier and each Premier Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Premier nor any Premier Subsidiary has received any written notice to the contrary. The Board of Directors of Synergy Bank has adopted and Synergy Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.11.2.   Each of Premier and each Premier Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Premier, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.11.3.   Except as set forth in Premier Disclosure Schedule 4.11.3, for the period beginning January 1, 2012, neither Premier nor any Premier Subsidiary has received any written notification or, to the Knowledge of Premier, any other communication from any Bank Regulator: (i) asserting that Premier or any Premier Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Premier or any Premier Subsidiary; (iii) requiring or threatening to require Premier or any Premier Subsidiary, or indicating that Premier or any Premier Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Premier or any Premier Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of Premier or any Premier Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Premier nor any Premier Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Premier as to compliance with the CRA is “Satisfactory” or better.

4.11.4.   As of the date of this Agreement, (i) Synergy Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC as amended from time to time, and (ii) Synergy Bank has no reason to believe that it will not be so “well capitalized” immediately prior to the Effective Time.

4.12.   Employee Benefit Plans.

4.12.1   Premier Disclosure Schedule 4.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements (including paid time-off policies) maintained by Premier or any Premier Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Premier Compensation and Benefit Plans”). Neither Premier nor any Premier Subsidiary has any commitment to create any additional Premier Compensation and Benefit Plan or to materially modify, change or renew any existing Premier Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. Premier has made available to First Guaranty true and correct copies of the Premier Compensation and Benefit Plans.

4.12.2   Each Premier Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the Patient Protection Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Premier Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and Premier is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter. There is no material pending or, to the Knowledge of Premier, threatened action, suit or claim relating to any of the Premier Compensation and Benefit Plans (other than routine claims for benefits). Neither Premier nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Premier Compensation and Benefit Plan that would reasonably be expected to subject Premier or any of Premier Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.12.3   Neither Premier nor any entity which is considered one employer with Premier under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Premier ERISA Affiliate”) (such plan hereinafter referred to as a “Premier ERISA Affiliate Plan”) currently maintains or has ever maintained a Premier Compensation and Benefit Plan which is subject to Section 412 of the Code or Title IV of ERISA. Neither Premier nor any Premier ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.12.4   All material contributions required to be made under the terms of any Premier Compensation and Benefit Plan or Premier ERISA Affiliate Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on Premier’s consolidated financial statements to the extent required by and in accordance with GAAP. Premier and any Premier Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Premier Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

4.12.5   Neither Premier nor any Premier Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Premier Compensation and Benefit

Plan, other than benefits mandated by COBRA. There has been no communication to employees by Premier or any Premier Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

4.12.6   Neither Premier nor any Premier Subsidiary maintains any Premier Compensation and Benefit Plans covering employees who are not United States residents.

4.12.7   With respect to each Premier Compensation and Benefit Plan, if applicable, Premier has provided or made available to First Guaranty copies of the: (A) trust instruments and insurance contracts; (B) three most recent annual reports or IRS Form 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description and any underlying distribution election form, loan documents, independent valuation and actuarial schedules, as applicable; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) all material communications with any Governmental Entity with respect to any Premier Compensation and Benefit Plan.

4.12.8   Except as provided in Premier Disclosure Schedule 4.12.8 the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation (other than in such person’s capacity as a shareholder), (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Premier Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Premier Compensation and Benefit Plan.

4.12.9   Except as provided in Premier Disclosure Schedule 4.12.9, Premier Compensation and Benefit Plans that are deferred compensation plans, programs or arrangements (within the meaning of Section 409A of the Code) have been in compliance (both written and operational) with Section 409A of the Code and IRS regulations and guidance thereunder. All stock options and stock appreciation rights granted by Premier to any current or former employee, director or other provider have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.12.10   Except as provided in Premier Disclosure Schedule 4.12.10, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of Premier or any Premier Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.12.11   Except for the Premier Stock Options, which are set forth in Premier Disclosure Schedule 4.2.7, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the Premier Compensation and Benefit Plans or otherwise as of the date hereof.

4.12.12   Premier Disclosure Schedule 4.12.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $100,000 or greater, of Synergy Bank or Premier, their title and rate of salary, and their date of hire.

4.12.13   Since December 31, 2011, through and including the date of this Agreement, except as set forth in the Premier Disclosure Schedule 4.12.13, neither Premier nor any Premier Subsidiary has, except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2011 (which amounts have been previously made available to First Guaranty), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Premier Disclosure Schedule 4.12.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

4.12.14   Premier Disclosure Schedule 4.12.14 includes a schedule of all termination benefits and related payments that would be payable to the individuals identified thereon, under any and all employment agreements, special termination agreements, change in control agreements, severance arrangements or policies, supplemental executive retirement plans, deferred bonus plans, deferred compensation plans, salary continuation plans, or any material compensation arrangement, or other pension benefit or welfare benefit plan maintained by Premier or any Premier Subsidiary for the benefit of officers, employee or directors of Premier or any Premier Subsidiary (the “Benefits Schedule”), assuming their employment or service is terminated without cause as of June 30, 2017 and the Closing Date occurs on such date and based on the other assumptions specified in such schedule. No other individuals are entitled to benefits under any such plans.

4.12.15   Premier has obtained written consent for each employee or director on whose behalf bank-owned life insurance or key-man life insurance (“BOLI”) has been purchased. Premier has purchased such BOLI in compliance with applicable law. Premier Disclosure Schedule 4.12.15 provides: (i) each employee or director with BOLI; and (ii) the annual premium payments and the expiration dates associated with such BOLI policies.

4.13.   Brokers, Finders and Financial Advisors.

Neither Premier nor any Premier Subsidiary, nor any Premier Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Baxter Fentriss & Company (“Baxter”), a copy of which is attached in Premier Disclosure Schedule 4.13.

4.14.   Environmental Matters.

4.14.1.   With respect to Premier and each Premier Subsidiary, except as set forth on Premier Disclosure Schedule 4.14.1:

(A)	To the Knowledge of Premier, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Premier or any Premier Subsidiary. To the Knowledge of Premier, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Premier or any Premier Subsidiary by reason of any Environmental Laws. Neither Premier nor any Premier Subsidiary during the past five (5) years has received any written notice from any Person or Governmental Entity that Premier or any Premier Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Premier or any Premier Subsidiary;
(B)	There is no suit, written claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of Premier threatened, before any court, governmental agency or other forum against Premier or any Premier Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Premier or any Premier Subsidiary (including Participation Facilities and Other Real Estate Owned); and
(C)	To the Knowledge of Premier, (i) there are no underground storage tanks on, in or under any properties owned or operated by Premier or any Premier Subsidiary (including Participation Facilities and Other

Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by Premier or any Premier Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D)	To Premier’s Knowledge, the properties currently owned or operated by Premier or any Premier Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.15.   Loan Portfolio and Investment Securities.

4.15.1.   The allowance for loan losses reflected in the Premier Financial Statements as of September 30, 2016 was, and the allowance for loan losses reflected in the Premier Regulatory Reports for periods ending after September 30, 2016 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.15.2.   Premier Disclosure Schedule 4.15.2 sets forth a listing, as of November 30, 2016, by account, of: (i) all current loan commitments of Premier or any Premier Subsidiary, including the material terms of such commitment, (ii) each borrower which has notified Premier or any Premier Subsidiary during three years preceding the date of this Agreement, or has asserted against Premier or any Premier Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Premier, each borrower which has given Premier or any Premier Subsidiary any oral notification of, or orally asserted to or against Premier or any Premier Subsidiary, any such claim; (iii) all loans, (A) that are contractually past due 30 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by Premier and any Premier Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of Premier, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, a specific reserve allocation exists in connection therewith, or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (iv) all assets classified by Premier or any Premier Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.15.3.   All loans receivable (including discounts) and accrued interest entered on the books of Premier and the Premier Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Premier’s or the appropriate Premier Subsidiary’s respective business. Premier has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of Premier and the Premier Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Premier or the appropriate Premier Subsidiary free and clear of any liens.

4.15.4.   The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.15.5.   Premier and each Premier Subsidiary have good and marketable title to all securities owned by them, except for those securities sold under repurchase agreements, security deposits, borrowings of federal funds or borrowings from the FRB or an FHLB or held in any fiduciary or agency capacity, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Premier or a Premier Subsidiary. Such securities are valued on the books of Premier in accordance with GAAP in all material respects. Premier and each Premier Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which Premier believes are prudent and reasonable.

4.16.   Other Documents.

Premier has made available to First Guaranty copies of (i) its annual reports to stockholders for the years ended December 31, 2015, 2014 and 2013, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2016, 2015 and 2014.

4.17.   Related Party Transactions.

Except as set forth in Premier Disclosure Schedule 4.17, neither Premier nor any Premier Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Premier or any Premier Subsidiary. Except as described in Premier’s Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Premier or any Premier Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to Premier’s loan modification policy that is applicable to all Persons. Neither Premier nor any Premier Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Premier is inappropriate.

4.18.   Deposits.

Except as set forth in Premier Disclosure Schedule 4.18, none of the deposits of Premier is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19.   Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Texas, including the provisions of the TBOC applicable to Premier. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which Premier or any Subsidiary is a party or is otherwise bound.

The affirmative vote of two-thirds of the issued and outstanding shares of Premier Common Stock is required to approve this Agreement and the Merger under the TBOC and Premier’s articles of incorporation.

4.20.   Registration Obligations.

Neither Premier nor any Premier Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act. Additionally, Premier (i) does not have shares registered under the Exchange Act; (ii) does not have reporting requirements under Sections 13 or 15(d) of the Exchange Act; or (iii) is not registered pursuant to the Investment Company Act of 1940.

4.21.   Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Premier’s own account, or for the account of one or more of Premier’s Subsidiaries or their customers (all of which are set forth in Premier Disclosure Schedule 4.21), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Premier and each Premier Subsidiary, with counterparties believed to be financially responsible at the time; and to Premier’s and each Premier Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Premier or such Premier Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Premier nor any Premier Subsidiary, nor, to the Knowledge of Premier, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.22.   Opinion of Financial Advisor.

The Premier Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of Baxter to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the Premier Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23.   Intellectual Property and Information Technology.

4.23.1.   To Premier’s Knowledge, Premier and each Premier Subsidiary owns or possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without any future payment obligation, and neither Premier nor any Premier Subsidiary has received any notice of infringement with respect thereto that asserts the rights of others. Premier and each Premier Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Premier, the conduct of the business of Premier and each Premier Subsidiary as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23.2.   All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Premier or any Subsidiary (collectively, “Premier IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Premier IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business as currently conducted. Neither Premier nor any Subsidiary has experienced within the past five (5) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Premier IT Systems. Premier and any Subsidiary has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

4.24.   Trust Accounts.

Premier and any Premier Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Premier nor any Premier Subsidiary, nor, to the Knowledge of Premier, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

4.25.   Labor Matters.

There is no labor or collective bargaining agreement to which Premier or any Subsidiary is a party. To the Knowledge of Premier, there is no union organizing effort pending or to the Knowledge of Premier, threatened against Premier or any Subsidiary. Since December 31, 2011, and through and including the date of this Agreement, there has been no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Premier, threatened against Premier or any Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Premier, threatened against Premier or any Subsidiary (other than routine employee grievances that are not related to union employees). Premier and any Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.26.   Premier Information Supplied

The information relating to Premier and any Subsidiary to be contained in the Proxy Statement-Prospectus, or in any other document filed with a Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF FIRST GUARANTY

First Guaranty represents and warrants to Premier that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the First Guaranty Disclosure Schedule delivered by First Guaranty to Premier on the date hereof. First Guaranty has made a good faith effort to ensure that the disclosure on each schedule of the First Guaranty Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the First Guaranty Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. Documents are made available by First Guaranty to Premier if such documents are available on the website of the SEC through EDGAR.

5.1.   Organization.

5.1.1.   First Guaranty is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, and is duly registered as a bank holding company under the BHCA. First Guaranty has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on First Guaranty.

5.1.2.   First Guaranty Bank is a Louisiana chartered commercial bank duly organized and validly existing under the laws of the State of Louisiana. The deposits of First Guaranty Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Guaranty Bank is a member in good standing of the FHLB of Dallas and owns the requisite amount of stock therein.

5.1.3.   First Guaranty Disclosure Schedule 5.1.3 sets forth each First Guaranty Subsidiary.

5.1.4.   Prior to the date of this Agreement, First Guaranty has made available to Premier true and correct copies of the articles of incorporation and bylaws of First Guaranty and First Guaranty Bank.

5.2.   Capitalization.

5.2.1.   The authorized capital stock of First Guaranty consists of one hundred million and six hundred thousand (100,600,000) shares of First Guaranty Common Stock, $1.00 par value, of which 7,609,194 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and one hundred thousand (100,000) shares of preferred stock, $1,000 par value (“First Guaranty Preferred Stock”), none of which are outstanding. Neither First Guaranty nor First Guaranty Bank has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of First Guaranty Common Stock, or any other security of First Guaranty or any securities representing the right to vote, purchase or otherwise receive any shares of First Guaranty Common Stock or any other security of First Guaranty other than senior long-term debt and junior subordinated debentures issued by First Guaranty.

5.2.2.   The authorized capital stock of First Guaranty Bank consists solely of one hundred million (100,000,000) shares of common stock, par value $1.00 per share and six hundred thousand (600,000) shares of common stock, par value $5.00 per share (“First Guaranty Bank Common Stock”) and one hundred thousand (100,000) shares of preferred stock, $1,000 par value per share (“First Guaranty Bank Preferred Stock”). Except as disclosed on First Guaranty Disclosure Schedule 5.2.2, all of the issued and outstanding shares of First Guaranty Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by First Guaranty free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

5.2.3.   No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which First Guaranty’s stockholders may vote has been issued by First Guaranty and are outstanding.

5.3.   Authority; No Violation.

5.3.1.   First Guaranty has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by First Guaranty and the completion by First Guaranty of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of First Guaranty, and no other corporate proceedings on the part of First Guaranty are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by First Guaranty, and subject to Premier Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Premier, constitutes the valid and binding obligation of First Guaranty, enforceable against First Guaranty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.3.2.   Subject to the receipt of the Regulatory Approvals, and compliance by Premier and First Guaranty with any conditions contained therein,

(A)	the execution and delivery of this Agreement by First Guaranty,
(B)	the consummation of the transactions contemplated hereby, and
(C)	compliance by First Guaranty with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of First Guaranty or First Guaranty Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Guaranty or First Guaranty Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of First Guaranty or First Guaranty Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on First Guaranty and First Guaranty Bank taken as a whole.

5.4.   Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein other than a Burdensome Condition, (ii) the filing with the SEC of the Merger Registration Statement (including the Proxy Statement-Prospectus) and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of First Guaranty Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Guaranty Common Stock pursuant to this Agreement, and (v) the Premier Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of First Guaranty, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by First Guaranty and the completion of the Merger. To the Knowledge of First Guaranty, no fact or circumstance exists, including any possible other transaction pending or under consideration by First Guaranty or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the Texas Department or the OFI, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the LA Banking Law, Texas Financial Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.5.   Financial Statements; Reports.

5.5.1.   First Guaranty has previously made available to Premier the First Guaranty Financial Statements. The First Guaranty Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of First Guaranty and the First Guaranty Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.5.2.   At the date of each balance sheet included in the First Guaranty Financial Statements, First Guaranty did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such First Guaranty Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.5.3.   First Guaranty (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Guaranty, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Guaranty by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to First Guaranty outside auditors and the audit committee of the First Guaranty Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Guaranty’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Guaranty’s internal control over financial reporting. These disclosures (if any) were made in writing by management to First Guaranty auditors and audit committee and a copy has previously been made available to Premier.

5.5.4.   Since December 31, 2015, to the Knowledge of First Guaranty (A) neither First Guaranty nor First Guaranty Bank nor any director, officer, employee, auditor, accountant or representative of First Guaranty or First Guaranty Bank has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Guaranty or First Guaranty Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Guaranty or First Guaranty Bank has engaged in questionable accounting or auditing practices, and (B) no attorney representing First Guaranty or First Guaranty Bank, whether or not employed by First Guaranty or First Guaranty Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.5.5.   First Guaranty has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2015 (the “First Guaranty Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the First Guaranty Reports complied, and each First Guaranty Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the First

Guaranty Reports. No executive officer of First Guaranty has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of First Guaranty no enforcement action has been initiated by the SEC against First Guaranty or its officers or directors relating to disclosures contained in any First Guaranty Report.

5.5.6.   First Guaranty and First Guaranty Bank have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2015 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The First Guaranty Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.6.   Taxes.

First Guaranty and the First Guaranty Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2014, First Guaranty and First Guaranty Bank has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to First Guaranty and First Guaranty Bank, taking into account any extensions (all such returns, to the Knowledge of First Guaranty, being complete and correct in all material respects) and has duly paid, or made provisions for the payment of, on or prior to the date of this Agreement, and will duly pay or make provisions for, on or prior to the Closing Date, all material federal, state and local taxes which have been incurred by or are due or claimed to be due from First Guaranty and First Guaranty Bank by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, First Guaranty has received no notice of, and to the Knowledge of First Guaranty, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of First Guaranty or First Guaranty Bank, and no claim has been made by any authority in a jurisdiction where First Guaranty or First Guaranty Bank does not file tax returns that First Guaranty or First Guaranty Bank is subject to taxation in that jurisdiction. First Guaranty and First Guaranty Bank have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. First Guaranty and First Guaranty Bank have withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and First Guaranty and First Guaranty Bank, to the Knowledge of First Guaranty, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2015, through and including the date of this Agreement, neither First Guaranty nor First Guaranty Bank has made any material election for federal or state income tax purposes.

5.7.   No Material Adverse Effect.

First Guaranty and First Guaranty Bank, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2015 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on First Guaranty and First Guaranty Bank, taken as a whole.

5.8.   Ownership of Property; Insurance Coverage.

5.8.1.   First Guaranty and First Guaranty Bank have good and, as to real property, marketable title to all material assets and properties owned by First Guaranty or First Guaranty Bank in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the First Guaranty Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Dallas, inter-bank credit facilities, reverse repurchase agreements or any transaction by First Guaranty or First Guaranty Bank acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. First Guaranty and First Guaranty Bank, as lessee, have the right under valid and existing leases of real and personal properties used by First Guaranty and First Guaranty Bank in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.8.2.   First Guaranty and First Guaranty Bank currently maintain insurance considered by First Guaranty to be reasonable for their respective operations. Neither First Guaranty nor First Guaranty Bank has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years First Guaranty and each First Guaranty Bank have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

5.9.   Legal Proceedings.

Except as set forth in First Guaranty Disclosure Schedule 5.9, neither First Guaranty nor First Guaranty Bank is a party to any, and there are no pending or, to the Knowledge of First Guaranty, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against First Guaranty or First Guaranty Bank, (ii) to which First Guaranty or First Guaranty Bank’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of First Guaranty to perform under this Agreement.

5.10.   Compliance With Applicable Law.

5.10.1.   To the Knowledge of First Guaranty, each of First Guaranty and First Guaranty Bank are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither First Guaranty nor First Guaranty Bank has received any written notice to the contrary. The Board of Directors of First Guaranty Bank has adopted and First Guaranty Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

5.10.2.   Each of First Guaranty and First Guaranty Bank has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of First Guaranty, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3.   For the period beginning January 1, 2015, neither First Guaranty nor First Guaranty Bank has received any written notification or, to the Knowledge of First Guaranty, any other communication from any Bank Regulator: (i) asserting that First Guaranty or First Guaranty Bank is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to First Guaranty or First Guaranty Bank; (iii) requiring or threatening to require First Guaranty or First Guaranty Bank, or indicating that First Guaranty or First Guaranty Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of First Guaranty or First Guaranty Bank, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of First Guaranty or First Guaranty Bank, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither First Guaranty nor First Guaranty Bank has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to First Guaranty Bank as to compliance with the CRA is “Satisfactory.”

5.10.4.   As of the date of this Agreement, (i) First Guaranty Bank is “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC as amended from time to time, and (ii) First Guaranty Bank has no reason to believe that it will not be so “well capitalized” immediately prior to the Effective Time.

5.11.   Loan Portfolio.

The allowance for loan losses reflected in the First Guaranty Financial Statements as of September 30, 2016 was, and the allowance for loan losses reflected in the First Guaranty Financial Statements for periods ending after September 30, 2016 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

5.12.   Brokers, Finders and Financial Advisors.

Neither First Guaranty nor First Guaranty Bank, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

5.13.   First Guaranty Common Stock.

The shares of First Guaranty Common Stock to be issued pursuant to this Agreement, have been reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.14.   First Guaranty Information Supplied

The information relating to First Guaranty and First Guaranty Bank to be contained in the Proxy Statement-Prospectus, or in any other document filed with a Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
COVENANTS OF PREMIER

6.1.   Conduct of Business.

6.1.1.   Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of First Guaranty, which consent will not be unreasonably withheld, conditioned or delayed, Premier will, and it will cause each Premier Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2.   Negative Covenants. Premier agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in Premier Disclosure Schedule 6.1.2, or consented to by First Guaranty in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the Premier Subsidiaries not to:

(A)	change or waive any provision of its articles of incorporation or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;
(B)	change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding Premier Stock Options), issue any shares of

Premier Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Premier Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that (i) Premier may permit the vesting of stock options previously made under the Premier Stock Option Plan and may permit holders of Premier Stock Options to elect to tender Premier Common Stock or have Premier withhold common shares from the Premier Stock Option as payment of the exercise price and any tax withholding obligations of Premier in connection with an exercise of such Premier Stock Options, and (ii) any Premier Subsidiary may pay dividends to its parent company (as permitted under applicable law and regulations);

(C)	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) involving amounts in excess of $50,000, except as contemplated by this Agreement;
(D)	Other than the Fort Worth branch currently being constructed on Handley-Ederville Road, make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(E)	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, or grant, or take any action to cause the accelerated vesting of, any Premier Stock Option or any other type of equity award to, any of its directors, officers or employees, except (i) as may be required by applicable law, (ii) pursuant to commitments existing on the date hereof and set forth on Premier Disclosure Schedules 4.8.1 and 4.12.1, (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice but in no event greater than 3% from the prior year, and (iv) the payment of bonuses for the year ending December 31, 2016, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice. Neither Premier nor any Premier Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, except that Premier may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;
(F)	enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(G)	merge or consolidate Premier or any Premier Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Premier or any Premier Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Premier, or any Premier Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender by any Premier Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;
(H)	sell or otherwise dispose of the capital stock of Premier or sell or otherwise dispose of any asset of Premier or of any Premier Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Dallas, subject any asset of Premier or of any

Premier Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)	take any action that would result in any of the representations and warranties of Premier set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;
(J)	change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating Premier;
(K)	except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Premier or any Premier Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
(L)	purchase any equity securities or BOLI, or purchase any security for its investment portfolio inconsistent with Premier’s or any Premier Subsidiary’s current investment policy and in excess of $100,000 in par or book value other than investments in FHLB stock required under applicable law or regulations;
(M)	except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the Premier Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to a loan relationship that exceeds $250,000 or any loan that exceeds $100,000 and is not real estate secured or for any loan relationship that exists as of the date hereof increase such existing balance by more than 10% of such balance, but in no event may such increase exceed $50,000, provided that First Guaranty shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if First Guaranty does not object to any such proposed loan within three (3) Business Days of receipt by First Guaranty of a request by Premier to exceed such limit along with all financial or other data that First Guaranty may reasonably request in order to evaluate such loan;
(N)	enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that First Guaranty shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if First Guaranty does not object to any such proposed renewal, extension or modification within five Business Days of receipt by First Guaranty of a request by Premier to renew, extend or modify such a transaction along with all financial or other data that First Guaranty may reasonably request in order to evaluate the same;
(O)	enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(P)	except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;
(Q)	make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

(R)	except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Premier Compensation and Benefit Plan;
(S)	except as set forth in Premier Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof;
(T)	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);
(U)	sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate or (ii) SBA guaranteed loans, in each case that are consistent with past practice) unless First Guaranty Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;
(V)	undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by Premier of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;
(W)	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, or with regard to a settlement exceeding $50,000 individually or $100,000 in the aggregate, where such settlement is fully covered by insurance, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
(X)	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern in violation of Environmental Laws;
(Y)	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with First Guaranty and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of First Guaranty (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of First Guaranty (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(Z)	take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or
(AA)	agree to do any of the foregoing.

6.2.   Current Information.

6.2.1.   During the period from the date of this Agreement to the Effective Time, Premier will cause one or more of its representatives to confer with representatives of First Guaranty and report the general status of its ongoing operations at such times as First Guaranty may reasonably request. Premier will promptly notify First Guaranty of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Premier or any Premier Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2.   Premier and First Guaranty shall meet on a regular basis to discuss and plan for the conversion of Premier’s data processing and related electronic informational systems to those used by First Guaranty Bank, which planning shall include, but not be limited to, discussion of the possible termination by Premier of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Premier in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Premier shall not be obligated to take any such action prior to the Effective Time and, unless Premier otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Premier takes, at the request of First Guaranty Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, First Guaranty Bank shall pay any such fees, expenses and charges directly to such third parties, and shall indemnify Premier for the costs of taking any action to facilitate the conversion process.

6.2.3.   Premier shall provide First Guaranty, substantially contemporaneously with the delivery to the Board of Directors of Premier of the materials for the monthly board meeting (other than materials which Premier is not required to make available to First Guaranty pursuant to Sections 6.3.1 and 6.3.3 of this Agreement), a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) all loans ninety (90) days or more past due as of the end of such month, (ii) loans on nonaccrual, and (iii) OREO). On a monthly basis, Premier shall provide First Guaranty with a credit administration schedule of all loan approvals, loan payoffs, loan pay downs in excess of contractual note payments, loan charge-offs, loans thirty (30) - eighty-nine (89) days past due, loans classified as substandard, doubtful or loss, Loans identified as impaired, loans that are “troubled debt restructurings” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02,” and which schedule shall indicate the loan amount, loan type and other material features of the loan. Within 15 days after the end of each month, Premier will deliver to First Guaranty a list and description of loans originated by Premier since the prior month end.

6.2.4.   Premier shall promptly inform First Guaranty, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Premier or any Premier Subsidiary under any labor or employment law.

6.3.   Access to Properties and Records.

6.3.1.   Subject to Section 12.1 hereof, Premier shall permit First Guaranty and First Guaranty Bank reasonable access upon reasonable notice to its properties and those of the Premier Subsidiaries, and shall disclose and make available to First Guaranty and First Guaranty Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which First Guaranty or First Guaranty Bank may have a reasonable interest; provided, however, that Premier shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Premier’s reasonable judgment, would interfere with the normal conduct of Premier’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to First Guaranty is prohibited by law or regulation. Premier shall provide and shall request its auditors to provide First Guaranty with such historical financial information regarding it (and related audit reports and consents) as First Guaranty may reasonably request for Securities Law disclosure purposes. First Guaranty and First Guaranty Bank shall use commercially reasonable efforts to minimize any interference with Premier’s regular business operations during any such access to Premier’s property, books and records.

6.3.2.   Premier shall permit First Guaranty, at First Guaranty’ expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other properties owned by Premier, and, to the extent permitted by any lease governing Premier’s lease of any branch, at each branch leased by Premier, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which Premier leases the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. Premier will use its commercially reasonable efforts (at no cost to Premier) to obtain such landlord consent. Prior to performing any Phase II, First Guaranty will provide Premier with a copy of its proposed work plan and First Guaranty will cooperate in good faith with Premier to address any comments or suggestions made by Premier regarding the work plan. First Guaranty and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Premier’s operation of its business, and First Guaranty shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. First Guaranty shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by First Guaranty.

6.3.3.   Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall First Guaranty have access to any information that, based on advice of Premier’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of Premier with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by First Guaranty, Premier has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that First Guaranty shall not conduct any environmental sampling without the prior written consent of Premier, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of Premier or such Person or Persons as may be designated by Premier. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4.   Financial and Other Statements.

6.4.1.   Promptly upon receipt thereof, Premier will furnish to First Guaranty copies of each annual, interim or special internal or external audit of the books of Premier and each Premier Subsidiary made by Premier, its independent auditors or other auditors, and copies of all internal control reports submitted to Premier by auditors in connection with each annual, interim or special internal or external audit of the books of Premier and the Premier Subsidiaries made by its auditors.

6.4.2.   Premier will furnish to First Guaranty copies of all documents, statements and reports as it or any Premier Subsidiary shall send to its stockholders, the FDIC, the Texas Department, or any other Governmental Entity or Bank Regulator, except as legally prohibited thereby.

6.4.3.   Premier will advise First Guaranty promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of Premier or any Premier Subsidiary.

6.4.4.   With reasonable promptness, Premier will furnish to First Guaranty such additional financial data that Premier possesses and as First Guaranty may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.   Maintenance of Insurance.

Premier shall maintain, and cause the Premier Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6.   Disclosure Supplements.

From time to time prior to the Effective Time, Premier will promptly supplement or amend the Premier Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Premier Disclosure Schedule or which is necessary to correct any information in such Premier Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Premier Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.   Consents and Approvals of Third Parties.

Premier shall use all commercially reasonable efforts, and shall cause each Premier Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Premier shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8.   All Reasonable Efforts.

Subject to the terms and conditions herein provided, Premier agrees to use, and agrees to cause each Premier Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.   Failure to Fulfill Conditions.

In the event that Premier determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify First Guaranty.

6.10.   No Solicitation.

6.10.1.   Premier shall not, and shall cause the Premier Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Premier Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than First Guaranty) any information or data with respect to Premier or any of the Premier Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Premier is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Premier or any Premier Representative, whether or not such Representative is so authorized and whether or not such Premier Representative is purporting to act on behalf of Premier or otherwise, shall be deemed to be a breach of this Agreement by Premier. Premier and Premier Subsidiaries shall, and shall cause each of the Premier Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from First Guaranty), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction, involving Premier or any of the Premier Subsidiaries and representing, in the aggregate, twenty-five percent (25%) or more of the assets of Premier and the Premier Subsidiaries on a consolidated basis; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Premier or any of the Premier Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Premier and the Premier Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the total voting power of Premier or any of the Premier Subsidiaries in the election of directors; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the total voting power of Premier or any of the Premier Subsidiaries in the election of directors; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.   Notwithstanding Section 6.10.1, Premier may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) Premier has received a bona fide unsolicited written Acquisition Proposal prior to the Premier Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the Premier Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) Premier has provided First Guaranty with at least two (2) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Premier or any of the Premier Subsidiaries or otherwise relating to an Acquisition Proposal, Premier receives from such Person a confidentiality agreement with terms no less favorable to Premier than those contained in the Confidentiality Agreement dated November 18, 2016 with First Guaranty. Premier shall promptly provide to First Guaranty any non-public information regarding Premier or the Premier Subsidiaries provided to any other Person that was not previously provided to First Guaranty, such additional information to be provided no later than forty-eight (48) hours from provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Premier Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of at least fifty percent (50%) of the issued and outstanding shares of Premier Common Stock or all, or substantially all, of the assets of Premier and the Premier Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Premier Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Premier Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, the percentage of the outstanding Premier Common Stock proposed to be acquired, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Premier Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that, for the purposes of the definition of Superior Proposal, the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be fifty percent (50%).

6.10.3.   Premier shall promptly (and in any event within forty-eight (48) hours) notify First Guaranty in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Premier or any Premier Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). Premier agrees that it shall keep First Guaranty informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.   Subject to Section 6.10.5, neither the Premier Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to First Guaranty in connection with the transactions contemplated by this Agreement (including the Merger), the Premier Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the Premier Stockholders Meeting or otherwise, inconsistent with the Premier Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Premier Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Premier or any of the Premier Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (B) requiring Premier to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5.   Notwithstanding Section 6.10.4, at any time prior to the approval of the Merger at the Premier Stockholders Meeting, the Premier Board of Directors may approve or recommend to the stockholders of Premier a Superior Proposal and withdraw, qualify or modify the Premier Recommendation in connection therewith (an “Premier Subsequent Determination”) after the third (3rd) Business Day following First Guaranty’s receipt of a notice (the “Notice of Superior Proposal”) from Premier advising First Guaranty that the Premier Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that Premier shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Premier proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Premier Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to Premier’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by First Guaranty since its receipt of such Notice of Superior Proposal (provided, however, that First Guaranty shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Premier Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Premier Recommendation or the making of a Premier Subsequent Determination by the Premier Board of Directors shall not change the approval of the Premier Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger.

6.11.   Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), Premier shall permit representatives of First Guaranty or First Guaranty Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that Premier shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Premier or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of First Guaranty or First Guaranty Bank, or (ii) that Premier would not be required to disclose under Section 6.3.3 hereof.

6.12.   Certain Premier Employee Benefit Plans.

6.12.1   Premier shall take all necessary actions to terminate the Premier 401(k) Plan immediately prior to the Effective Time. In connection with the termination of the Premier 401(k) Plan, Premier or First Guaranty following the Effective Time, shall use their best efforts to seek a favorable determination letter from the IRS on the termination of the Premier 401(k) Plan. As soon as administratively practicable following the receipt of such favorable determination letter, the account balances of all participants and beneficiaries in the Premier 401(k) Plan shall either be distributed to the participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct in accordance with the requirements of the Code and ERISA. Notwithstanding the foregoing, Continuing Employees may elect to roll over their Premier 401(k) Plan accounts (excluding loans) into any tax-qualified retirement plan of First Guaranty that accepts eligible rollover distributions. Premier shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.1.

6.12.2   Premier shall terminate any Premier paid time off and/or vacation policy (“Premier PTO Policy”) as provided in Premier Disclosure Schedule 4.12.1 immediately prior to the Effective Time. Any paid time off accrued or earned under the Premier PTO Policy by any employee of Premier or Premier Subsidiary who does not become a Continuing Employee as of the Effective Time shall be paid by Premier immediately prior to the Effective Time, to the extent such payment is required under the Premier PTO Policy. Premier shall adopt the necessary amendment(s) and board resolution(s) to effect the provisions of this Section 6.12.2.

6.12.3   Premier shall terminate the Premier Stock Option Plan, including all underlying award agreements, as of the Effective Time.

ARTICLE VII
COVENANTS OF FIRST GUARANTY

7.1.   Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of Premier, which consent will not be unreasonably withheld, conditioned or delayed, First Guaranty will, and it will cause First Guaranty Bank to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.   Disclosure Supplements.

From time to time prior to the Effective Time, First Guaranty will promptly supplement or amend the First Guaranty Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such First Guaranty Disclosure Schedule or which is necessary to correct any information in such First Guaranty Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such First Guaranty Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3.   Consents and Approvals of Third Parties.

First Guaranty shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.   All Reasonable Efforts.

Subject to the terms and conditions herein provided, First Guaranty agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. First Guaranty shall not, and shall not permit First Guaranty Bank to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.5.   Failure to Fulfill Conditions.

In the event that First Guaranty determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Premier.

7.6.   Employee Benefits.

7.6.1   Except as otherwise provided in this Agreement, First Guaranty will review all the Premier Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans after the Effective Time. In the event that any Premier Compensation and Benefit Plan is frozen or terminated by First Guaranty, First Guaranty will use best efforts so that former employees of Premier who become employees of First Guaranty or First Guaranty Bank after the Effective Time (“Continuing Employees”) who were participants in such plan will become eligible to participate in any benefit plan of First Guaranty of similar character (to extent that one exists, other than any First Guaranty non-qualified deferred compensation plan, employment agreement, change in control agreement or equity incentive plan or other similar-type of arrangement). Continuing Employees who become participants in a benefit plan of First Guaranty shall, for purposes of determining eligibility for and any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of Premier or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall be given under the First Guaranty ESOP only for purposes of determining eligibility to participate in such plan and not for vesting purposes. This Agreement shall not be construed to limit the ability of First Guaranty or First Guaranty Bank to terminate the employment of any Premier or Premier Subsidiary employee or to review any Premier Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2   In the event of any termination of any Premier health plan or consolidation of any such plan with any First Guaranty or First Guaranty Bank health plan, First Guaranty shall make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to First Guaranty employees. Unless a Continuing Employee affirmatively terminates coverage under a Premier health plan prior to the time that such Continuing Employee becomes eligible to participate in the First Guaranty health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Premier health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of First Guaranty and their dependents. In the event of a termination or consolidation of any Premier health plan, terminated Premier employees and qualified beneficiaries will have the right to continued coverage under group health plans of First Guaranty in accordance with COBRA.

7.6.3   First Guaranty agrees to take all such actions related to the Premier 401(k) Plan as stated in Section 6.12.1 of this Agreement.

7.7.   Directors and Officers Indemnification and Insurance; Cyber Security Insurance.

7.7.1.   First Guaranty shall maintain, or shall cause First Guaranty Bank to maintain, in effect for six (6) years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by Premier (provided, that First Guaranty may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Guaranty be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than two hundred twenty-five percent (225%) of the annual cost currently expended by Premier with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, First Guaranty shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, Premier agrees in order for First Guaranty to fulfill its agreement to provide directors and officers liability insurance policies for six (6) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2.   First Guaranty shall maintain, or shall cause First Guaranty Bank to maintain, in effect for three (3) years following the Effective Time, the current cyber security insurance policies maintained by Premier (provided, that First Guaranty may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall First Guaranty be required to expend pursuant to this Section 7.7.2, in the aggregate for such policy or policies, more than two hundred fifty percent (250%) of the annual cost currently expended by Premier with respect to such insurance (the “Maximum Cyber Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Cyber Amount, First Guaranty shall maintain the most advantageous policies of cyber security insurance obtainable for an annual premium equal to the Maximum Cyber Amount. In connection with the foregoing, Premier agrees in order for First Guaranty to fulfill its agreement to provide cyber security liability insurance policies for three (3) years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.3.   Following the Closing Date and for a period of six (6) years thereafter, First Guaranty shall indemnify, defend and hold harmless the present directors and officers of Premier and Synergy Bank (“Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit or proceeding occurring at or prior to the Closing Date including, but not limited to, the transactions contemplated by this Agreement (“Claims”) to the fullest extent that First Guaranty is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Louisiana, First Guaranty’s Articles of Incorporation and First Guaranty’s Bylaws.

7.7.4.   The obligations of First Guaranty provided under this Section 7.7 (except Section 7.7.2) are intended to be enforceable against First Guaranty directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of First Guaranty. First Guaranty shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to First Guaranty by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7.

7.8.   Stock Listing.

First Guaranty agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the First Guaranty Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of First Guaranty Common Stock to be issued in the Merger.

7.9.   Stock and Cash Reserve.

First Guaranty agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of First Guaranty Common Stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.   Meeting of Premier Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.

8.1.1.   Premier will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Premier’s reasonable judgment, necessary or desirable (the “Premier Stockholders Meeting”). Premier agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Premier of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, Premier shall, (i) through Premier’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “Premier Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such Premier Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the Premier Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to First Guaranty and Premier.

8.1.2.   For the purposes (x) of registering First Guaranty Common Stock to be offered to holders of Premier Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the Premier Stockholders Meeting, First Guaranty shall draft and prepare, and Premier shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed by

Premier to the Premier stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). First Guaranty shall provide Premier and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of First Guaranty and Premier shall promptly notify the other party upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement-Prospectus, as the case may be, shall consult with the other party prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement-Prospectus, as the case may be, and shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand, and the SEC and its staff on the other hand. First Guaranty shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of First Guaranty and Premier shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Premier shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. First Guaranty shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Premier shall furnish all information concerning Premier and the holders of Premier Common Stock as may be reasonably requested in connection with any such action.

8.1.3.   First Guaranty shall, as soon as is practicable, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. First Guaranty will advise Premier promptly after First Guaranty receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of First Guaranty Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and First Guaranty will provide Premier with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Premier may reasonably request.

8.1.4.   Premier and First Guaranty shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Premier shall cooperate with First Guaranty in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and First Guaranty shall file an amended Merger Registration Statement with the SEC, Premier shall mail a Proxy Statement-Prospectus to Premier’s stockholders.

8.1.5.   Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement-Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties, and include in such document or response, comments reasonably and promptly proposed by the other party. First Guaranty will advise Premier, promptly after First Guaranty receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Guaranty Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement or for additional information.

8.2.   Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and First Guaranty will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof; provided, however, that in no event shall First Guaranty be required to agree to any prohibition, limitation, or other requirement that would

(a) prohibit or materially limit the ownership or operation by First Guaranty or any First Guaranty Subsidiary of all or any material portion of the business or assets of Premier or any Premier Subsidiary, (b) compel First Guaranty or any First Guaranty Subsidiary to dispose of or hold separate all or any material portion of the business or assets of Premier or any Premier Subsidiary, (c) impose a material compliance burden, penalty or obligation on First Guaranty or any First Guaranty Subsidiary resulting from noncompliance by Premier with its regulatory obligations; or (d) otherwise materially impair the value of Premier and the Premier Subsidiaries to First Guaranty and the First Guaranty Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Premier shall have the right to review, and to the extent practicable to consult with First Guaranty on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. First Guaranty shall give Premier and its counsel the opportunity to review, and to the extent practicable to consult with First Guaranty on, each filing prior to its being filed with a Bank Regulator and shall give Premier and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX
CLOSING CONDITIONS

9.1.   Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.   Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of Premier.

9.1.2.   Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.   Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

9.1.4.   Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of First Guaranty Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.   Nasdaq Listing. The shares of First Guaranty Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2.   Conditions to the Obligations of First Guaranty under this Agreement.

The obligations of First Guaranty under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.7 at or prior to the Closing Date:

9.2.1.   Representations and Warranties. Each of the representations and warranties of Premier set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and Premier shall have delivered to First Guaranty a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Premier as of the Effective Time.

9.2.2.   Agreements and Covenants. Premier shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and First Guaranty shall have received a certificate signed on behalf of Premier by the Chief Executive Officer and Chief Financial Officer of Premier to such effect dated as of the Effective Time.

9.2.3.   Permits, Authorizations, Etc. Premier and the Premier Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either Premier or First Guaranty.

9.2.4.   Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5.   Tax Opinion. First Guaranty shall have received an opinion, dated the Closing Date, of Luse Gorman, PC, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of First Guaranty and Premier, reasonably satisfactory in form and substance to such counsel.

9.2.6.   Certificates. Premier will furnish First Guaranty with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as First Guaranty may reasonably request.

9.2.7.   Limitation on Dissenters’ Rights. As of the Closing Date, the holders of no more than ten percent (10%) of Premier Common Stock that is issued and outstanding shall have taken the actions required by the TBOC to qualify their Premier Common Stock as Dissenting Shares.

9.3.   Conditions to the Obligations of Premier under this Agreement.

The obligations of Premier under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1.   Representations and Warranties. Each of the representations and warranties of First Guaranty set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date); and First Guaranty shall have delivered to Premier a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of First Guaranty as of the Effective Time.

9.3.2.   Agreements and Covenants. First Guaranty shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Premier shall have received a certificate signed on behalf of First Guaranty by the Chief Executive Officer and Chief Financial Officer of First Guaranty to such effect dated as of the Effective Time.

9.3.3.   Permits, Authorizations, Etc. First Guaranty shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on First Guaranty.

9.3.4.   Payment of Merger Consideration. First Guaranty shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Premier with a certificate evidencing such delivery.

9.3.5.   Tax Opinion. Premier shall have received an opinion, dated the Closing Date, of Jackson Kelly PLLC, Charleston, West Virginia, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of First Guaranty and Premier, reasonably satisfactory in form and substance to such counsel.

9.3.6   Certificates. First Guaranty will furnish Premier with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as Premier may reasonably request.

ARTICLE X
THE CLOSING

10.1.   Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the First Guaranty, at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. 20015 at 10:00 a.m. on the Closing Date, or at such other place or time upon which First Guaranty and Premier mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman, PC, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. 20015 at 10:00 a.m. on the day prior to the Closing Date.

10.2.   Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to First Guaranty and Premier the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, First Guaranty shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.   Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Premier:

11.1.1.   At any time by the mutual written agreement of First Guaranty and Premier;

11.1.2.   By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Premier) or Section 9.3.1 (in the case of a breach of a representation or warranty by First Guaranty);

11.1.3.   By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Premier) or Section 9.3.2 (in the case of a breach of covenant by First Guaranty);

11.1.4.   At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by First Guaranty and Premier; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.   By either party, if the stockholders of Premier shall have voted at the Premier Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6.   By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7.   By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8.   By First Guaranty, (i) if Premier shall have breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the Premier Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the Premier Stockholders Meeting that the Premier Stockholders approve and adopt this Agreement or if, after making the Premier Recommendation in the Proxy Statement-Prospectus for the Premier Stockholders Meeting, the Premier Board of Directors makes a Premier Subsequent Determination;

11.1.9.   By First Guaranty if Premier has received a Superior Proposal and the Board of Directors of Premier has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to First Guaranty; or

11.1.10.   By the Board of Directors of Premier if Premier has received a Superior Proposal and the Board of Directors of Premier has made a determination to accept such Superior Proposal.

11.1.11.   By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that the other party suffers a Material Adverse Effect.

11.2.   Effect of Termination.

11.2.1.   In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.   If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)	Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B)	In the event of a termination of this Agreement because of a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.
(C)	As a condition of First Guaranty’s willingness, and in order to induce First Guaranty to enter into this Agreement, and to reimburse First Guaranty for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Premier hereby agrees to pay First Guaranty, and First Guaranty shall be entitled to payment of, a fee of $500,000 (the “First Guaranty Fee”), within three Business Days after written demand for payment is made by First Guaranty, following the occurrence of any of the events set forth below:
(i)	Premier terminates this Agreement pursuant to Section 11.1.10 or First Guaranty terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii)	The entering into a definitive agreement by Premier relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Premier within twelve (12) months after the occurrence of any of the following: (i) the termination of the Agreement by First Guaranty pursuant to Section 11.1.2 or 11.1.3 because of a Willful Breach by Premier or any Premier Subsidiary; or (ii) the failure of the stockholders of Premier to approve this Agreement after the occurrence of an Acquisition Proposal.
(D)	The right to receive payment of the First Guaranty Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of First Guaranty against Premier and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).
(E)	First Guaranty shall be reimbursed by Premier for all fees, costs and other expenses incurred by First Guaranty in connection with enforcing its right to the First Guaranty Fee.

“Willful Breach” shall mean a material breach that is a consequence of an act undertaken by a party with the Knowledge that the taking of the act would, or under circumstances in which the party should reasonably have known would be expected to, cause a breach of this Agreement.

(F)	As an inducement for Premier to enter into this Agreement, and to reimburse Premier for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, First Guaranty agrees to pay Premier, and Premier shall be entitled to a payment of, a fee of $500,000, within three Business Days after written demand for payment is made by Premier, in the event First Guaranty unilaterally decides not to proceed with effectuating the Merger after: (i) the Agreement has been approved by the stockholders of Premier by such vote as is required under the TBOC and Premier’s articles of incorporation and bylaws, and (ii) Premier has satisfied each of the conditions set forth in Section 9.2 hereof. The fee pursuant to this Section 11.2.2(F) does not limit Premier’s remedies as provided for in Section 12.11 of this Agreement.
(G)	As an inducement for First Guaranty to enter into this Agreement, and to reimburse First Guaranty for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Premier agrees to pay First Guaranty, and First Guaranty shall be entitled to a payment of, a fee of $500,000, within three Business Days after written demand for payment is made by First Guaranty, in the event Premier unilaterally decides not to proceed with effectuating the Merger after: (i) the Agreement has been approved by the stockholders of Premier by such vote as is required under the TBOC and Premier’s articles of incorporation and bylaws, and (ii) First Guaranty has satisfied each of the conditions set forth in Section 9.3 hereof; provided, however, for the sake of clarity, First Guaranty shall not be entitled to receive, and shall not receive, both the fee pursuant to this Section 11.2.2(G) and the First Guaranty Fee, pursuant to Section 11.2.2(C). The fee pursuant to this Section 11.2.2(G) does not limit First Guaranty’s remedies as provided for in Section 12.11 of this Agreement.

11.3.   Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Premier), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Premier, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Premier’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

12.1.   Confidentiality.

Except as specifically set forth herein, First Guaranty and Premier mutually agree to be bound by the terms of the confidentiality agreement dated November 18, 2016 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2.   Public Announcements.

Premier and First Guaranty shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Premier nor First Guaranty nor First Guaranty Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.   Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.8, 3.2.2 through 3.2.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4.   Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Premier, to:	J. Douglas Sanders President and Chief Executive Officer Premier Bancshares, Inc. 2333 Gravel Drive Fort Worth, Texas 76118 Email: dsanders@synergybank.com

With required copies to:	Bruce W. McGee, Esq. Whitaker Chalk Swindle & Schwartz, PLLC 301 Commerce Street, Suite 3500 Fort Worth, Texas 76102 Fax: (817) 878-0501 Email: bmcgee@whitakerchalk.com

If to First Guaranty, to:	Alton B. Lewis, Jr. Vice Chairman of the Board, President and Chief Executive Officer First Guaranty Bancshares, Inc. 400 East Thomas Street Hammond, Louisiana 70401 Email: ablewis@fgb.net

With required copies to:	Benjamin M. Azoff, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: bazoff@luselaw.com or such other address as shall be furnished in writing by any party.

12.5.   Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III this Section 12.5 and as otherwise specifically provided in Section 7.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended and does not to confer upon any Person, other than the parties to this Agreement, any rights or remedies under this Agreement.

12.6.   Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

12.7.   Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.   Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.   Governing Law.

This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to its principles of conflicts of laws.

12.10.   Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.   Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Louisiana, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Louisiana in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Louisiana.

12.12.   Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, First Guaranty and Premier have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

First Guaranty Bancshares, Inc.

By:	/s/ Alton B. Lewis, Jr.
Alton B. Lewis, Jr.
President and Chief Executive Officer

Premier Bancshares, Inc.

By:	/s/ J. Douglas Sanders
J. Douglas Sanders
President and Chief Executive Officer

Appendix B

TEXAS BUSINESS ORGANIZATIONS CODE §§10.351 – 10.368

Chapter 10, Subchapter H

Sec. 10.351.	Applicability of Subchapter.
(a)	This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.
(b)	This subchapter applies only to a “domestic entity subject to dissenters' rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.
(c)	The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity's governing documents.
Sec. 10.352.	Definitions.

In this subchapter:

(1)	“Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters' rights who:
(A)	provides notice under Section 10.356; and
(B)	complies with the requirements for perfecting that owner's right to dissent under this subchapter.
(2)	“Responsible organization” means:
(A)	the organization responsible for:
(i)	the provision of notices under this subchapter; and
(ii)	the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;
(B)	with respect to a merger or conversion:
(i)	for matters occurring before the merger or conversion, the organization that is merging or converting; and
(ii)	for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner's ownership interest in the merger or conversion;
(C)	with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and
(D)	with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.
Sec. 10.353.	Form and Validity of Notice.
(a)	Notice required under this subchapter:
(1)	must be in writing; and
(2)	may be mailed, hand-delivered, or delivered by courier or electronic transmission.
(b)	Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354.	Rights of Dissent and Appraisal.
(a)	Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters' rights is entitled to:
(1)	dissent from:
(A)	a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;
(B)	a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;
(C)	a plan of exchange in which the ownership interest of the owner is to be acquired;
(D)	a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion;
(E)	a merger effected under Section 10.006 in which:
(i)	the owner is entitled to vote on the merger; or
(ii)	the ownership interest of the owner is converted or exchanged; or
(F)	a merger effected under Section 21.459(c) in which the shares of the shareholders are converted or exchanged; and
(2)	subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.
(b)	Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:
(1)	the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:
(A)	listed on a national securities exchange; or
(B)	held of record by at least 2,000 owners;
(2)	the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner's ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and
(3)	the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner's ownership interest any consideration other than:
(A)	ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:
(i)	listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or
(ii)	held of record by at least 2,000 owners;

(B)	cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or
(C)	any combination of the ownership interests and cash described by Paragraphs (A) and (B).
(c)	Subsection (b) shall not apply either to a domestic entity that is a subsidiary with respect to a merger under Section 10.006 or to a corporation with respect to a merger under Section 21.459(c).
Sec. 10.355.	Notice of Right of Dissent and Appraisal.
(a)	A domestic entity subject to dissenters' rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner's rights under that section if:
(1)	the action or proposed action is submitted to a vote of the owners at a meeting; or
(2)	approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.
(b)	If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters' rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.
(b-1)	If a corporation effects a merger under Section 21.459(c), the responsible organization shall notify the shareholders of that corporation who have a right to dissent to the plan of merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. Notice required under this subsection that is given to shareholders before the effective date of the merger may, but is not required to, contain a statement of the merger's effective date. If the notice is not given to the shareholders until on or after the effective date of the merger, the notice must contain a statement of the merger's effective date.
(c)	A notice required to be provided under Subsection (a), (b), or (b-1) must:
(1)	be accompanied by a copy of this subchapter; and
(2)	advise the owner of the location of the responsible organization's principal executive offices to which a notice required under Section 10.356(b)(1) or a demand under Section 10.356(b)(3), or both, may be provided.
(d)	In addition to the requirements prescribed by Subsection (c), a notice required to be provided:
(1)	under Subsection (a)(1) must accompany the notice of the meeting to consider the action;
(2)	under Subsection (a)(2) must be provided to:
(A)	each owner who consents in writing to the action before the owner delivers the written consent; and
(B)	each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect; and
(3)	under Subsection (b-1) must be provided:
(A)	if given before the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder to whom that offer is made; or
(B)	if given after the consummation of the tender or exchange offer described by Section 21.459(c)(2), to each shareholder who did not tender the shareholder's shares in that offer.
(e)	Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

(f)	If the notice given under Subsection (b-1) did not include a statement of the effective date of the merger, the responsible organization shall, not later than the 10th day after the effective date, give a second notice to the shareholders notifying them of the merger's effective date. If the second notice is given after the later of the date on which the tender or exchange offer described by Section 21.459(c)(2) is consummated or the 20th day after the date notice under Subsection (b-1) is given, then the second notice is required to be given to only those shareholders who have made a demand under Section 10.356(b)(3).
Sec. 10.356.	Procedure for Dissent by Owners As to Actions; Perfection of Right of Dissent and Appraisal.
(a)	An owner of an ownership interest of a domestic entity subject to dissenters' rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner's right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.
(b)	To perfect the owner's rights of dissent and appraisal under Section 10.354, an owner:
(1)	if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:
(A)	is addressed to the entity's president and secretary;
(B)	states that the owner's right to dissent will be exercised if the action takes effect;
(C)	provides an address to which notice of effectiveness of the action should be delivered or mailed; and
(D)	is delivered to the entity's principal executive offices before the meeting;
(2)	with respect to the ownership interest for which the rights of dissent and appraisal are sought:
(A)	must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and
(B)	may not consent to the action if the action is approved by written consent; and
(3)	must give to the responsible organization a demand in writing that:
(A)	is addressed to the president and secretary of the responsible organization;
(B)	demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;
(C)	provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;
(D)	states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and
(E)	is delivered to the responsible organization at its principal executive offices at the following time:
(i)	not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;
(ii)	not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners;
(iii)	not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006; or

(iv)	not later than the 20th day after the date the responsible organization gives to the shareholder the notice required by Section 10.355(b-1) or the date of the consummation of the tender or exchange offer described by Section 21.459(c)(2), whichever is later, if the action is a merger effected under Section 21.459(c).
(c)	An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of the owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.
(d)	Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner's failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner's rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.
(e)	If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner's right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.
Sec. 10.357.	Withdrawal of Demand for Fair Value of Ownership Interest.
(a)	An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:
(1)	payment for the ownership interest has been made under Sections 10.358 and 10.361; or
(2)	a petition has been filed under Section 10.361.
(b)	Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).
Sec. 10.358.	Response by Organization to Notice of Dissent and Demand for Fair Value by Dissenting Owner.
(a)	Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:
(1)	accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or
(2)	rejecting the demand and including in the response the requirements prescribed by Subsection (c).
(b)	If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:
(1)	endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)	signed assignments of the ownership interests if the ownership interests are uncertificated.
(c)	If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:
(1)	an estimate by the responsible organization of the fair value of the ownership interests; and
(2)	an offer to pay the amount of the estimate provided under Subdivision (1).

(d)	If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.
(e)	If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:
(1)	endorsed certificates representing the ownership interests if the ownership interests are certificated; or
(2)	signed assignments of the ownership interests if the ownership interests are uncertificated.
Sec. 10.359.	Record of Demand for Fair Value of Ownership Interest.
(a)	A responsible organization shall note in the organization's ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.
(b)	If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:
(1)	a reference to the demand; and
(2)	the name of the original dissenting owner of the ownership interest.
Sec. 10.360.	Rights of Transferee of Certain Ownership Interest.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361.	Proceeding to Determine Fair Value of Ownership Interest and Owners Entitled to Payment; Appointment of Appraisers.
(a)	If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner's ownership interests in a court in:
(1)	the county in which the organization's principal office is located in this state; or
(2)	the county in which the organization's registered office is located in this state, if the organization does not have a business office in this state.
(b)	A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).
(c)	On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d)	The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:
(1)	the responsible organization; and
(2)	each owner named on the list described by Subsection (c) at the address shown for the owner on the list.
(e)	The court shall:
(1)	determine which owners have:
(A)	perfected their rights by complying with this subchapter; and
(B)	become subsequently entitled to receive payment for the fair value of their ownership interests; and
(2)	appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).
(f)	The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.
(g)	The beneficial owner of an ownership interest subject to dissenters' rights held in a voting trust or by a nominee on the beneficial owner's behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):
(1)	the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and
(2)	the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.
Sec. 10.362.	Computation and Determination of Fair Value of Ownership Interest.
(a)	For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters' rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.
(b)	In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.
(c)	The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.
Sec. 10.363.	Powers and Duties of Appraiser; Appraisal Procedures.
(a)	An appraiser appointed under Section 10.361 has the power and authority that:
(1)	is granted by the court in the order appointing the appraiser; and
(2)	may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b)	The appraiser shall:
(1)	determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and
(2)	file with the court a report of that determination.
(c)	The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).
(d)	The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.
Sec. 10.364.	Objection to Appraisal; Hearing.
(a)	A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).
(b)	If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.
(c)	Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.
(d)	The responsible organization shall:
(1)	immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and
(2)	pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.
(e)	On payment of the judgment, the dissenting owner does not have an interest in the:
(1)	ownership interest for which the payment is made; or
(2)	responsible organization with respect to that ownership interest.
Sec. 10.365.	Court Costs; Compensation for Appraiser.
(a)	An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.
(b)	All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.
Sec. 10.366.	Status of Ownership Interest Held or Formerly Held by Dissenting Owner.
(a)	An ownership interest of an organization acquired by a responsible organization under this subchapter:
(1)	in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and
(2)	in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b)	An owner who has demanded payment for the owner's ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:
(1)	receive payment for the ownership interest under this subchapter; and
(2)	bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.
(c)	An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.
Sec. 10.367.	Rights of Owners Following Termination of Right of Dissent.
(a)	The rights of a dissenting owner terminate if:
(1)	the owner withdraws the demand under Section 10.356;
(2)	the owner's right of dissent is terminated under Section 10.356;
(3)	a petition is not filed within the period required by Section 10.361; or
(4)	after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.
(b)	On termination of the right of dissent under this section:
(1)	the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;
(2)	the owner's right to be paid the fair value of the owner's ownership interests ceases;
(3)	the owner's status as an owner of those ownership interests is restored, as if the owner's demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner's ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;
(4)	the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner's demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner's ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;
(5)	any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner's ownership interests or the other rights or entitlements of the owner under this subsection; and
(6)	the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner's payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.
Sec. 10.368.	Exclusivity of Remedy of Dissent and Appraisal.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1)	the value of the ownership interest; or
(2)	money damages to the owner with respect to the action.

Appendix C

January 30, 2017

The Board of Directors
Premier Bancshares, Inc.
8951 Synergy Drive
McKinney, Texas 75070

Dear Members of the Board:

Premier Bancshares, Inc., McKinney, Texas, (“Premier”) and First Guaranty Bancshares, Inc., Hammond, Louisiana (“First Guaranty”) have entered into an agreement providing for the acquisition of Premier and its wholly owned subsidiary Synergy Bank, S.S.B., by First Guaranty (“Acquisition”). The terms of the Acquisition are set forth in the Agreement and Plan of Merger (“Agreement”) dated January 30, 2017.

The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of Premier common stock $1.00 par value less any treasury stock, will be converted into the right to receive (a) an amount in cash, equal to the Premier book value as of December 31, 2016 as reflected on the audited financial statements of Premier plus $1.5 million (the "Gross Consideration"), divided by the total number of shares of Premier common stock outstanding (3,344,980), multiplied by 50%; and (b) that number of shares of First Guaranty common stock equal to the Gross Consideration divided by the total number of shares of Premier common stock outstanding (3,344,980), multiplied by 50% and divided by the Average Closing Price of First Guaranty common stock where the Average Closing Price means the average of the closing prices of First Guaranty common stock as reported on the NASDAQ Global Market for the 20 consecutive trading days ending on the fifth business day immediately prior to the closing date. The Gross Consideration will be comprised of 50% First Guaranty common stock and 50% cash subject to certain limitations and exemptions as defined in the Agreement, (the “Merger Consideration”). Premier’s outstanding shares of 3,344,980 include 20,000 shares from mandatorily convertible notes issued by Premier.

You have asked our opinion as to whether the Merger Consideration is fair to the respective shareholders of Premier from a financial point of view.

In rendering our opinion, we have evaluated the consolidated financial statements of Premier and First Guaranty available to us from published and nonpublished sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared Premier and First Guaranty from a financial point of view to the other financial institutions; (b) compared the terms of the Merger with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the Agreement and related documents; (d) reviewed the historical market price of Premier’s and First Guaranty’s common stock; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of Premier and First Guaranty to discuss the foregoing as well as other matters that may be relevant.

We have not independently verified the financial and other information concerning Premier or First Guaranty or other data which we have considered in our review. We have assumed the accuracy and

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completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of Premier and First Guaranty as they exist and are known to us as of January 30, 2017.

We have acted as financial advisor to Premier and in connection with the Acquisition will receive from Premier a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

No limitations were imposed by Premier’s Board of Directors upon Baxter Fentriss with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter Fentriss' written opinion is attached as Appendix C to this Proxy Statement/Prospectus and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter Fentriss. It is understood that this opinion may be included in its entirety in any communication by Premier to the shareholders of Premier. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Merger Consideration is fair to the shareholders of Premier Bancshares, Inc. from a financial point of view.

Sincerely,

Baxter Fentriss and Company

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